Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

ALLIANCE DATA SYSTEMS CORPORATION,

THE OTHER SELLERS PARTY HERETO,

PUBLICIS GROUPE S.A.,

MMS USA INVESTMENTS, INC.

and

PUBLICIS GROUPE HOLDINGS BV

Dated as of April 12, 2019

TABLE OF CONTENTS

PAGE

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.01	Defined Terms	1

ARTICLE 2

THE SALE

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

i

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARENT

ARTICLE 5

ADDITIONAL AGREEMENTS

ARTICLE 6

EMPLOYEE MATTERS COVENANTS

Section 6.12	W-2 Matters	71
Section 6.13	Treatment of International Business Employees	71
Section 6.14	Employee Communications	71
Section 6.15	No Third-Party Beneficiaries	71
Section 6.16	Certain Notifications	72

ARTICLE 7

TAX MATTERS

ARTICLE 8

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 8.01	Conditions to Obligation of Each Party to Close	81
Section 8.02	Conditions to Purchaser Parent’s and the Purchasing Entities’ Obligation to Close	81
Section 8.03	Conditions to Parent’s and the Sellers’ Obligation to Close	82
Section 8.04	Frustration of Conditions	83

ARTICLE 9

TERMINATION

Section 9.01	Termination	83
Section 9.02	Notice of Termination	85
Section 9.03	Effect of Termination	85

ARTICLE 10

GENERAL PROVISIONS

Section 10.01	Non-Survival of Representations, Warranties and Covenants; Indemnification	85
Section 10.02	Interpretation	86
Section 10.03	Headings; Definitions	87
Section 10.04	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	87

Schedules

Schedule I	Transferred Companies
Schedule II	Accounting Principles and Illustrative Working Capital
Schedule III	Section 338(h)(10) Subsidiaries
Schedule IV	Section 338(g) Subsidiaries
Schedule V	Allocation Framework

Exhibits

Exhibit A:	Form of Transition Services Agreement
Exhibit B:	Form of Extension Agreement

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of April 12, 2019, is entered into by and among Alliance Data Systems Corporation, a Delaware corporation (“Parent”), the other Sellers set forth on the signature page hereto (each of Parent and each entity listed on the signature page hereto under the heading “Other Sellers”, a “Seller”, and, collectively, the “Sellers”), Publicis Groupe S.A., a French société anonyme (“Purchaser Parent”), MMS USA Investments, Inc., a Delaware corporation, and Publicis Groupe Holdings BV, a Netherlands company (together with MMS USA Investments, Inc., the “Purchasing Entities”).

RECITALS

WHEREAS, the Sellers hold the capital stock and other equity interests of the entities listed on Schedule I hereto (each of the entities listed on Schedule I, a “Transferred Company”, and, collectively, the “Transferred Companies”);

WHEREAS, the Sellers desire to sell and transfer, and Purchaser Parent desires to, through the Purchasing Entities, purchase, all of the capital stock, shares and other equity interests of the Transferred Companies (collectively, the “Shares”), for the consideration set forth in Section 2.02, upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS; INTERPRETATION

Section 1.01  Defined Terms.  For the purposes of this Agreement, the following terms shall have the following meanings:

“Accounting Principles” has the meaning set forth in Section 2.04(c).

“Action” means any claim, action, suit, arbitration, litigation or proceeding, in each case by or before any Governmental Entity (at law or in equity) or arbitrator, whether civil, criminal, administrative, regulatory or otherwise.

“Affiliate” means, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that, from and after the Closing, (a) none of the Transferred Entities shall be considered an Affiliate of the Sellers or any of the Sellers’ Affiliates and (b) none of the Sellers or any of the Sellers’ Affiliates shall be considered an Affiliate of any Transferred Entity; provided, further, that references to Affiliates of Purchaser Parent shall mean only controlled

Affiliates of Publicis Groupe S.A. and references to Affiliates of Parent or the Sellers shall mean only controlled Affiliates of Parent.

“Agreement” has the meaning set forth in the Preamble.

“Alliance Data Marks” has the meaning set forth in Section 5.13(a).

“Allocation” has the meaning set forth in Section 7.01(f)(i).

“Allocation Framework” means the Purchase Price allocation set forth on Schedule V hereto.

“Ancillary Agreements” means the Transition Services Agreement, the Extension Agreement and the Local Share Transfer Agreement.

“Anticorruption Laws” has the meaning set forth in Section 3.08(b).

“Assumed Plan” has the meaning set forth in Section 6.01(d).

“Assumed PTO” has the meaning set forth in Section 6.06.

“Available Insurance Policies” has the meaning set forth in Section 5.14(a).

“Benefit Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) employment, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy, or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation, bonus, commission, deferred compensation, vacation benefits, medical, dental, vision, fringe benefits, life insurance, expatriate benefits, disability or sick leave benefits, employee assistance program or retirement benefits, or other employee benefits, in each case, other than (i) any plan, program or arrangement sponsored by a Governmental Entity or (ii) any Multiemployer Plan.

“Business” means the business, operations and activities of the Epsilon segment of Parent (as such segment is described in Parent’s Form 10-K for the year ended December 31, 2018) (including the audited financial statements and footnotes thereto), including Parent’s or its Subsidiaries’ provision, through such Epsilon segment, of end-to end integrated marketing solutions, including agency and consulting services, marketing technology services, data services, analytical services, traditional and digital marketing and affiliate marketing, but excluding (a) any other business conducted by Parent or its Subsidiaries, including the business, operations and activities of the LoyaltyOne and Card Services segments of Parent (as such segments are described in Parent’s Form 10-K for the year ended December 31, 2018) (including the audited financial statements and footnotes thereto) and (b) any Overhead and Shared Services.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York or Dallas, Texas are required or authorized by Law to be closed.

“Business Employee” means (a) any individual employed by the Transferred Entities, (b) any individual employed by the Parent Group that provides all or substantially all of his or her services to or for the benefit of the Business and (c) any other individual employed by the Parent Group that Parent and Purchaser Parent mutually designate as a Business Employee (any individual in this clause (c), a “Designated Employee”).

“Business Environmental Permit” means any Permit required or necessary to operate or conduct the Business or own, lease, occupy or use any real property owned, leased, operated or used by the Transferred Entities or the Business under any applicable Environmental Law.

“Business Financial Statements” has the meaning set forth in Section 3.05.

“Business Leased Real Property” has the meaning set forth in Section 3.12.

“Business Material Adverse Effect” means any event, change, circumstance, development or effect that, individually or in the aggregate with other events, changes, circumstances, developments or effects, has or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Business, taken as a whole; provided that no event, change, circumstance, development or effect resulting or arising from or in connection with any of the following matters shall be deemed, either alone or in combination, to constitute, or shall be taken into account in determining whether there has been, is continuing to be or would reasonably be expected to be, a Business Material Adverse Effect:  (a) the general conditions and trends in the industries or businesses in which any of the Transferred Entities operate, including competition in any of the geographies or product or service areas in which any of the Transferred Entities operate, (b) political, regulatory, economic, financial or capital market conditions (including (i) interest rate, exchange rate and credit market conditions and changes in monetary and trade policy and (ii) any shutdown of the United States federal government), (c) any act of civil unrest, war (whether or not declared), terrorism, cyberterrorism, military activity, sabotage, cybercrime or civil disobedience, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, (d) any conditions resulting from natural or manmade disasters or other acts of God, (e) the negotiation or execution of this Agreement or any Ancillary Agreement, the announcement of the exploration of strategic alternatives for the Business or the announcement or pendency of the Sale (in each case, including the impact thereof on the relationships, contractual or otherwise, of the Transferred Entities with customers, suppliers, partners, employees or regulators) (provided that the exception in this clause shall not apply with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement, or the announcement, pendency or consummation of the Sale) (f) compliance by the Sellers with their covenants and agreements contained in this Agreement (other than Section 5.04(a)(A) and Section 5.04(a)(B)), (g) the failure of the Business or Parent or any of its Subsidiaries (including the Transferred Entities) to meet internal or public forecasts, metrics, milestones or budgets for any period, but not, in each case, the underlying cause of such failure, unless such underlying cause would otherwise be excepted from this definition (provided that this clause (g) shall not be construed as implying that any Seller is making any representation or warranty hereunder with respect to any internal, Parent or analyst projections, forecasts, metrics, milestones or budgets), (h) any action taken or omitted from being taken by Parent or any of its Affiliates at the written request or with the written consent of Purchaser Parent, (i) the availability or cost of equity, debt or other financing to Parent, in and of itself, but not, in each case, the underlying cause of such availability or cost, unless such underlying cause would otherwise be excepted from this definition or (j) changes or prospective changes in any Laws or GAAP or other applicable accounting principles or standards or any changes or prospective changes in the interpretation or enforcement of any of the foregoing; provided, further, that in each of the case of clauses (a), (b), (c), (d) and (j) only to the extent such event, change, development or effect does not, individually or in the aggregate, have a disproportionate effect on the Business relative to other Persons or businesses in the affected geographic regions or in the industries or sectors in which the Business operates.

“Business Material Contracts” has the meaning set forth in Section 3.15(a).

“Card Services Business” has the meaning set forth in Section 5.15(d).

“Cash” means cash, cash equivalents and marketable securities with an original maturity of three months or less; provided that Cash shall (a) be reduced by issued but uncleared checks and drafts of any Transferred Entity and (b) be increased by uncleared checks and drafts deposited for the account of any Transferred Entity to the extent such amounts are, following the applicable determination time, actually received by the relevant Transferred Entities; provided, further, that any Cash held by Transferred Entities in India in excess of $8,000,000 (the “Restricted Cash”) shall be deemed to be equal to the product of (i) the Restricted Cash, multiplied by (ii) 0.8.

“CFIUS” means the Committee on Foreign Investment of the United States.

“CFIUS Approval” means a written notice from CFIUS received by either Purchaser Parent or Parent communicating that (a) CFIUS has concluded its review of the transactions contemplated by this Agreement and that (i) such transactions do not constitute a “covered transaction”, (ii) there are no unresolved national security issues with respect to such transactions, or (iii) the United States government will not take action to prevent, suspend, or require mitigation in order to approve such transactions; (b) CFIUS has concluded an investigation into the transactions contemplated by this Agreement without sending a report to the President of the United States and that (i) there are no unresolved national security concerns with respect to such transactions or (ii) the United States government will not take action to prevent, suspend or mitigate such transactions; or (c) the President of the United States has decided not to take any action to suspend, prohibit, or mitigate the transactions contemplated by this Agreement; provided, that written notice from CFIUS shall not be required if the period during which CFIUS or the President of the United States must act shall have expired without any such action being threatened, announced or taken.

“Closing” has the meaning set forth in Section 2.01.

“Closing Adjustment” has the meaning set forth in Section 2.04(b).

“Closing Cash” means the Cash of the Transferred Entities as of immediately prior to the Closing.

“Closing Date” has the meaning set forth in Section 2.03(a).

“Closing Indebtedness” means the Indebtedness of the Transferred Entities as of immediately prior to the Closing, provided that, to the extent that the guarantees of the Transferred Entities in respect of the Existing Debt Agreements are irrevocably and unconditionally released at or prior to the Closing in accordance with the terms of such Existing Debt Agreements and as contemplated by Section 2.03(b)(i)(G), such guarantees shall not be included in Closing Indebtedness.

“Closing Notice” has the meaning set forth in Section 2.04(a).

“Closing Transaction Bonuses” means the Transaction Bonuses payable to non-exempt U.S. Business Employees, which, by their terms, are payable with such U.S. Business Employees’ final paychecks on or after the Closing Date.

“Closing Transaction Expenses” means all legal, investment banking, accounting and other advisory or similar fees and expenses incurred by or on behalf of any of the Transferred Entities in connection with the transactions contemplated by this Agreement that have not been paid prior to the Closing.

“Code” means the U.S. Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between Parent and its Affiliates (including the Sellers and the Transferred Entities) and any labor union, labor organization, works council or other authorized employee representative representing Business Employees.

“Company Software” means all software owned or purported to be owned by any of the Transferred Entities.

“Competing Business” has the meaning set forth in Section 5.15(c).

“Competition Laws” means, collectively, the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, or any other United States federal or state or foreign or supranational Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade or that are designed or intended to regulate foreign investment or protect the national security or the national economy of any nation, including the DPA.

“Confidential Business Information” has the meaning set forth in Section 5.02(b).

“Confidentiality Agreement” means the confidentiality agreement, dated as of January 7, 2019, by and between Parent and Purchaser Parent.

“Continuing Employees” has the meaning set forth in Section 6.01(a).

“Contract” means any lease, contract, license, arrangement, option, instrument or other agreement, in each case that is legally binding or purports to be legally binding (excluding Permits).

“control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Controlled Group Liability” means, with respect to any Person, any Liabilities of such Person (i) under Title IV of ERISA, (ii) under Section 302 of ERISA or (iii) under Sections 412, 430 or 4971 of the Code.

“Copyleft License” means any Open Source License that requires, as a condition to the use, modification or distribution of Open Source Software licensed under such license, that any other software that is incorporated into, derived from, based on, or linked to such Open Source Software (excluding for clarity such Open Source Software in unmodified form) be licensed, distributed, or otherwise made available (a) in source code form, (b) under terms that permit reverse engineering or creation of derivative works or other modification of such software or (c) without a license fee.

“Covered Employee” has the meaning set forth in Section 5.15(a).

“Covered Executive” has the meaning set forth in Section 5.15(a).

“Covered Indebtedness” has the meaning set forth in Section 3.15(a)(xi).

“Credited Refunds” has the meaning set forth in Section 7.06(a).

“Debt Commitment Letter” has the meaning set forth in Section 10.16.

“Debt Financing” has the meaning set forth in Section 10.16.

“Debt Financing Source” has the meaning set forth in Section 10.16.

 “Designated Person” has the meaning set forth in Section 10.13(b).

“Disregarded Entities” means each Transferred Entity that is disregarded as separate from its owner for U.S. federal income tax purposes within the meaning of Treasury Regulations Section 301.7701-2(a).

“DPA” means the Defense Production Act of 1950, as amended, including the Foreign Investment and National Security Act of 2007 and the Foreign Investment Risk Review Modernization Act of 2018, and the regulations promulgated under the DPA and its amendments, 31 C.F.R. Part 800.

“Enforceability Exceptions” has the meaning set forth in Section 3.03.

“Environment” means soil, land, surface or subsurface strata, surface waters, ground waters, sediments and indoor and outdoor air.

“Environmental Condition” means the Release of a Regulated Substance into the Environment on, in, under, above or within any property.

“Environmental Laws” means any Law relating to the pollution or protection of the Environment, health and safety, or natural resources, including the Release of a Regulated Substance into the Environment.

“Environmental Liabilities” means any Liabilities under any Environmental Law or arising out of any Environmental Condition.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that, together with any Transferred Entity, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Estimated Closing Statement” has the meaning set forth in Section 2.04(a).

“Existing Debt Agreements” means, collectively, (a) the Amended and Restated Credit Agreement dated as of June 14, 2017, by and among Alliance Data Systems Corporation, as Borrower, the Guarantors party thereto, the Banks party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, as amended by that certain First Amendment dated as of June 16, 2017 and that certain Second Amendment dated as of July 5, 2018; (b) the Indenture dated as of March 14, 2017, by and among Alliance Data Systems Corporation, as Company, the Guarantors party thereto, and U.S. Bank National Association, as Trustee; (c) the Indenture, dated as of October 27, 2016, by and among Alliance Data Systems Corporation, as Issuer, the Guarantors party thereto, and Regions Bank, as Trustee; (d) the Indenture, dated as of November 19, 2015, by and among Alliance Data Systems Corporation, as Company, the Guarantors party thereto, and U.S. Bank National Association, as Trustee; and (e) the Indenture, dated as of July 29, 2014, by and among Alliance Data Systems Corporation, as Issuer, the Guarantors party thereto, and Wells Fargo Bank, N.A., as Trustee.

“Export Control Laws” has the meaning set forth in Section 3.08(c).

“Extension Agreement” means the Extension Agreement to be entered into at the Closing substantially in the form of Exhibit B hereto.

“Final Closing Statement” has the meaning set forth in Section 2.06(c).

“Fraud” means actual common law fraud, which, for the avoidance of doubt, does not include constructive or negligent fraud.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any foreign, domestic, supranational, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Holdover Contract” has the meaning set forth in Section 5.05(b).

“Holdover Contract Liabilities” has the meaning set forth in Section 5.05(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Illustrative Working Capital Statement” has the meaning set forth in Section 2.04(c).

“Income Tax” means any Tax on or measured by net income, including franchise Taxes.

“Income Tax Return” means any Tax Return in respect of Income Taxes.

“Indebtedness” means, with respect to any Person, without duplication, all liabilities or obligations (including in respect of principal, accrued interest, premiums (including make-whole premiums), penalties, breakage costs, fees, expenses or similar charges arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of the transactions contemplated hereby (including the change of control of the Transferred Entities in connection therewith)) of such Person in respect of: (a) borrowed money of such Person, whether current, short-term or long-term, secured or unsecured; (b) obligations evidenced by bonds, mortgages, indentures, notes, debentures or other similar instruments or debt securities; (c) payment obligations of such Person secured by any Lien on the assets or properties of such Person, whether or not the obligations secured thereby have been assumed; (d) letters of credit, bankers’ acceptances, performance bonds, surety bonds, bank guarantees, or similar instruments; (e) obligations under conditional sale or other title retention agreements; (f) the deferred purchase price of property, goods or services, including contingent or “earn-out” payments; (g) any capital lease obligations of such Person determined in accordance with GAAP (other than operating lease liabilities arising pursuant to ASC 842); (h) all obligations in respect of accrued, declared or accumulated and unpaid dividends or distributions; (i) any obligation under any swap, derivative, hedge, sale leaseback, or similar arrangements of such Person; (j) accrued liabilities under any gratuity or termination indemnity plan, program or fund, including pursuant to the Indian Payment of Gratuity Act, 1972; (k) accrued obligations with respect to capital expenditures; (l) an amount equal to $7,026,000, representing one-time separation costs; (m) 50% of any deferred rent obligations (calculated without giving effect to ASC 842); (n) guarantees of such Person in connection with any indebtedness or obligations of another Person of a type described in clauses (a) through (n) of this definition of “Indebtedness”, whether as obligor, guarantor or otherwise; and (o) indebtedness or obligations of another Person of a type described in clauses (a) through (n) of this definition of “Indebtedness” which are secured by a Lien on the assets of such Person (Indebtedness of the type described in the foregoing clauses (n) and (o) being referred to as “Credit Support”); provided that Indebtedness shall not include any intercompany indebtedness owing solely by one Transferred Entity to another Transferred Entity.

“Indemnified Guarantees” has the meaning set forth in Section 5.10.

“Independent Accounting Firm” has the meaning set forth in Section 2.06(c).

“Indian Non-Resident Capital Gain Tax” means any Non-Resident Capital Gain Tax imposed by India or any political subdivision thereof.

“Initial Closing Statement” has the meaning set forth in Section 2.05(a).

“Insurance Policies” means property, casualty, workers compensation and other insurance policies (including director and officer liability or similar policies) that apply to the Transferred Entities, the Business and current and former employees, officers or directors of the Business, in each case whether provided by a third party insurer, “captive” insurer, self-insured program or fronting arrangement.

“Intellectual Property” means any and all statutory or common law rights throughout the world in, arising out of, or associated with any of the following: (a) trademarks and service marks (in each case whether registered or unregistered), brand names, certification marks, collective marks, logos, slogans, symbols, trade dress and design rights, any other indicia or origin, and all registrations, renewals and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (b) Internet domain name registrations, (c) patents, patent applications, and all reissuances, continuations, divisionals, extensions, re-examinations, renewals, and related patents and patent applications; (d) trade secrets and corresponding rights in business and technical know-how or other confidential or proprietary information and materials, including inventions, designs, drawings, specifications, product configurations, prototypes, models, technical data and other similar data (including as may be included in databases), formulae, algorithms, methods, techniques, processes, procedures, customer and supplier lists, and all tangible embodiments of any of the foregoing (in any form or medium); and (e) copyrights (whether or not registered) and rights in copyrightable subject matter (including Software), including all registrations and applications in any or to any of the foregoing, (f) all renewals, extensions, restorations and reversions thereof and rights of or in any of the foregoing and (g) any equivalent rights to the foregoing in any jurisdiction.

“International Benefit Plan” means each Seller Benefit Plan that is not a U.S. Seller Benefit Plan.

“International Business Employee” means each Business Employee who is not a U.S. Business Employee.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means any and all information and communications technology and systems, including computer hardware (including network and telecommunications equipment), databases, Software, firmware, middleware, servers, networks, workstations, routers, hubs, switches, data communications lines, and all other similar information technology assets (including all associated documentation), in each case to the extent used or held for use in connection with the Business.

“Knowledge of Parent” means the actual knowledge of the Persons listed on Section 1.01(a) of the Seller Disclosure Schedule.

“Knowledge of Purchaser Parent” means the actual knowledge of the Persons listed on Section 1.01(a) of the Purchaser Parent Disclosure Schedule.

“Latest Balance Sheet” has the meaning set forth in Schedule II.

“Law” means any federal, state, local, foreign or supranational law (including common law), statute, regulation, ordinance rule, Order or decree of any Governmental Entity.

“Liability” means all obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, damages, judgments, awards or settlements in respect of any Actions or any damages, losses, claims or demands with respect to any Law.

“Liens” means all liens, pledges, charges, security interests, options to purchase, sell, license or use, restrictions on transfer or other encumbrances.

“Local Share Transfer Agreement” means a short form local share transfer agreement effecting the transfer of the Shares of Lux Epsilon, in form and substance reasonably satisfactory to Parent and Purchaser Parent; provided that the Local Share Transfer Agreement shall serve purely to effect the legal transfer of Lux Epsilon and shall not have any effect on the terms and conditions of the transactions contemplated hereby, including the allocation of assets and Liabilities as between the parties, all of which shall be determined by this Agreement, or in any way modify, amend or constitute a waiver of any provision of this Agreement or any other Ancillary Agreement.

“Losses” means all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), Liabilities, settlement payments, awards, assessments or deficiencies, regardless of whether the same arise as a result of any negligence, strict liability or other liability under any theory of Law or equity.

“LoyaltyOne Business” has the meaning set forth in Section 5.15(d).

“Lux Epsilon” means Lux Epsilon S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, with registered office at 11-13, Boulevard de la Foire, L-1528 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register under the number B232636.

“Measurement Time” has the meaning set forth in Schedule II.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Non-Resident Capital Gain Tax” means any Tax imposed by a Governmental Entity on a non-resident of the Taxing jurisdiction (whether imposed by withholding or otherwise and whether calculated by reference to transfer price, net gain, or otherwise).

“Notice of Disagreement” has the meaning set forth in Section 2.06(a).

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, and any similar license for “free,” “publicly available” or “open source” software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Open Source Software” means any software that is subject to or licensed, provided or distributed under any Open Source License.

“Order” means any order, judgment, writ, injunction, stipulation, award or decree issued by any Governmental Entity.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Overhead and Shared Services” means those corporate shared financial reporting, tax compliance, insurance program management, treasury management, accounts payable, investor relations, internal audit, travel, global mobility program management, human resources management, ethics compliance, payroll processes, information technology support, executive compensation administration and benefit plan administration services that are furnished by or on behalf of Parent or any of its Subsidiaries (other than any Transferred Entity) in the ordinary course of business consistent with past practice to both the Business and any other business of Parent or its Subsidiaries, in each case other than as may be provided pursuant to the terms of this Agreement or any of the Ancillary Agreements.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by (i) a Transferred Entity or (ii) Seller or its Affiliates and primarily related to the Business.

“Parent” has the meaning set forth in the Preamble.

“Parent Business Contract” means any Contract to which any member of the Parent Group is a party that is used primarily or exclusively in the conduct of, or entered into primarily or exclusively for the benefit of, the Business and, in each case, to which any Transferred Entity will not be a party to or bound by at the Closing, other than any Contract to the extent providing for Overhead and Shared Services or providing services that are to be provided to Purchaser Parent in accordance with the Transition Services Agreement.

“Parent Business Intellectual Property” has the meaning set forth in Section 3.16.

“Parent Combined Return” has the meaning set forth in Section 7.05.

“Parent Group” means Parent and its Subsidiaries, other than any Transferred Entity.

“Parent Group Employees” has the meaning set forth in Section 6.01.

“Parent Group Inactive Employee” has the meaning set forth in Section 6.01.

“Parent Primary Business Contract” means any Parent Business Contract that primarily (but not exclusively) relates to the Business.

“Parent’s Allocation Notice” has the meaning set forth in Section 7.01(e).

“Permits” means all licenses, permits, franchises, approvals, registrations, certificates or other similar authorizations of any Governmental Entity.

“Permitted Liens” means (a) statutory Liens of landlords and Liens of mechanics, carriers, workmen, repairmen, warehousemen, materialmen and other similar Liens imposed by Law in the ordinary course of business; (b) Liens for Taxes, assessments or other governmental charges or levies (i) that are not due or payable or (ii) that are being contested in good faith by appropriate Actions for which adequate reserves have been established on the Business Financial Statements in accordance with GAAP; (c) Liens to the extent specifically disclosed on or reflected in the Business Financial Statements; (d) defects or imperfections of title or other similar encumbrances not materially interfering with the ordinary conduct of the Business; (e) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security; (f) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (g) Liens not created by Parent or any of its Subsidiaries that affect solely the underlying fee interest of any Business Leased Real Property, including master leases or ground leases, and not materially interfering with the ordinary conduct of the Business as a whole.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity or works council.

“Personal Data” means any information that directly or indirectly identifies a natural person or that otherwise constitutes “personal data”, “personally identifiable information” or “personal information” under any Privacy Legal Requirement.

“Post-Closing Adjustment” has the meaning set forth in Section 2.07.

“Post-Closing Period” means any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Post-Closing Transaction Bonus” means any Transaction Bonus other than a Closing Transaction Bonus.

“Pre-Adjustment Cash Amount” means $4,400,000,000 in cash.

“Pre-Closing Confidentiality Agreement” means any agreement by and between Seller or any of its Affiliates (including the Transferred Entities) on the one hand, and any Person expressing an interest in acquiring all or a majority (whether by merger, sale or purchase of capital stock, sale or purchase of assets or otherwise) of the capital stock or assets of the Transferred Entities, on the other hand, with respect to the confidentiality of information received from Parent or any of its Affiliates in connection therewith.

“Pre-Closing Period” means any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Primary Jurisdiction” means the jurisdictions set forth in Section 1.01(b) of the Seller Disclosure Schedule.

“Prior Company Counsel” has the meaning set forth in Section 10.13(a).

“Privacy Legal Requirement” means, to the extent directly applicable to the Transferred Entities or, in connection with the operation of the Business, Parent or its Subsidiaries, any and all applicable Laws that pertain to Personal Data, privacy, data protection, data privacy, data security, data transfer, financial privacy, health privacy, biometric data, collection of data from children, breach notification, and consumer marketing in the European Union (including the United Kingdom), the United States of America, or elsewhere in the world, including the European Union General Data Protection Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and any amendments thereto, and the corresponding Laws of any European Union Member State; the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations and Subtitle D of the Health Information Technology for Economic and Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009; the Gramm-Leach-Bliley Act; the Federal Trade Commission Act; the CAN-SPAM Act; the Telephone Consumer Protection Act; and the Children’s Online Privacy Protection Act.

“Privacy Policies” has the meaning set forth in Section 3.17(a).

“Property Taxes” means real, personal and intangible ad valorem property Taxes.

“Purchase Price” means (a) the Pre-Adjustment Cash Amount plus (b) the Closing Adjustment, if any, pursuant to Section 2.04.

“Purchaser Indemnified Parties” has the meaning set forth in Section 10.01(b).

“Purchaser Parent” has the meaning set forth in the Preamble.

“Purchaser Parent 401(k) Plan” has the meaning set forth in Section 6.08.

“Purchaser Parent Disclosure Schedule” has the meaning set forth in Article 4.

“Purchaser Parent FSA Plan” has the meaning set forth in Section 6.09.

“Purchaser Parent Plans” has the meaning set forth in Section 6.02(b).

“Purchaser Parent Tax Indemnified Parties” has the meaning set forth in Section 7.02.

“Purchaser Parent’s Draft Allocation” has the meaning set forth in Section 7.01(f)(i).

“Purchasing Entities” has the meaning set forth in the Preamble.

“Qualifying Termination” has the meaning set forth in Section 6.04 of the Seller Disclosure Schedule.

“R&W Insurance Policy” has the meaning set forth in Section 5.08.

“Registered Intellectual Property” has the meaning set forth in Section 3.16(a).

“Regulated Substance” means any substance or material as defined or regulated by any Environmental Law on account of its hazardous or toxic properties, including gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene or any other petroleum product, any asbestos or asbestos containing materials, polychlorinated biphenyls, methane or radon or any other pollutants or contaminants.

“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal or dispersal of a Regulated Substance.

“Resolution Period” has the meaning set forth in Section 2.06(b).

“Retained Business” has the meaning set forth in Section 5.15(d).

“Sale” has the meaning set forth in Section 2.01.

“Sanctions” has the meaning set forth in Section 3.08(c).

“Scheduled Benefit Plans” has the meaning set forth in Section 3.10(a).

“SEC” means the United States Securities and Exchange Commission.

“Seconded Employee” has the meaning set forth in Section 6.01(b).

“Secondment End Date” has the meaning set forth in Section 6.01(b).

“Secondment Period” has the meaning set forth in Section 6.01(b).

“Section 338(g) Elections” has the meaning set forth in Section 7.01(d).

“Section 338(g) Forms” has the meaning set forth in Section 7.01(d).

“Section 338(g) Subsidiaries” means the Transferred Entities set forth on Schedule IV hereto.

“Section 338(h)(10) Elections” has the meaning set forth in Section 7.01(a).

“Section 338(h)(10) Forms” has the meaning set forth in Section 7.01(b).

“Section 338(h)(10) Subsidiaries” means the Transferred Entities set forth on Schedule III hereto.

“Securities Act” means the U.S. Securities Act of 1933.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller 401(k) Plan” has the meaning set forth in Section 6.08.

“Seller Benefit Plan” means each Benefit Plan that is sponsored, maintained or entered into by any member of the Parent Group or under which the Parent Group has any Liability to provide compensation or benefits to or for the benefit of any Business Employee, but excluding any Benefit Plan that constitutes a Transferred Entity Benefit Plan.

“Seller Disclosure Schedule” has the meaning set forth in Article 3.

“Seller FSA Plan” has the meaning set forth in Section 6.09.

“Seller Policies” has the meaning set forth in Section 5.14(a).

“Seller Tax Indemnified Parties” has the meaning set forth in Section 7.02.

“Service Provider” means (a) each Business Employee and (b) any current or former director, manager, individual consultant, individual independent contractor or other individual service provider (in each case, excluding any such individual engaged under a staffing agency agreement) of any Transferred Entity.

“Shares” has the meaning set forth in the Recitals.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form.

“Specific Accounting Policies” has the meaning set forth in Schedule II.

“Straddle Period” means any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsequent Loss” has the meaning set forth in Section 7.06(b).

“Subsidiary” means, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member; provided that, from and after the Closing, none of the Transferred Entities shall be considered a Subsidiary of Parent or any of the Sellers.

“Substituted Guarantees” has the meaning set forth in Section 5.10(b).

“Target Working Capital Amount” means $354,681,033.

“Tax” means any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, withholding, escheat, alternative or add-on minimum or environmental tax, and any other duty, assessment or governmental charge, together with all interest and penalties imposed with respect to such amounts.

“Tax Claim” means any claim with respect to Taxes made by any Governmental Entity that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article 7.

“Tax Proceeding” means any inquiry, claim, audit, examination, contest, litigation or other proceeding with or against any Governmental Entity with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement required to be filed with any Governmental Entity relating to Taxes, including any amendment thereof.

“Technology” means all means tangible embodiments in any and all forms, including tangible and electronic embodiments, of Intellectual Property, including documentation, works of authorship, confidential materials, invention disclosures, Software, and know-how of employees, relating to processes, methods, designs, formulae, recipes, technical information, or trade secrets.

“Third Party Consents” has the meaning set forth in Section 5.05(a).

“Transaction Bonus Payment Date” has the meaning set forth in Section 6.11.

“Transaction Bonuses” means the transaction bonuses payable pursuant to the forms of transaction bonus agreements set forth on Section 3.10(a) of the Seller Disclosure Schedule.

“Transaction Tax Treatment” has the meaning set forth in Section 7.01(e).

“Transfer Taxes” has the meaning set forth in Section 7.12.

“Transferred Company” or “Transferred Companies” has the meaning set forth in the Recitals.

“Transferred Company Permits” has the meaning set forth in Section 3.09.

“Transferred Entity” means (a) each Transferred Company and (b) each Subsidiary of a Transferred Company.

“Transferred Entity Benefit Plan” means each Benefit Plan that is sponsored, maintained or entered into by any Transferred Entity and under which any Transferred Entity has any Liability to provide compensation or benefits to or for the benefit of any current or former employee of any Transferred Entity (excluding, for the avoidance of doubt, any Seller Benefit

Plan that is sponsored or maintained by the Parent Group and in which a Transferred Entity is merely a participating employer).

“Transferred Entity Employee” has the meaning set forth in Section 6.01(a).

“Transferred Parent Group Employees” has the meaning set forth in Section 6.01(a).

“Transition Services Agreement” means the Transition Services Agreement to be entered into at the Closing substantially in the form of Exhibit A hereto.

“U.S. Business Employee” means each Business Employee who resides and is primarily employed in the United States.

“U.S. Seller Benefit Plan” means each Seller Benefit Plan that principally provides compensation or benefits to U.S. Business Employees.

“United States” means the United States of America, including any State thereof and the District of Columbia.

“WARN” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101, et seq., and any comparable foreign, state or local Law.

“Working Capital” means (a) those current assets of the Business reflected by those general ledger accounts (and only those general ledger accounts) set forth in Annex I to Schedule II under the heading “Current Assets”, as of immediately prior to the Closing, minus (b) those current liabilities of the Business reflected by those general ledger accounts (and only those general ledger accounts) set forth in Annex I to Schedule II under the heading “Current Liabilities”, as of immediately prior to the Closing, and in each case without duplication and without giving effect to the Sale, and calculated in accordance with the Accounting Principles.

ARTICLE 2

THE SALE

Section 2.01  Sale and Purchase of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Sellers shall sell, transfer, convey, assign and deliver to the applicable Purchasing Entity specified in writing by Purchaser Parent, or one or more of Purchaser Parent’s designees, and Purchaser Parent shall cause the Purchasing Entities or one or more of Purchaser Parent’s designees to purchase, accept and acquire from the Sellers, all of the Sellers’ right, title and interest in and to the Shares, in each case free and clear of all Liens (other than Liens imposed under federal, state or foreign securities laws and Liens imposed solely due to actions of Purchaser Parent or its Affiliates) (the “Sale”).

Section 2.02  Purchase Price. In consideration for the Shares, at the Closing, Purchaser Parent shall cause the Purchasing Entities (or one or more of Purchaser Parent’s designees) to pay the Purchase Price to the Sellers or one or more of Parent’s designees.  The Purchase Price shall be subject to adjustment as set forth in this Article 2.  The Purchase Price shall be allocated among the Sellers of the Transferred Companies in accordance with the Allocation Framework.

Section 2.03  Closing.  (a) The Closing shall take place (i) at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, TX 77002 at 10:00 a.m., Central time, on the date that is three Business Days after the date on which all of the conditions set forth in Article 8 (other than those conditions that by their nature are to be satisfied or waived on the Closing Date, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, or (ii) at such other place (including by the electronic exchange of documents), time or date as may be mutually agreed upon by Parent and Purchaser Parent.  The date on which the Closing occurs is the “Closing Date”.

(b)  At the Closing:

(i)  Parent or the other Sellers, as applicable, shall:

(A)  execute and deliver, or cause to be executed and delivered, as applicable, to Purchaser Parent each of the Ancillary Agreements to which any member of the Parent Group is a party;

(B)  deliver or cause to be delivered to the applicable Purchasing Entities specified in writing by Purchaser Parent or one or more of Purchaser Parent’s designees (1) certificates evidencing the Shares to the extent that such Shares are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer and (2) to the extent that such Shares are not in certificate form, stock powers duly executed in blank, shareholders’ registers evidencing transfer of the applicable Shares or such other instruments of transfer, in each case, with any required stock transfer stamps affixed thereto;

(C)  deliver to Purchaser Parent the certificate required to be delivered pursuant to Section 8.02(c);

(D)  for each Seller that (1) is a United States Person, within the meaning of Section 7701(a)(30) of the Code (or that is an entity disregarded as separate from its owner for U.S. federal income tax purposes and is owned by a United States Person), and (2) transfers pursuant to this Agreement shares of a Transferred Company that is a domestic corporation (or transfers pursuant to this Agreement a United States real property interest within the meaning of Section 897 of the Code), deliver to Purchaser Parent a duly executed certificate of non-foreign status, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445- 2(b)(2)(iv)(B);

(E)  deliver to Purchaser Parent one or more duly executed IRS Forms 8023 and such other forms, in each case, required to be delivered pursuant to Section 7.01(c);

(F)  deliver to Purchaser Parent copies of resignation letters, effective as of the Closing, executed by those directors and officers of the Transferred Entities requested by Purchaser Parent at least ten Business Days prior to the anticipated Closing Date; and

(G)  deliver to Purchaser Parent written evidence, in form and substance reasonably satisfactory to Purchaser Parent, that each guarantee (or any other form of Credit Support) issued by a Transferred Entity with respect to Indebtedness of any member of the Parent Group (including under the Existing Debt Agreements) has been or, concurrently with the Closing, will be irrevocably and unconditionally released in accordance with the terms of such Indebtedness.

(ii)	Purchaser Parent shall, or shall cause one or more of the Purchasing Entities (or one or more of Purchaser Parent’s designees) to:

(A)  execute and deliver, or cause to be executed and delivered, to the Sellers each of the Ancillary Agreements to which Purchaser Parent or any of its Subsidiaries is a party;

(B)  deliver (or cause to be delivered) to Parent (or to any Affiliate designated by Parent) on behalf of the Sellers by wire transfer, to an account or accounts designated by Parent (or by such Affiliate) prior to the Closing, immediately available funds in an aggregate amount equal to the Purchase Price;

(C)  deliver to Parent the certificate required to be delivered pursuant to Section 8.03(c); and

(D)  deliver to Parent one or more duly executed IRS Forms 8023 and such other forms, in each case, required to be delivered pursuant to Section 7.01(c).

Section 2.04  Closing Adjustment.  (a) Not less than five Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser Parent with an estimated statement of Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses, including reasonable detail supporting the calculation thereof (the “Estimated Closing Statement”), which shall be accompanied by a notice (the “Closing Notice”) signed by an authorized signatory of Parent that sets forth (i) Parent’s good faith determination of the Closing Adjustment and the Purchase Price after giving effect to the Closing Adjustment and (ii) the account or accounts to which Purchaser Parent shall cause the Purchasing Entities or one or more of Purchaser Parent’s designees to transfer the Purchase Price pursuant to Section 2.03.

(b)  The Estimated Closing Statement shall specify an amount (which may be positive or negative) (the “Closing Adjustment”) that shall be equal to (i) the estimated amount of Working Capital, less (ii) the Target Working Capital Amount, plus (iii) the estimated amount of Closing Cash, less (iv) the estimated amount of Closing Indebtedness, less (v) the estimated amount of Closing Transaction Expenses.  Parent shall use its commercially reasonable efforts to make its representatives reasonably available to Purchaser Parent and its representatives prior to the Closing following delivery of the Closing Notice to discuss its calculation of the Closing Adjustment and shall consider Purchaser Parent’s reasonable comments in good faith.

(c)  The Estimated Closing Statement shall be prepared in accordance with the accounting principles, classifications, practices, policies, bases, categorizations, management judgments and estimation methodologies set forth on Schedule II hereto (the “Accounting Principles”) and the terms of this Agreement.  For illustrative purposes, Annex I to Schedule II sets forth a calculation of the Working Capital as if the Closing had occurred on January 31, 2019 (the “Illustrative Working Capital Statement”).

(d)  Notwithstanding anything to the contrary in this Agreement, in no event will the acceptance or the use of the Estimated Closing Statement for the purposes of the Closing be deemed to constitute the agreement of Purchaser Parent to any of the estimates or amounts set forth therein, and in no way will the delivery of the Estimated Closing Statement or the consummation of the Closing be construed as a waiver by Purchaser Parent of its rights under Section 2.05.

Section 2.05  Post-Closing Statements.  (a) Within 60 days after the Closing Date, Purchaser Parent shall deliver to Parent a statement of Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses (the “Initial Closing Statement”), calculated in accordance with the Accounting Principles and the terms of this Agreement.  The Sellers will, and will use their reasonable best efforts to cause their accountants and other representatives to, cooperate with and assist Purchaser Parent in connection with the preparation of the Initial Closing Statement, including by providing to Purchaser Parent reasonable access upon reasonable notice to their books, records and work papers and making available upon reasonable notice personnel to the extent reasonably required.

(b)  Following the Closing through the date that the Final Closing Statement becomes final and binding, the Sellers and their representatives will be permitted to review Purchaser Parent’s and the Transferred Entities’ books, records and work papers relating to the Initial Closing Statement.  Purchaser Parent will, and will use its reasonable best efforts to cause its accountants and other representatives to, reasonably cooperate with and assist the Sellers in the conduct of such review, including by providing to Parent and its representatives reasonable access upon reasonable notice to such books, records and work papers and making available upon reasonable notice personnel to the extent reasonably required.

Section 2.06  Reconciliation of Post-Closing Statements.  (a) Parent shall notify Purchaser Parent in writing no later than 45 days after Parent’s receipt of the Initial Closing Statement if Parent disagrees with any aspect of the Initial Closing Statement, which notice shall describe the basis for such disagreement and set forth the specific adjustments to Purchaser Parent’s calculation that Parent believes in good faith should be made (the “Notice of Disagreement”).

(b)  During the 30 days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Parent and Purchaser Parent shall seek in good faith to resolve any disagreements that they may have with respect to the matters specified in the Notice of Disagreement.

(c)  If, at the end of the Resolution Period, Parent and Purchaser Parent have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Disagreement, Parent and Purchaser Parent shall submit any matters that remain in dispute with respect to the Notice of Disagreement to (i) KPMG, or in the event that KPMG is unable or unwilling to serve in the capacity as the Independent Accounting Firm, another independent certified public accounting firm in the United States of national reputation mutually acceptable to Parent and Purchaser Parent or (ii) if Parent or Purchaser Parent are unable to agree upon another such firm within ten Business Days after the end of the Resolution Period, then within an additional ten Business Days, Parent and Purchaser Parent shall each select one such firm and those two firms shall, within ten Business Days after their selection, select a third such firm that has no material ongoing relationship with Purchaser Parent or Parent (such firm selected in accordance with clauses (i) or (ii), as applicable, the “Independent Accounting Firm”).  Neither Parent nor Purchaser Parent shall, and each shall use its reasonable best efforts to cause its respective accountants and other representatives not to, engage in any ex parte communications (whether written or oral) with the Independent Accounting Firm in respect of the disputed matters.  In resolving any disputed matter, the Independent Accounting Firm shall base its determination solely on written submissions of Parent and Purchaser Parent and the terms and conditions of the Agreement (and not by independent review).  Within 30 days after the Independent Accounting Firm’s selection (or such longer period as the Independent Accounting Firm may reasonably require), the Independent Accounting Firm shall make a final determination in accordance with the Accounting Principles and the terms of this Agreement, which, absent fraud or manifest error, shall be binding on the parties to this Agreement, of the appropriate amount of each of the items in the Initial Closing Statement that remain in dispute as indicated in the Notice of Disagreement that Parent and Purchaser Parent have submitted to the Independent Accounting Firm.  With respect to each disputed item, such determination, if not in accordance with the position of either Parent or Purchaser Parent, shall not be in excess of the higher, or less than the lower, of the amounts advocated by Parent in the Notice of Disagreement or by Purchaser Parent in the Initial Closing Statement with respect to such disputed line item.  The statement of Working Capital, Closing Cash, Closing Indebtedness and Closing Transaction Expenses that is final and binding on the parties, as determined either through agreement of the parties pursuant to Section 2.06(a) or Section 2.06(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.06(c), is referred to as the “Final Closing Statement”.

(d)  All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm and any enforcement of the determination thereof shall be borne by Parent and Purchaser Parent in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative amounts in dispute and shall be determined by the Independent Accounting Firm at the time its final determination is rendered.  During the review by the Independent Accounting Firm, Purchaser Parent and the Sellers shall, and shall use reasonable best efforts to cause their respective accountants to, each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.06(c); provided that the accountants of Sellers or Purchaser Parent shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures.  The Independent Accounting Firm shall be acting as an expert, not as an arbitrator, in resolving the disputed matters under the Notice of Disagreement.

Section 2.07  Post-Closing Adjustment.  The “Post-Closing Adjustment” shall be equal to (a) the sum of (i) Working Capital, plus (ii) Closing Cash, less (iii) the Closing Indebtedness and less (iv) the Closing Transaction Expenses as set forth in the Final Closing Statement less (b) the sum of (i) Working Capital plus (ii) Closing Cash, less (iii) the Closing Indebtedness and less (iv) the Closing Transaction Expenses as set forth in the Estimated Closing Statement.  If the Post-Closing Adjustment is a positive amount and such amount exceeds $3,000,000, then Purchaser Parent shall cause the Purchasing Entities or one or more of Purchaser Parent’s designees to pay or cause to be paid in cash to Parent (or one or more Affiliates designated by Parent) the amount of the Post-Closing Adjustment.  If the Post-Closing Adjustment is a negative amount and the absolute value of such amount exceeds $3,000,000, then Parent shall pay or cause to be paid in cash to Purchaser Parent or the applicable Purchasing Entity specified in writing by Purchaser Parent (or one or more other Affiliates of Purchaser Parent designated in writing by Purchaser Parent) the absolute value of the amount of the Post-Closing Adjustment.  Any such payment shall be made within five Business Days after the Final Closing Statement becomes such.

Section 2.08  Withholding.  (a) Purchaser Parent and the Purchasing Entities (and their designees) shall be entitled to deduct and withhold from the payment of the Purchase Price and any amounts required to be paid by Purchaser Parent or the Purchasing Entities pursuant to this Agreement such amounts as Purchaser Parent or the Purchasing Entities (or their designees) is or are required to deduct and withhold with respect to any such payment under the Code or any provision of state or local Tax Law; provided that, except as set forth in Section 2.08(b), Purchaser Parent and the Purchasing Entities (and their designees) shall not be permitted to deduct or withhold any Taxes or other amounts pursuant to any requirements under non-U.S. Tax Law absent a change in applicable Law between the date hereof and the Closing Date.  To the extent that Purchaser Parent or the Purchasing Entities (or their designees) withhold such amounts permitted to be withheld under this Section 2.08 and properly and timely remits such withheld amounts to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to or on behalf of such Person.  Purchaser Parent shall (i) promptly notify Parent in writing if Purchaser Parent or the Purchasing Entities (or their designees) determine that any withholding or deduction is required under the Code or any provision of state, local or non-U.S. Tax Law with respect to any portion of such payment to any Seller (and such notice shall describe the basis for such deduction or withholding), provided, however, that Purchaser Parent shall use commercially reasonable efforts to give such notice at least 30 days prior to making any payment described in this Section 2.08 and (ii) provide Parent with a reasonable opportunity to provide such forms, certificates or other evidence to, and reasonably cooperate with Parent to, eliminate or reduce any such required deduction or withholding.

(b)  Notwithstanding anything to the contrary herein, Purchaser Parent and the Purchasing Entities (and their designees) shall be entitled to withhold from the payment of the

Purchase Price such amount as Purchaser Parent reasonably determines is required by Law in respect of Indian Non-Resident Capital Gain Tax, unless and to the extent that Parent provides Purchaser Parent with relevant valuations and a “more-likely-than-not” level opinion of a “Big Four” accounting firm, in each case, confirming to Purchaser Parent’s reasonable satisfaction that no such withholding is required under applicable Law.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in, or qualified by any matter set forth in, (a) the publicly available reports, schedules, forms, statements and other documents filed by Parent with, or furnished by Parent to, the SEC after January 1, 2016, and prior to the date of this Agreement (but (i) without giving effect to any amendment thereof filed with, or furnished to, the SEC on or after the date of this Agreement and (ii) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” or other statements that are similarly predictive or forward-looking in nature) or (b) subject to Section 10.02(a), the disclosure schedule delivered to Purchaser Parent prior to the execution of this Agreement (the “Seller Disclosure Schedule”), the Sellers, jointly and severally, represent and warrant to Purchaser Parent as of the date hereof and as of the Closing Date as follows:

Section 3.01  Organization and Qualification; Subsidiaries.  (a) Each of the Sellers and each Transferred Entity is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, except as would not reasonably be expected to be, individually or in the aggregate, material to the Business and the Transferred Entities, taken as a whole.  Each of the Sellers and each Transferred Entity (a) has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and (b) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.  Section 3.01 of the Seller Disclosure Schedule sets forth a complete and accurate list of each Transferred Entity, including each Transferred Entity’s jurisdiction of organization.

(b)  Parent has made available to Purchaser Parent prior to the date hereof complete and accurate copies of each Transferred Entity’s articles of incorporation and bylaws or comparable organizational governing documents, each as amended to the date of this Agreement.

Section 3.02  Capitalization and Ownership.  (a) The Shares are duly authorized, validly issued, fully paid and nonassessable and owned by the Sellers free and clear of all Liens (other than Liens imposed under federal, state or foreign securities laws).  The Sellers will transfer and deliver to the applicable Purchasing Entities designated by Purchaser Parent (or Purchaser Parent’s designee(s)) at the Closing valid title to the Shares, free and clear of all Liens (other than Liens imposed under federal, state or foreign securities laws and Liens imposed solely due to actions of Purchaser Parent or a Purchasing Entity).  Except for the Shares and any interest in a Transferred Entity held by another Transferred Entity, there are no shares of common stock, preferred stock or other equity interests of any Transferred Entity reserved, issued or outstanding or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any Transferred Entity, and no securities evidencing such rights are issued or outstanding.  There are no outstanding preemptive rights, subscriptions, options, warrants, convertible securities, exchangeable securities, contingent value rights, redemption rights, repurchase rights, stock appreciation, phantom stock or profit participations or agreements relating to the equity securities of any Transferred Entity or agreements, arrangements or obligations of any character of Parent or any of its Subsidiaries to issue or sell any equity securities of any Transferred Entity.  None of the Transferred Entities has any outstanding bonds, debentures, notes or other obligations that provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such Transferred Entity on any matter.

(b)  All shares of capital stock or other equity interests of each Transferred Entity are (i) duly authorized, validly issued, fully paid and nonassessable and (ii) owned by another Transferred Entity, free and clear of all Liens, other than Liens imposed under federal, state or foreign securities laws and Liens imposed solely due to actions of Purchaser Parent.  There are no Liabilities for any dividends or distributions declared or accumulated but unpaid with respect to any shares of the capital stock or other equity interests of any Transferred Entity, other than such Liabilities owed to another Transferred Entity or such Liabilities that would not be material, individually or in the aggregate, to the Business, taken as a whole and which are included as Closing Indebtedness.  Except for any interests held in a Transferred Entity by another Transferred Entity or as otherwise would not be material, individually or in the aggregate, to the Business, taken as a whole, no Transferred Entity, directly or indirectly, owns or has the right or obligation to acquire any capital stock or other equity interest in any other Person.

Section 3.03  Authority Relative to this Agreement.  The Sellers have all necessary corporate or similar power and authority, and each of the Sellers has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements in accordance with the terms hereof and thereof.  This Agreement has been duly and validly executed and delivered by the Sellers, and, assuming the due authorization, execution and delivery of this Agreement by Purchaser Parent, constitutes, and each Ancillary Agreement, when executed and delivered by the member of the Parent Group party thereto, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by Purchaser Parent or its applicable Subsidiaries, will constitute, a valid, legal and binding agreement of the applicable members of the Parent Group, enforceable against such members in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (the “Enforceability Exceptions”).

Section 3.04  Consents and Approvals; No Violations.  (a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or any of its Subsidiaries for the execution, delivery and performance by the Sellers of this Agreement or any Ancillary Agreement or the consummation by the Sellers of the transactions contemplated hereby or thereby, except (i) compliance with the HSR Act and any applicable requirements of other Competition Laws (including, subject to Section 5.03, the filing of a joint voluntary notice with and approval of CFIUS pursuant to the DPA) or (ii) where the failure to make such filings or notices or obtain such permits, authorizations, registrations, consents or approvals would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or a material adverse effect on the ability of Sellers to timely perform their obligations under, or consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

(b)  Assuming compliance with the items described in Section 3.04(a), the execution, delivery and performance of this Agreement or any Ancillary Agreement by the Sellers and the consummation by the Sellers of the transactions contemplated hereby or thereby do not and will not (i) conflict with or result in any breach or violation of any provision of the respective certificates of incorporation or by-laws (or similar governing documents) of the Sellers or any Transferred Entity, (ii) result in a breach or violation or constitute a default (or give rise to any right of termination, amendment, cancellation or acceleration or payment obligation) under any of the terms, conditions or provisions of any Existing Debt Agreement or Contract or Permit to which any Transferred Entity or any member of the Parent Group (to the extent relating to the Business) is bound, (iii) violate any Law applicable to the Sellers or to any Transferred Entity or any of their respective properties or assets or (iv) result in the creation or imposition of any Lien upon any of the assets or properties of any Transferred Entity other than Permitted Liens, except, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or a material adverse effect on the ability of Sellers to timely perform their obligations under, or consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 3.05  Financial Information.

(a)  Section 3.05 of the Seller Disclosure Schedule sets forth the audited combined balance sheets of the Business as of December 31, 2017 and 2018, respectively, and the related audited combined statements of income, comprehensive income, equity and cash flows for the years then ended (the “Business Financial Statements”).  The Business Financial Statements have been prepared in accordance with GAAP applied on a consistent basis and present fairly, in all material respects, the combined financial position and the combined results of operations and cash flows of the Business, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein.

(b)  Parent, with respect to the Transferred Entities and the Business, maintains books and records reflecting the assets and Liabilities of the Transferred Entities and the Business that are accurate in all material respects, and a system of accounting and internal controls effective to provide reasonable assurances that: (i) transactions are executed with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for the assets of the Business; and (iii) access to their assets is permitted only in accordance with management’s general or specific authorization.

(c)  There are no Liabilities of any of the Transferred Entities or, to the extent relating to the conduct of the Business, any member of the Parent Group other than those that (i) are specifically reflected or specifically reserved against on the Business Financial Statements, (ii) have been incurred in the ordinary course of business consistent with past practice since December 31, 2018, (iii) are incurred pursuant to the express terms of this Agreement, (iv) are disclosed in Section 3.05(c) of the Seller Disclosure Schedule or (v) are not material, individually or in the aggregate, to the Business, taken as a whole.

Section 3.06  Absence of Certain Changes or Events.  Except for matters relating to the process of selling the Business or as otherwise contemplated by this Agreement, since December 31, 2018 and through the date of this Agreement, (a) the Business has been conducted in the ordinary course consistent with past practice, (b) there has not occurred any Business Material Adverse Effect and (c) none of the Transferred Entities has, and to the extent relating to the conduct of the Business, no member of the Parent Group has, taken or agreed to take any action that, if taken during the period from the date of this Agreement through the Closing without Purchaser Parent’s consent, would constitute a breach of Section 5.04(a)(E)(2) or (3), Section 5.04(a)(F), Section 5.04(a)(H), Section 5.04(a)(I), Section 5.04(a)(K), Section 5.04(a)(L), Section 5.04(a)(N), Section 5.04(a)(P) or Section 5.04(a)(S) (to the extent such Section 5.04(a)(S) relates to the foregoing sections).

Section 3.07  Litigation.  As of the date of this Agreement, (a) there is no Action pending against any Transferred Entity or, to the extent relating to the conduct of the Business, any member of the Parent Group, before any Governmental Entity and (b) to the Knowledge of Parent, there is no Action threatened against any Transferred Entity or, to the extent relating to the conduct of the Business, any member of the Parent Group by any Governmental Entity or, investigation by any Governmental Entity pending or threatened against any Transferred Entity or, to the extent relating to the conduct of the Business, any member of the Parent Group, except, in the case of each of clauses (a) and (b), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.  No Transferred Entity or any of its assets or properties is (and, solely with respect to the conduct of the Business, no member of the Parent Group is) subject to any outstanding Order, in each case except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or a material adverse effect on the ability of Sellers to timely perform their obligations under, or consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 3.08  Compliance with Laws.  (a) Excluding Environmental Laws and any Order issued by a Governmental Entity arising under Environmental Laws that are the subject of Section 3.14, (i) none of the Transferred Entities or, to the extent relating to the conduct of the Business, any member of the Parent Group, is or since January 1, 2016 has been, in violation of any Law or Order issued by a Governmental Entity applicable to it and (ii) as of the date of this Agreement, neither Parent nor any of its Subsidiaries (including the Transferred Entities) has, since January 1, 2016, received any written notice alleging any such violation, or been threatened in writing to be charged with any such violation, except, in the case of each of clauses (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, since January 1, 2014, (i) none of the Transferred Entities nor Parent or any of its Subsidiaries in connection with the Business, is or has been in violation of any applicable Law relating to anti-bribery or anticorruption, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and the French law No. 2016-1961 of December 9, 2016 relating to transparency, fight against bribery and modernization of the economic life (loi relative à la transparence, à la lutte contre la corruption et à la modernisation de la vie économique), and related implementing legislation (all such Laws, the “Anticorruption Laws”); (ii) no director, officer, employee or, to the Knowledge of the Parent, any agent or other Person acting for or on behalf of the Business or any of the Transferred Entities, has violated any applicable Anticorruption Law; and (iii) as of the date of this Agreement, neither Parent nor any of its Subsidiaries has (in connection with the Business) received any written notice alleging any violation of any Anticorruption Laws, nor has Parent or its Subsidiaries (in connection with the Business) been threatened in writing to be charged with any violation of any Anticorruption Laws.  Parent and its Subsidiaries, in connection with the Business, have maintained policies and procedures reasonably designed to ensure compliance by Parent and its Subsidiaries and their respective directors, officers, employees and agents (and other Persons acting on their behalf) with applicable Anticorruption Laws and Sanctions, in each case in connection with the Business.

(c)  Except as would not, individually or in the aggregate, reasonably be expected to be material to the Business and the Transferred Entities, taken as a whole, since January 1, 2014, each of the members of the Parent Group (to the extent relating to the Business), the Transferred Entities, and their directors and officers and, to the Knowledge of Parent, each of their employees and agents, has been in compliance with applicable Laws, rules, or regulations governing exports, imports or re-exports to or from any country, including the import, export or re-export of goods, services or technical data from such countries or persons prohibited by trade embargo or economic sanctions, including the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (such legal prohibitions being collectively referred to as “Export Control Laws”).  To the Knowledge of Parent, there is no pending investigation, inquiry or enforcement action against the Transferred Entities, members of the Parent Group (to the extent relating to the Business) or any of their respective officers, directors or employees related to any violation or potential violation of Export Control Laws.

Section 3.09  Permits.  The Transferred Entities hold all Permits necessary for the conduct of the Business (the “Transferred Company Permits”), except for failures to hold such Transferred Company Permits that would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole.  Except where the failure to so comply would not reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, the Transferred Entities are in compliance with the terms of the Transferred Company Permits.

Section 3.10  Employee Benefit Plans.  (a) Section 3.10(a) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each material Seller Benefit Plan and each Transferred Entity Benefit Plan (other than any individualized employment contract for International Business Employees or at-will offer letter, in both cases, that is consistent in all material respects with the form of such agreement set forth on Section 3.10(a) of the Seller Disclosure Schedule), which list separately identifies each Transferred Entity Benefit Plan.  The Transferred Entity Benefit Plans and material Seller Benefit Plans are collectively referred to herein as the “Scheduled Benefit Plans”.  The Parent Group has made available to Purchaser Parent a true and complete copy of each Scheduled Benefit Plan and all amendments thereto and, as applicable, (i) the current summary plan description (if any) and any summaries of material modifications, (ii) the most recently prepared actuarial reports and financial statements and (iii) the most recent determination or opinion letter issued by the Internal Revenue Service.

(b)  Except as would not reasonably be expected to result in, individually or in the aggregate, a Business Material Adverse Effect, (i) each Scheduled Benefit Plan is and has been operated and maintained in compliance with its terms and all applicable Laws (including ERISA and the Code), (ii) all contributions required to be made to any Scheduled Benefit Plan have been timely made or, to the extent not yet due, accrued in accordance with such Scheduled Benefit Plan and applicable accounting standards, and (iii) no Action (other than routine claims for benefits) involving any Service Provider is pending or, to the Knowledge of Parent, threatened against or on behalf of any Scheduled Benefit Plan before any arbitrator or any Governmental Entity.

(c)  No Scheduled Benefit Plan is, and neither the Transferred Entities nor any of their respective ERISA Affiliates maintain, sponsor or contribute to or have, in the past six years, maintained, sponsored or contributed to: (i) a defined benefit pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).  There does not now exist, nor do any circumstances exist that would reasonably be expected to result in any Controlled Group Liability of Parent or any of its Subsidiaries that could be a liability of Purchaser Parent or any of its Affiliates after the Closing Date.

(d)  Each U.S. Seller Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code and, to the Knowledge of Parent, there are no existing circumstances that would reasonably be expected to result in the loss of the qualified status of any such U.S. Seller Benefit Plan.

(e)  No Scheduled Benefit Plan provides any post-employment or post-retirement medical, dental or welfare benefits to any Business Employee (other than (i) coverage mandated by applicable Law, including Section 4980B of the Code, (ii) coverage for which the Business Employee pays the full cost, or (iii) coverage through the end of the month in which such Business Employee’s employment terminates).

(f)  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any Service Provider to any payment or benefit, including any bonus, retention or severance payment or benefit, or (ii) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable under, any Seller Benefit Plan or Transferred Entity Benefit Plan, in any case, with respect to any Service Provider.

(g)  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby (either alone or together with any other event) would reasonably be expected to result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.  No Transferred Entity is contractually obligated to pay a Tax gross-up or reimbursement payment to any Business Employee.

(h)  Except as would not reasonably be expected to result in, individually or in the aggregate, a Business Material Adverse Effect, each International Benefit Plan (i) that is intended to qualify for special tax treatment meets all requirements for such treatment and (ii) that is intended to be funded or book reserved is fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

Section 3.11  Labor Matters.  (a) Section 3.11(a) of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of each Collective Bargaining Agreement covering any Business Employees.  Prior to the date hereof, the Parent Group has made available to Purchaser Parent a true and complete copy of each Collective Bargaining Agreement covering any Business Employees.  Except as set forth in Section 3.11(a) of the Seller Disclosure Schedule, neither Parent nor any of its Subsidiaries (including any Seller or any Transferred Entity) is a party to or subject to, or is currently negotiating in connection with entering into, any Collective Bargaining Agreement with respect to the Business Employees and, to the Knowledge of Parent, no labor union organization campaign is in progress with respect to any Business Employees.  Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, (i) as of the date of this Agreement, there are no unfair labor practice complaints before the National Labor Relations Board pending or, to the Knowledge of Parent, threatened by or on behalf of any Business Employees, and (ii) there is not presently pending or, to the Knowledge of Parent, threatened, and since January 1, 2016, there has not been any, labor strike, slowdown, stoppage, picketing, organized work interruption or lockout by, against or involving the Business Employees.  Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement require consent by, notification to, or consultation with any labor union, works council or similar employee representative body.

(b)  Except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, the Parent Group and each Transferred Entity are in compliance with all applicable Laws relating to the employment or services of any Service Providers, including those relating to terms and conditions of employment, wages and hours, occupational health and safety, immigration, workers compensation, fair labor standards, classification of employees and independent contractors, work authorization and collective bargaining.  Parent or its Subsidiaries maintain accurate and complete Form I-9s with respect to each U.S. Business Employee in accordance with applicable Laws concerning immigration and employment eligibility verification obligations.

(c)  Since January 1, 2016, neither the Parent Group nor any Transferred Entity has effectuated a “plant closing” or “mass layoff” (each as defined under WARN) affecting any Business Employee or any Transferred Entity facility or employment site.

(d)  Prior to the date hereof, the Parent Group has made available to Purchaser Parent a complete list (which list, for clarity, may consist of more than one document) (except as prohibited by applicable Law), as of December 31, 2018, of each then current Business Employee (other than the Designated Employees) (by employee identification number), which includes each such Business Employee’s (i) annual base salary or hourly wage rate, as applicable, (ii) 2018 target variable incentive compensation amount, (iii) date of hire, (iv) job title, (v) employer, and (vi) primary work location (it being understood that the Parent Group shall provide the foregoing information for Designated Employees no later than twenty (20) Business Days after the date hereof and that the Parent Group may, if so requested by Purchaser Parent, update such list(s) periodically prior to the Closing Date to reflect (A) voluntary terminations of employment and changes to the extent permitted by Section 5.04(a)(F), (B) modifications made between December 31, 2018 and the date of this Agreement that are expressly contemplated by the last sentence of this Section 3.11(d), (C) the active and inactive status of each Business Employee and (D) the 2019 target variable incentive compensation amount of each Business Employee, with such updates being made available to Purchaser Parent no later than twenty Business Days after the date of such request by Purchaser Parent).  Since December 31, 2018, the Parent Group has made no modifications to the data set forth on such list(s) other than in the ordinary course of business consistent with past practice.

(e)  To the Knowledge of Parent, every individual employed by a Transferred Entity as of the date hereof (i) has been so employed for the lesser of the past year or the period of such individuals’ employment with Parent and its Affiliates and (ii) provides all or substantially all of his or her services to the Business.

Section 3.12  Real Property.  None of the Transferred Entities owns, or has owned in the last four years, any real property.  Section 3.12 of the Seller Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all of the material real property leased as of the date of this Agreement by any Transferred Entity or, to the extent relating to the Business, any member of the Parent Group (the “Business Leased Real Property”).  The Transferred Entities, as applicable, have a leasehold or subleasehold (as applicable) interest in all Business Leased Real Property, free and clear of all Liens, except Permitted Liens and except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.13  Taxes.  (a) All Income Tax Returns and all other material Tax Returns required to be filed by, or with respect to, any Transferred Entity have been timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b)  All material Taxes required to be paid by any Transferred Entity or for which any Transferred Entity may be liable (whether or not shown on a Tax Return) have been duly and timely paid to the appropriate Governmental Entity.  Except for instances that would not be, individually or in the aggregate, material, each Transferred Entity has collected or withheld and has timely paid over to the appropriate Governmental Entity all Taxes that it was required to so collect or withhold from amounts paid or owing to any service provider, creditor, stockholder or other third party, and each Transferred Entity has complied with all information reporting obligations in respect of such withholding Taxes.

(c)  There is no material Tax Proceeding pending or, to the Knowledge of Parent, threatened in writing by any Governmental Entity with respect to any Taxes of any Transferred Entity.  No material deficiency for Taxes has been asserted or assessed by any Governmental Entity in writing against any Transferred Entity, except for deficiencies that have been fully satisfied by payment, settled or withdrawn.  Since January 1, 2016, no written or, to the Knowledge of Parent, oral claim has been received from a Governmental Entity in a jurisdiction where any Transferred Entity does not file Income Tax Returns or other material Tax Returns, respectively, to the effect that such Transferred Entity is or may be subject to taxation by, or required to file an Income Tax Return or other material Tax Return in, that jurisdiction.

(d)  No Transferred Entity has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension has not since expired.

(e)  None of the Transferred Entities has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f)  None of the Transferred Entities have any material Liability for the Taxes of any Person (other than another Transferred Entity or any Person that is a member of the U.S. federal consolidated income tax group of which Parent or any of its Subsidiaries is or was the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, (iii) by operation of Law, or (iv) by Contract (excluding any commercial agreement the primary purpose of which does not relate to Taxes).

(g)  The Transferred Entities have timely paid in full any Tax imposed with respect to any amounts that any of the Transferred Entities are required to include in income as a result of the application of Section 965 of the Code (and any similar or analogous provisions of state or local Law), and none of the Transferred Entities have made an election pursuant to Section 965(h) of the Code with respect to any such amounts.

(h)  Parent has provided Purchaser Parent with true and correct copies of any effective Tax exemptions, Tax holidays or Tax incentive arrangements to which any of the Transferred Entities are parties.  The Transferred Entities are in compliance, in all material respects, with the requirements of any such Tax exemptions, Tax holidays, or Tax incentive arrangements, and no such Tax exemption, Tax holiday, or Tax incentive arrangements will be adversely affected by the transactions contemplated hereby.

(i)  None of the Transferred Entities have received or applied for a Tax ruling from any Governmental Entity or entered into any “closing agreement” pursuant to Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or other written agreement with a Governmental Entity regarding Taxes or Tax matters, in each case, that are reasonably expected to adversely affect the Transferred Entities after the Closing.

(j)  None of the Transferred Entities have ever been members of an affiliated group of corporations within the meaning of Section 1504 of the Code, or members of a combined, consolidated, unitary, or other group for state, local or foreign Tax purposes (other than an affiliated, combined, consolidated, unitary or other group of which Parent or any of its Subsidiaries is or was the common parent).

(k)  None of the Transferred Entities are parties to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement or any other agreement under which a Transferred Entity could have liability for any other Person’s Taxes other than any such agreements solely between or among Transferred Entities (excluding, in each case, any commercial agreement entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(l)  No interest in any of the Transferred Entities is a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.

(m)  In the past two years, none of the Transferred Entities have distributed stock of another Person, or have had their stock distributed by another Person, in a transaction intended to qualify under Section 355 of the Code.

(n)  There are no Liens for Taxes on any of the assets of any Transferred Entity other than Permitted Liens.  None of the assets of any of the Transferred Entities is an interest in an entity treated as a partnership for U.S. federal income tax purposes.

(o)  The Transferred Entities have complied in all material respects with all applicable rules regarding transfer pricing, including the execution and maintenance of documentation required to substantiate transfer pricing practices of the Transferred Entities.

(p)  Section 3.13(p) of the Seller Disclosure Schedule sets forth for each Transferred Entity (i) its jurisdiction of organization (and, if different, its jurisdiction of Tax residence), (ii) the holders of its equity interests and (iii) its entity classification for U.S. federal income Tax purposes (including any entity classification election in effect pursuant to Treasury Regulations Section 301.7701-3, the classification so elected, and the effective date of such election).

(q)  None of the Transferred Entities will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of Tax accounting made prior to the Closing, (ii) use of an improper method of accounting for a Tax period ending on or before the Closing Date, (iii) closing agreement described in Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) entered into prior to the Closing, (iv) installment sale or open transaction disposition made prior to the Closing, (v) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code relating to transactions occurring prior to the

Closing, (vi) prepaid amount received or deferred revenue received or realized prior to the Closing, or (vii) election filed under Section 965(h) of the Code made prior to the Closing.

(r)  None of the Transferred Entities (i) are or have been subject to Tax in any jurisdiction other than their jurisdiction of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that jurisdiction or (ii) are treated as “surrogate foreign corporations” as defined in Section 7874(a)(2)(B) of the Code or domestic corporations as a result of the application of Section 7874(b) of the Code.

(s)  For purposes of the Section 338(h)(10) Elections, each of the Section 338(h)(10) Subsidiaries is a member of the affiliated group filing consolidated Tax Returns of which Parent is the common parent.  No Seller (or any Affiliate of any Seller) has taken or agreed to take any action, and, to the Knowledge of Parent, no fact or circumstance exists, that would prevent or impede, or could reasonably be expected to prevent or impede, the making of any of the Section 338(h)(10) Elections or Section 338(g) Elections.

Section 3.14  Environmental Matters.  (a) The Business, the Transferred Entities and each of their respective predecessors and the facilities and operations on any real property currently or, to the Knowledge of Parent, formerly owned, leased or operated by the Transferred Entities or the Business are, and since January 1, 2014 have been, in compliance with applicable Environmental Laws and Business Environmental Permits, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole.

(b)  The Transferred Entities possess all material applicable Business Environmental Permits required for the conduct of the Business as conducted on the date hereof, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole. Each such material Business Environmental Permit is valid, subsisting and in full force and effect, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole.  No appeals or other proceedings are pending or, to the Knowledge of Parent, threatened with respect to the issuance, terms or conditions of any such Business Environmental Permit.  Neither Parent nor any Subsidiary of Parent has received, since January 1, 2014 through the date hereof, any written notice or other written communication from any Governmental Entity or other Person regarding any revocation, withdrawal, non-renewal, suspension, cancellation or termination of any such Business Environmental Permit, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole.

(c)  As of the date of this Agreement, no Action or, to the Knowledge of Parent, investigation is pending or, to the Knowledge of Parent, threatened that asserts any actual or potential material Environmental Liability, and no material outstanding Order has been issued or is otherwise in effect in relation to any Environmental Law, in each case to the extent relating to (i) the Business or the Transferred Entities, (ii) any real property currently owned, leased or operated by the Business or the Transferred Entities or (iii) to the Knowledge of Parent, any real property formerly owned, leased or operated by the Business, the Transferred Entities or their respective predecessors.

(d)  To the Knowledge of Parent, there are no facts, circumstances or conditions associated with the Transferred Entities or the Business, or any real property currently owned, leased or operated by the Transferred Entities or the Business that, individually or in the aggregate, would reasonably be expected to result in the Transferred Entities incurring material Liabilities under Environmental Laws.

(e)  Prior to the date hereof, Parent has provided to Purchaser Parent true and complete copies of any and all material environmental, health or safety related assessments, audits, reports relating to the Business, the Transferred Entities or any real property currently owned, leased or operated by the Business or the Transferred Entities and any material documents relating to any Liabilities under or noncompliance with Environmental Laws, to the extent in the possession, custody or control of any member of the Parent Group or the Transferred Entities.

(f)  Notwithstanding any other provisions of this Agreement, Purchaser Parent acknowledges and agrees that the representations and warranties contained in Section 3.04, Section 3.05, Section 3.06, Section 3.21  and this Section 3.14 are the only representations and warranties given by the Sellers with respect to Environmental matters, including Environmental Laws and Environmental Conditions, and no other provisions of this Agreement or any Ancillary Agreement shall be interpreted as containing any representation or warranty with respect thereto.

Section 3.15  Material Contracts.  (a) Section 3.15(a) of the Seller Disclosure Schedule sets forth as of the date of this Agreement a complete and accurate list of the following Contracts (other than the Benefit Plans) to which any Transferred Entity is a party to or bound by or that are Parent Business Contracts (all such Contracts required to be disclosed on Section 3.15(a) of the Seller Disclosure Schedules (whether or not listed), and any lease or sublease of Business Leased Real Property, collectively, the “Business Material Contracts”):

(i)
any Contract (excluding ordinary course statements of work and similar scope of work documents or purchase orders that do not have any material terms) pursuant to which any Transferred Entity or member of the Parent Group (to the extent relating to the Business) purchased, in the aggregate, $7,000,000 or more of goods or services during the twelve-month period immediately preceding December 31, 2018;

(ii)
(A) any Contract (excluding ordinary course statements of work and similar scope of work documents or purchase orders that do not have any material terms) pursuant to which the Business has sold during the twelve-month period immediately preceding December 31, 2018, in the aggregate, $10,000,000 or more of goods or services and (B) to the extent not otherwise covered by the immediately preceding clause (A), any Contract (excluding ordinary course statements of work and similar scope of work documents or purchase orders or other immaterial Contracts that do not have any material terms) with a top ten customer in each of the Business’s six practice groups (Technology, CJ Affiliate, Data,

Agency, Digital CRM and Auto), in each case measured by revenue attributable to such customer during the twelve-month period immediately preceding December 31, 2018;

(iii)
any Contract, or series of Contracts related to the same capital expenditure investment, containing any future capital expenditure obligations of the Transferred Entities or in respect of the Business in excess of $2,500,000;

(iv)
any material Contract concerning the establishment or operation of a joint venture, partnership or other legal arrangement with another Person (other than Parent or any of its Subsidiaries) in order to conduct a common venture or enterprise with such Person relating primarily to the Business;

(v)
any Contract relating to the acquisition or disposition of any business, assets (other than assets acquired in the ordinary course of business consistent with past practices) or capital stock or other equity interests of any Person (whether by merger, sale of stock, sale of assets or otherwise) under which any Transferred Entity has any remaining obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation or any remaining material indemnification obligations;

(vi)
any material Contract the express terms of which restrict or limit in any material respect the ability of the Transferred Entities to compete in any business or with any Person or in any geographic area, other than Contracts with customers and vendors containing customary non-solicitation or no-hire provisions entered into in the ordinary course of business;

(vii)
(A) any Contract pursuant to which any of the Transferred Entities or member of the Parent Group (to the extent relating to the Business) receives a license, or covenant not to be sued under, or is otherwise permitted by a third party to use, any material Intellectual Property (other than any “shrink wrap,” “commercially available software,”  “click through” or other licenses for Software, services or other products that are generally available on standard pricing terms) or (B) any Contract pursuant to which a third party licenses, or receives a covenant not to be sued under, any material Intellectual Property from any of the Transferred Entities or member of the Parent Group (to the extent relating to the Business) other than non-exclusive licenses granted to customers of the Business in the ordinary course of the Business consistent with past practice or granted to vendors to enable such vendors in the ordinary course of business consistent with past practice to provide products or service to the applicable Transferred Entity;

(viii)
any Contract for the development or acquisition of any Intellectual Property material to the Transferred Entities and the Business, taken as a whole (other than any Contracts required to be scheduled pursuant to clause (vii) above);

(ix)
any material Contract pursuant to which the Business acquires or obtains data from any third-party (other than data provided by customers in connection with services provided to the customer by the Business);

(x)	any material Contract with a Governmental Entity; and

(xi)
any Contract relating to or evidencing Indebtedness (other than Indebtedness of the type described in clauses (j), (k), (l) and (m) of the definition of Indebtedness) (collectively, “Covered Indebtedness”) of any Transferred Entity that, in each case, has an aggregate principal outstanding in excess of $5,000,000.

(b)  Except as would not reasonably be expected to have a Business Material Adverse Effect, each Business Material Contract is a legal, valid and binding obligation of a Transferred Entity or member of the Parent Group, as applicable, and is in full force and effect and, to the Knowledge of Parent, is a legal, valid and binding obligation of each counterparty thereto, subject to the Enforceability Exceptions.  No member of the Parent Group and none of the Transferred Entities or, to the Knowledge of Parent, any other party thereto, are in breach of, or in default under, any such Business Material Contract, and, to the Knowledge of Parent, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder by any Transferred Entity or any member of the Parent Group or any other party thereto, except for such breaches and defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.  True and complete copies, as of the date hereof, of each Business Material Contract have been made available to Purchaser Parent prior to the date hereof.  As of the date hereof, no member of the Parent Group nor any Transferred Entity has received written notice of material default or termination (other than expirations in accordance with the terms of the applicable contract) with respect to any Business Material Contract.

Section 3.16  Intellectual Property.

(a)  Section 3.16(a) of the Seller Disclosure Schedule sets forth a list that is complete and accurate, as of the date of this Agreement, of each item of Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any state, government or other public legal authority (including domain names registrars) that is owned or purported to be owned by the Transferred Entities (“Registered Intellectual Property”), including the name of the Transferred Entity that owns such Intellectual Property.

(b)  The Transferred Entities own, or as of the Closing will own, all Owned Intellectual Property solely and exclusively and free and clear of all Liens except for Permitted Liens, and all Owned Intellectual Property is, and following the Closing will be, fully transferable, alienable, enforceable and licensable by the Transferred Entities and Purchaser Parent.  All Intellectual Property that was owned by any member of the Parent Group and that was created, or is embodied in any Technology created or developed, for a Transferred Entity, or that is primarily related to the Business (“Parent Business Intellectual Property”), has been irrevocably assigned by such member of the Parent Group to a Transferred Entity and is and as of the Closing will be, owned by a Transferred Entity free and clear of all Liens except for Permitted Liens.  As between such member of the Parent Group and the Transferred Entities, the Transferred Entities own all Intellectual Property primarily related to, or necessary for the operation of, the Business, and Seller does not, and following the Closing will not, own any Intellectual Property, that is practiced by or absent a license would be infringed by the operation of the Transferred Entities or the Business following the Closing.  As of the Closing, the applicable member of the Parent Group will have transferred all Parent Business Intellectual Property to a Transferred Entity and with respect to any Registered Intellectual Property that is Parent Business Intellectual Property, recorded such transfer with the applicable Governmental Entity.

(c)  As of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole, no Transferred Entity has received any written notice within the three-year period prior to the date of this Agreement that the conduct of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any third party.

(d)  As of the date of this Agreement, except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole, (i) there are no pending or, to the Knowledge of Parent, threatened Actions (A) alleging that the operation of the Business infringes, misappropriates or otherwise violates the Intellectual Property of any third party, or infringed, misappropriated or otherwise violated the Intellectual Property of any third party, or (B) challenging the ownership, possession, use, validity or enforceability of any Owned Intellectual Property, or the registerability of any Registered Intellectual Property, in each case, other than ordinary course and routine office actions and other similar proceedings that may be pending before the United States Patent and Trademark Office or its foreign equivalents and (ii) (A) the conduct of the Business as currently conducted, and the products, processes and services of the Business and the Transferred Entities, have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, the Intellectual Property of any third party, and (B) to the Knowledge of Parent, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(e)  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole, (i) the Registered Intellectual Property has not been adjudged invalid or unenforceable by any court of competent jurisdiction, and (ii) to the Knowledge of Parent, the Registered Intellectual Property is valid and enforceable, or to the extent such items are applications, are pending without challenge, in each case, other than ordinary course and routine office actions and other similar proceedings that may be pending before the United States Patent and Trademark Office or its foreign equivalents, and Parent has no Knowledge of any event or condition that would reasonably be expected to render any Registered Intellectual Property invalid or unenforceable.

(f)  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole, (i) the Transferred Entities have implemented reasonable policies and procedures and have taken commercially reasonable steps, to maintain and protect the Owned Intellectual Property, including (A) for Registered Intellectual Property, payment of applicable maintenance or similar fees and filing of statements of use with the applicable Governmental Entities, and (B) steps necessary to protect and preserve the confidentiality of all trade secrets and other confidential information included in the Owned Intellectual Property, and (ii) none of the material trade secrets or other material confidential information included in the Owned Intellectual Property have been disclosed other than to employees, consultants, representatives and agents, and suppliers, customers and other business partners of the Transferred Entities, all of whom are bound by appropriate confidentiality obligations or non-disclosure agreements, and there have been no unauthorized disclosures or uses of such trade secrets or material confidential information.

(g)  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole, the Transferred Entities have appropriate procedures in place designed to provide that Intellectual Property conceived or developed by employees in the course of performing product development duties for the Transferred Entities or the Business, and by third parties performing research and development with respect to products for the Transferred Entities or the Business, vest in or are otherwise assigned to the Transferred Entities, as applicable.  Each employee, consultant and contractor of each Transferred Entity or the Business involved in the conception or development of any material Owned Intellectual Property has entered into a written non-disclosure and assignment agreement with such Transferred Entity that assigns to such Transferred Entity all material Intellectual Property conceived or developed by such employee, consultant or contractor during the performance of any development services for such Transferred Entity.

(h)  No Open Source Software is or has been incorporated or embedded in, linked to, or combined or distributed with, any Company Software, in each case in a manner that requires any material Company Software, when used in the manner used in the Business as of the date of this Agreement, to be licensed to third parties pursuant to the terms of a Copyleft License.  Neither the operation of the Business nor any Transferred Entity is in breach of any of the terms of an Open Source License.

(i)  No Governmental Entity, university or other educational institution has been engaged by a Transferred Entity to conduct research and development in connection with the Business of the Transferred Entities currently conducted under an agreement or arrangement that would provide such Governmental Entity, university or other educational institution with any claim of ownership to any Owned Intellectual Property that is necessary for or material to the conduct of the Business of the Transferred Entities, taken as a whole.

(j)  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole, (i) the IT Assets operate and perform and have operated and performed since January 1, 2016 in a manner sufficient to permit the Transferred Entities to conduct the Business as currently conducted, (ii) the Transferred Entities have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity, operation and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including implementing commercially reasonable backup and disaster recover measures and procedures, and (iii) since January 1, 2016, there has been no unauthorized use, access, interruption, modification or corruption of any IT Assets.

(k)  Immediately following the Closing, taking into account and giving effect to the Ancillary Agreements, the Transferred Entities will own or will be licensed or otherwise possess valid and sufficient rights to use all Intellectual Property that is necessary for the conduct in all material respects of the Business as conducted as of the date of this Agreement and as of the Closing.

Section 3.17  Privacy and Data Protection.

(a)  The Transferred Entities and, to the extent relating to the operation of the Business, Parent and its Subsidiaries, are and have been since January 1, 2014 in material compliance with (i) Privacy Legal Requirements (ii) applicable contractual commitments and (iii) privacy policies of the Parent and its Subsidiaries with respect to the privacy or security of Personal Data or relating to the processing of any Personal Data in the possession or otherwise subject to the control of the Transferred Entities or the Business (the “Privacy Policies”).  The execution, delivery and performance of this Agreement or any of the Ancillary Agreements and the transactions contemplated hereby and thereby will not result in a material breach or material violation of any Privacy Legal Requirements or limit a Transferred Entity’s or the Businesses’ access to or use of any Personal Data to which it otherwise had access to and use of, prior to the Closing.

(b)  Since January 1, 2014, there has not occurred any material breach or unauthorized acquisition of, or material unauthorized access to, any Personal Data in the possession of or otherwise subject to control of the Transferred Entities or the Business, and, relating to the operation of the Business, Parent and its Subsidiaries have not notified in writing, or been required by any applicable Privacy Legal Requirement to notify in writing, any Person of any breach, unauthorized access or acquisition of Personal Data.

(c)  Except as would not reasonably be expected to be, individually or in the aggregate, material to the Transferred Entities and the Business, taken as a whole, as of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries has, since January 1, 2014, received any written notice alleging any material violation by any Transferred Entity or, to the extent relating to the operation of the Business, by Parent or any of its Subsidiaries, of any Privacy Legal Requirement or Privacy Policy, nor has any Transferred Entity or any member of the Parent Group with respect to the operation of the Business been threatened in writing to be charged with any such violation by any Governmental Entity; (ii) none of the Transferred

Entities, Parent nor any of its Subsidiaries, with respect to the operation of the Business, has received any subpoenas, demands, or other written notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any applicable Privacy Legal Requirement, and (iii) neither Parent nor any of its Subsidiaries has, since January 1, 2014, received any material written complaint by any Person with respect to the collection, storage, disclosure, use or processing of Personal Data by the Transferred Entities’ or, relating to the operation of the Business, Parent or its Subsidiaries.

(d)  The Transferred Entities and, to the extent relating to the operation of the Business, Parent and its Subsidiaries, have maintained organizational, physical, administrative, technical and other data security measures (including backup and disaster recovery technology processes) designed to protect the security and integrity of Personal Data obtained or processed by the Transferred Entities or, to the extent relating to the operation of the Business, Parent and its Subsidiaries, against any unauthorized use, access or disclosure.  Such measures are designed to be in compliance in all material respects with any applicable Privacy Legal Requirements and the Privacy Policies and consistent with reasonable practices in the industry in which the Business operates.

Section 3.18  Intercompany Arrangements; Affiliate Transactions.

(a)  Except for Contracts that are immaterial and other than any Contracts to provide the products or services that are to be provided in accordance with the Transition Services Agreement, Section 3.18 of the Seller Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Contracts between or among any Transferred Entity, on the one hand, and any member of the Parent Group, on the other hand.

(b)  To the Knowledge of Parent, no current director or officer of Parent or any of its Subsidiaries (a) owns any property, assets, interests or rights that are material to the conduct of the Business (other than property, assets, interests and rights to be owned by the Transferred Entities at Closing), (b) has filed any Action against the Business or the Transferred Entities, (c) other than compensation and benefits payable in the ordinary course of business consistent with past practice, owes any material amount of money to, or is owed any material amount of money by, the Business or the Transferred Entities or (d) is a party to or beneficiary of any Business Material Contract, other than, in each case of clauses (c) and (d), with respect to compensation and benefits payable under any Benefit Plans to directors or officers in their capacity as directors or officers.

Section 3.19  Sufficiency of Assets.  At the Closing, (a) taking into account and giving effect to all of the Ancillary Agreements, (b) assuming all consents, authorizations, amendments and Permits required to be obtained in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been obtained and (c) except as set forth in Section 3.19 of the Seller Disclosure Schedule, the Transferred Entities will own or have the right to use (including by means of right to use pursuant to licenses or other Contracts) all of the assets, properties and rights necessary for Purchaser Parent and the Transferred Entities to conduct the Business in all material respects in the manner in which the Business was conducted by Parent and its Subsidiaries as of the date hereof and as of immediately prior to the Closing.

Section 3.20  Customers and Vendors.  Section 3.20 of the Seller Disclosure Schedule sets forth a complete and accurate list of (a) the fifteen largest customers based on revenue generated by the Business for the fiscal year ended December 31, 2018 and (b) the fifteen largest vendors of the Business, based on annual expense to the Business for the fiscal year ended December 31, 2018.  No such customer or vendor has terminated its relationship (other than terminations in accordance with the terms of the applicable Contract) with the Business or, to the Knowledge of Parent, notified Parent or any of its Subsidiaries of any intention to terminate or materially curtail its relationship with the Business.

Section 3.21  Insurance.  Except as would not reasonably be expected to have a Business Material Adverse Effect, all Insurance Policies are in full force and effect, all premiums due to date thereunder have been paid in full and neither Parent nor any of its Subsidiaries is in default with respect to any other obligations thereunder, and no written notice of cancellation or nonrenewal, in whole or in part, with respect to any such Insurance Policy has been received by Parent or any of its Subsidiaries.  The scope and level of coverage of the Insurance Policies are reasonable and customary in comparison to the scope and coverage carried by similar companies operating in similar lines of business to the Business.  Prior to the date hereof, Parent has made available to Purchaser Parent a listing of all material pending claims as of the date hereof under the Insurance Policies.

Section 3.22  Brokers.  Except as set forth in Section 3.22 of the Seller Disclosure Schedule, no broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission from Parent or any of the Transferred Entities in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 3.23  No Other Representations or Warranties.  Except for the representations and warranties contained in Article 4 or in any Ancillary Agreement, the Sellers acknowledge and agree that neither Purchaser Parent nor any other Person or entity on behalf of Purchaser Parent has made, the Sellers have not relied upon, and that Purchaser Parent hereby disclaims any and all Liability for, any representation or warranty, whether express or implied, with respect to Purchaser Parent, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Sellers or any of their respective Affiliates or representatives by or on behalf of Purchaser Parent.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER PARENT

Except as set forth in, or qualified by any matter set forth in the disclosure schedule delivered to Parent prior to the execution of this Agreement (the “Purchaser Parent Disclosure Schedule”), Purchaser Parent hereby represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

Section 4.01  Organization and Qualification.  Each of Purchaser Parent and each Purchasing Entity is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.  Each of Purchaser Parent and each Purchasing Entity (a) has all requisite corporate or other organizational power and authority to carry on its businesses as now being conducted and (b) is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Purchaser Parent or the Purchasing Entities to timely perform their obligations under, or consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 4.02  Authority Relative to this Agreement.  Each of Purchaser Parent and each of the Purchasing Entities has all necessary corporate or similar power and authority and has taken all corporate or similar action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements to which they are or will be a party and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which they are or will be a party in accordance with the terms hereof and thereof.  This Agreement has been duly and validly executed and delivered by Purchaser Parent and the Purchasing Entities, and, assuming the due authorization, execution and delivery of this Agreement by the Sellers, constitutes, and each Ancillary Agreement, when executed and delivered by Purchaser Parent or its applicable Subsidiaries, and, assuming the due authorization, execution and delivery of such Ancillary Agreement by the applicable member of the Parent Group, will constitute, a valid, legal and binding agreement of Purchaser Parent or its applicable Subsidiaries enforceable against Purchaser Parent or such Subsidiaries in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03  Consents and Approvals; No Violations.  (a) No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser Parent or any of its Subsidiaries for the execution, delivery and performance by Purchaser Parent or its Subsidiaries, as applicable, of this Agreement or any Ancillary Agreement or the consummation by Purchaser Parent or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby, except (i) compliance with applicable filings under the HSR Act and any applicable requirements of other Competition Laws (including, subject to Section 5.03, the filing of a joint voluntary notice with and approval of CFIUS pursuant to the DPA); or (ii) where the failure to make such filings or notices or obtain such permits, authorizations, registrations, consents or approvals would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser Parent to timely perform its obligations under, or consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

(b)  Assuming compliance with the items described in Section 4.03(a), the execution, delivery and performance of this Agreement or any Ancillary Agreement by Purchaser Parent or its Subsidiaries, as applicable, and the consummation by Purchaser Parent or its Subsidiaries, as applicable, of the transactions contemplated hereby or thereby do not and will not (i) conflict with or result in any breach or violation of any provision of the respective certificates of incorporation or by-laws or similar governing documents of Purchaser Parent or its Subsidiaries, (ii) result in a breach or violation of, or constitute, with or without due notice or lapse of time or both, a default or give rise to any right of termination, amendment, cancellation or acceleration or payment obligation under, or require the consent of or notice to any Person under, any of the terms, conditions or provisions of any Contract or Permit to which Purchaser Parent or any of its Subsidiaries or any of their respective properties or assets are bound, (iii) violate any Law applicable to Purchaser Parent or any of its Subsidiaries or any of their respective properties or assets or (iv) result in the creation or imposition of any Lien upon any of the assets or properties of Purchaser Parent or any of its Subsidiaries, other than Permitted Liens, except in the case of each of clauses (ii) through (iv), as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of Purchaser Parent to timely perform its obligations under, or consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 4.04  Litigation.  As of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Purchaser Parent, threatened against Purchaser Parent or any of its Affiliates, and (b) neither Purchaser Parent nor any of its Affiliates is subject to any outstanding Order, except, in the case of each of clauses (a) and (b), as would not reasonably be expected to have a material adverse effect on the ability of Purchaser Parent to timely perform its obligations under, or consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

Section 4.05  Financing.  Purchaser Parent and its Subsidiaries will have at the Closing sufficient cash, available lines of credit or other sources of immediately available funds to enable them to (a) consummate the Sale and the other transactions contemplated by this Agreement and (b) pay (i) the Purchase Price, (ii) all other cash amounts required to be paid at the Closing in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (iii) all fees and expenses required to be paid in connection with any financing related to the Sale and the other transactions contemplated by this Agreement and the Ancillary Agreements.  When so required to pay or otherwise perform, as applicable, Purchaser Parent will be able to pay or otherwise perform all the obligations of Purchaser Parent or any of its Subsidiaries under this Agreement and the Ancillary Agreements.

Section 4.06  Investment Representations.  Each of Purchaser Parent and each Purchasing Entity is an “accredited investor” as defined in Regulation D of the Securities Act, is able to bear the economic risk of its investment in the applicable Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risk of its investment in the applicable Shares.  Each of the Purchasing Entities is acquiring the applicable Shares for investment and not with a view toward or for the sale in connection with any distribution thereof, or with any present intention of distributing or selling such applicable Shares.  Each of Purchaser Parent and each Purchasing Entity acknowledges that the Shares have not been registered under the Securities Act or any other federal, state, foreign or local securities Law, and agrees that such Shares may not be sold, transferred, offered for sale, pledged, distributed, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and in compliance with any other federal, state, foreign or local securities Law, in each case, to the extent applicable.

Section 4.07  Brokers.  Except as set forth in Section 4.07 of the Purchaser Parent Disclosure Schedule, no broker, finder, investment banker or other intermediary is entitled to any brokerage, finder’s or other fee or commission from Purchaser Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.08  Independent Investigation.  Purchaser Parent has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology, management and prospects of the Transferred Entities and the Business, which investigation, review and analysis was done by Purchaser Parent and its respective representatives.  In entering into this Agreement, each of Purchaser Parent and each Purchasing Entity acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of any of the Sellers, the Transferred Entities, their respective Affiliates or any of their respective representatives, except the representations and warranties of the Sellers expressly set forth in Article 3 or any Ancillary Agreement.  Each of Purchaser Parent and each Purchasing Entity hereby acknowledges that, except as expressly set forth in this Agreement or any Ancillary Agreement, none of the Sellers, the Transferred Entities, their respective Affiliates or any of their respective representatives or any other Person will have or be subject to any Liability to Purchaser Parent, its Affiliates or any of their respective representatives or shareholders or any other Person resulting from the distribution to Purchaser Parent, its Affiliates or their respective representatives of, or Purchaser Parent’s, its Affiliates’ or their respective representatives’ use of, any information relating to the Sellers, the Transferred Entities or the Business, including any information, documents or material made available to Purchaser Parent, its Affiliates or their respective representatives, whether orally or in writing, in any data room, any management presentations (whether formal or informal), functional “break-out” discussions, responses to questions submitted by or on behalf of Purchaser Parent or its Affiliates or in any other form in connection with the transactions contemplated by this Agreement.  Each of Purchaser Parent and each Purchasing Entity further acknowledges that no representative of the Sellers, the Transferred Entities or their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement or any Ancillary Agreement.  Each of Purchaser Parent and each Purchasing Entity acknowledges that, should the Closing occur, the Purchasing Entities (or Purchaser Parent’s designees) will acquire the Transferred Entities and the Business, including any inventory, equipment, assets, properties and businesses thereof, without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis, except as otherwise expressly set forth in this Agreement or in any Ancillary Agreement.

Section 4.09  No Other Representations or Warranties.  Except for the representations and warranties contained in Article 3 or any Ancillary Agreement, each of Purchaser Parent and each Purchasing Entity acknowledges and agrees that none of the Sellers or any other Person or entity on behalf of the Sellers has made, Purchaser Parent and the Purchasing Entities have not relied upon, and that Sellers hereby disclaim any and all Liability for, any representation or warranty, whether express or implied, with respect to any of the Sellers, the Transferred Entities, the Business or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser Parent or its Affiliates or any of its or their respective representatives by or on behalf of any of the Sellers.  Except for the representations and warranties contained in Article 3 or any Ancillary Agreement, each of Purchaser Parent and each Purchasing Entity acknowledges and agrees that none of the Sellers or any other Person or entity on behalf of the Sellers has made or makes, and each of the Sellers hereby disclaims any and all Liability for, any representation or warranty with respect to any projections, forecasts, estimates or budgets made available to Purchaser Parent or its Affiliates or any of its or their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any of the Sellers, the Transferred Entities or the Business, whether or not included in any management presentation and whether made orally or in writing.

ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.01  Access.

(a)  To the extent permitted by applicable Law, after the date of this Agreement until the Closing, the Sellers shall, except to the extent relating to Tax compliance matters (access, cooperation and procedures with respect to which are governed exclusively by Article 7) (i) afford to representatives of Purchaser Parent and its Affiliates and their respective representatives reasonable access to the offices, properties, employees, and books and records of the Transferred Entities, and to the books and records of the Parent Group to the extent relating to the Business or Business Employees, in each case upon reasonable request and reasonable notice, during normal business hours and in accordance with the reasonable procedures established by the Sellers and (ii) instruct the employees, counsel, accountants and other representatives, in each case, as appropriate or relevant, of the Transferred Entities and members of the Parent Group (to the extent relating to the Business) to reasonably cooperate with Purchaser Parent in good faith in connection with the foregoing.

(b)  Purchaser Parent agrees that any permitted investigation undertaken by Purchaser Parent pursuant to the access granted under Section 5.01(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business or any other business of Parent and its Subsidiaries.  Prior to the Closing, Purchaser Parent and its representatives shall not communicate with any employee of Parent and its Subsidiaries (including any employees of the Transferred Entities) without the prior written consent of Parent; provided, however, that subject to applicable Law, the parties shall establish reasonable protocols for communications between employees relating to pre-Closing integration planning activities and to facilitate the provision of the access rights of Purchaser Parent set forth in Section 5.01(a).  Notwithstanding Section 5.01(a), prior to the Closing Date, Purchaser Parent and its representatives shall not conduct any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility or property of Parent or any of its Subsidiaries, including the Business Leased Real Property.  Notwithstanding anything to the contrary in this Agreement, neither Parent nor any of its Subsidiaries (including the Transferred Entities) shall be required to provide access to or disclose (i) personnel records relating to any

Person’s individual performance, evaluation records or medical histories or (ii) information where such access or disclosure would waive or reasonably be expected to result in the loss of any privilege, including the attorney-client privilege, contravene any Laws or obligation of confidentiality to any third party (whether such obligation arises contractually, statutorily or otherwise) or breach any fiduciary duty; provided, however, with respect to the information restricted from access or disclosure pursuant to the foregoing clause (ii), Parent and its Subsidiaries shall reasonably cooperate in good faith with Purchaser Parent to enter into a mutually acceptable arrangement that would allow Purchaser Parent to evaluate such information.  Notwithstanding anything to the contrary contained herein, neither Parent nor any of its Subsidiaries (including the Transferred Entities) shall make available, or cause the Transferred Entities to make available, Business Employee personnel files until after the Closing Date.

(c)  For a period of six years from and after the Closing, except to the extent relating to Tax compliance matters (access, cooperation and procedures with respect to which are governed exclusively by Article 7), (i) Purchaser Parent shall, and shall cause its Subsidiaries to, afford the Sellers and their respective representatives, during normal business hours, upon reasonable notice, reasonable access to the books, records and employees of each Transferred Entity to the extent that such access may be reasonably requested by Parent in connection with the preparation of its financial statements, any Action or investigation, Governmental Entity reporting obligations and any other requirement or request of any Governmental Entity, or compliance with requirements of Law, as reasonably necessary in connection with addressing or resolving any other dispute or issue with any Governmental Entity, or as reasonably requested in connection with this Agreement or the transactions contemplated by this Agreement (other than relating to any dispute or issue between the parties to this Agreement or their Affiliates) and (ii) Parent shall, and shall cause its Subsidiaries to, afford Purchaser Parent and its Subsidiaries and their respective representatives, during normal business hours, upon reasonable notice, reasonable access to the books, records and employees of Parent and its Subsidiaries to the extent related to the Business or the Transferred Entities and reasonably requested by Purchaser Parent, including in connection with its financial statements, any Action or investigation, Governmental Entity reporting obligations and any other requirement or request of any Governmental Entity, or compliance with requirements of Law, as reasonably necessary in connection with addressing or resolving any other dispute or issue with any Governmental Entity, or as reasonably requested in connection with this Agreement or the transactions contemplated by this Agreement (other than relating to any dispute or issue between the parties to this Agreement or their Affiliates).  Notwithstanding the foregoing, Purchaser Parent and its Subsidiaries (including the Transferred Entities) shall not be required to provide access to or disclose (A) personnel records relating to any Person’s individual performance, evaluation records or medical histories or (B) information where such access or disclosure would waive or jeopardize any privilege, including the attorney-client privilege, contravene any Laws or obligation of confidentiality to any third party (whether such obligation arises contractually, statutorily or otherwise) or breach any fiduciary duty; provided, however, with respect to the information restricted from access or disclosure pursuant to the foregoing clause (B), Purchaser Parent and its Subsidiaries (including the Transferred Entities) shall reasonably cooperate in good faith with the Sellers to enter into a mutually acceptable arrangement that would allow the Sellers to evaluate such information.

(d)  Except for Tax Returns and other documents governed by Section 7.08(b), (i) Purchaser Parent agrees to hold all the books and records of each Transferred Entity or the Business existing on the Closing Date, and not to destroy or dispose of any thereof, for a period of six years from the Closing Date or such longer time as may be required by Law and (ii) Parent and its Subsidiaries agree to hold all books and records of the Parent Group to the extent related to the Transferred Entities or the Business existing on the Closing Date and not destroy or dispose of any thereof for a period of six years from the Closing Date or such longer time as may be required by Law.

Section 5.02  Confidentiality.

(a)  The parties expressly agree that, notwithstanding the terms of the Confidentiality Agreement, the terms of the Confidentiality Agreement are incorporated into this Agreement by reference and (i) Purchaser Parent’s and its Affiliates’ obligations under the Confidentiality Agreement in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) to the extent relating to the Business and the Transferred Entities shall continue in full force and effect until the Closing (and at such time shall terminate) and (ii) Purchaser Parent’s and its Affiliates’ obligations under the Confidentiality Agreement in respect of the Confidential Information to the extent not relating to the Business or the Transferred Entities shall continue in full force and effect for a period of five years from the Closing Date (provided, that with respect to trade secrets of Parent and its Subsidiaries (other than the Transferred Entities) contained in any Confidential Information to the extent not relating to the Business or the Transferred Entities, the confidentiality obligations in this Section 5.02(a) shall remain in effect for so long as the relevant information remains a trade secret).

(b)  For a period of five years from the Closing Date (provided, that with respect to trade secrets of the Business contained in any Confidential Business Information, the confidentiality obligations in this Section 5.02(b) shall remain in effect for so long as the relevant information remains a trade secret), Parent shall, and shall cause its Subsidiaries to, hold in confidence any nonpublic information (“Confidential Business Information”) to the extent relating to the Business from and after the Closing; provided that the foregoing restriction shall not apply to information that (i) is or becomes generally available to the public (other than as a result of a disclosure directly or indirectly by Parent or any of its Subsidiaries in violation of this Section 5.02(b)), (ii) becomes available to Parent or any of its Subsidiaries on a non-confidential basis from a source who, insofar as is known to Parent, is permitted to disclose it on a non-confidential basis, (iii) is developed by Parent or any of its Subsidiaries independently without use of or reference to any Confidential Information or (iv) is subject to the immediately following sentence.  In the event that Parent or any of its Subsidiaries is required by Law or requested or required pursuant to legal or regulatory process to disclose such information, Parent shall reasonably promptly notify Purchaser Parent in writing unless not permitted by Law or such legal or regulatory process to so notify, and will use commercially reasonable efforts to cooperate with Purchaser Parent, at Purchaser Parent’s expense, to assist Purchaser Parent in obtaining a protective order or other appropriate remedy.  If such protective order or other appropriate remedy is denied and Parent is nonetheless required to disclose Confidential Business Information, Parent will furnish only that portion of the Confidential Business Information that is legally required or requested to be disclosed and will exercise its reasonable efforts, at Purchaser Parent’s expense, to obtain reliable assurance that confidential treatment will be accorded to any such information that is legally required or requested to be disclosed.  Effective as of the Closing, Parent hereby assigns (or to the extent another member of the Parent Group is a party to any Pre-Closing Confidentiality Agreement, shall cause such party to assign to Purchaser Parent effective as of the Closing) to Purchaser Parent its rights under each Pre-Closing Confidentiality Agreement with respect to the confidential information of the Transferred Entities and the Business, in each case solely to the extent such partial assignment is permitted under the terms of such Pre-Closing Confidentiality Agreement without the consent of any other party thereto.  As soon as reasonably practicable after the date hereof, Parent shall, to the extent it has the right to do so under the applicable Pre-Closing Confidentiality Agreement, instruct each Person who executed a Pre-Closing Confidentiality Agreement to promptly return or destroy all Confidential Business Information in the possession of such Person.  Prior to the termination of this Agreement, without Purchaser Parent’s prior written consent, Parent shall not, to the extent relating to the Transferred Entities or the Business, release any third party from, or waive, amend or modify any provision of, or grant permission under, any Pre-Closing Confidentiality Agreement.

Section 5.03  Required Actions.  (a) Purchaser Parent and the Sellers shall, and shall cause their respective Affiliates to, use their reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the Sale and other transactions contemplated by this Agreement as promptly as reasonably practicable, including (i) the preparation and filing of all forms, registrations and notices required or advisable to be filed to consummate the Sale and other transactions contemplated by this Agreement, (ii) taking all actions necessary to obtain (and cooperating with each other in obtaining) any consent, clearance, expiration or termination of a waiting period, waiver, permit authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required under the HSR Act or any other applicable Laws) required or advisable to be obtained or made by Purchaser Parent or the Sellers or any of their respective Affiliates in connection with the Sale and other transactions contemplated by this Agreement, and (iii) the execution and delivery of any additional instruments necessary to consummate the Sale and the other transactions contemplated hereunder and to fully carry out the purposes of this Agreement.  Additionally, each of the Sellers and Purchaser Parent shall, and shall cause their respective Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and shall use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to fulfill all conditions precedent to this Agreement, in each case subject to the other provisions of this Section 5.03.  Subject to Section 5.07, the “reasonable best efforts” of the Sellers hereunder shall in no event require Parent or any of its Subsidiaries or Affiliates to provide any financing to Purchaser Parent or its Affiliates in connection with the Sale or any other transactions contemplated by this Agreement.

(b)  Prior to the Closing, Purchaser Parent and the Sellers shall, to the extent not prohibited by applicable Law, each keep each other apprised of the status of matters relating to the completion of the Sale and work cooperatively in connection with obtaining all consents, clearances, expirations or terminations of waiting periods, waivers, permits, authorizations, Orders or approvals of, or any exemptions by, any Governmental Entity relating thereto.  In that regard, prior to the Closing, subject to the Confidentiality Agreement and Section 5.02, to the extent not prohibited by applicable Law, each party shall as promptly as reasonably practicable consult with the other parties to this Agreement to provide, and to cause their respective Affiliates to provide, any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of) all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental Entity in connection with this Agreement and the Sale.  Subject to the Confidentiality Agreement and Section 5.02, to the extent not prohibited by applicable Law, each party to this Agreement shall promptly inform the other parties to this Agreement, and, if in writing, furnish the other parties with copies of any (or, in the case of oral communications, advise the other parties orally of any material) communication from any Governmental Entity regarding the Sale, and permit the other parties to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written or oral communication or submission with any such Governmental Entity.  If any party to this Agreement or any representative of such party receives a request for additional information or request for documentary material from any Governmental Entity with respect to the Sale, then such party will make, or cause to be made, as promptly as reasonably practicable and after consultation with the other parties to this Agreement, an appropriate response to such request.  Purchaser Parent and the Sellers shall not participate in any meeting with any Governmental Entity in connection with this Agreement or the Sale (or make oral submissions at meetings or in telephone or other conversations) or, in connection with any proceeding by a Person regarding the transactions contemplated hereby relating to the HSR Act or any other Competition Laws, with any other Person, unless, to the extent reasonably practicable, it or they consult with the other parties in advance and, to the extent not prohibited by such Governmental Entity or applicable Law, gives the other parties the opportunity to attend and participate thereat.  Subject to the Confidentiality Agreement and Section 5.02 and to the extent not prohibited by applicable Law, each party shall furnish the other parties with copies of all correspondence, filings, submissions and communications between it and any such Governmental Entity with respect to this Agreement and the Sale, and furnish the other parties with such necessary information and reasonable assistance as the other parties may reasonably request in connection with its preparation of necessary or advisable filings or submissions of information to any such Governmental Entity.  The parties agree that they may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.03 as “Antitrust Counsel Only Material,” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser Parent on the one hand or Parent and Sellers on the other) or its legal counsel.  The parties further agree that materials provided pursuant to this Section 5.03(b) may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable privilege concerns and (iv) to remove personal and confidential information provided in connection with the CFIUS process.  In furtherance and not in limitation of the foregoing, the parties agree to consult and cooperate with one another (and to cause their respective Affiliates to cooperate) in connection with any submission by or on behalf of any party hereto in connection with any Competition Laws; provided that Purchaser Parent, after prior, good faith consultation with Parent and after considering in good faith Parent’s views and comments, shall have the principal responsibility for devising and implementing the strategy for satisfying the conditions set forth in Section

8.01(a) and Section 8.01(b) (in each case, to the extent relating to Competition Laws); provided, however, that the consent of each party (not to be unreasonably withheld) shall be required prior to the taking of any action in connection with satisfying the conditions set forth in Section 8.01(a) and Section 8.01(b) (in each case, to the extent relating to Competition Laws) if such action would be reasonably likely to materially delay or impede the likelihood of satisfying any such conditions.

(c)  The parties shall (i) file, as promptly as practicable, but in any event no later than fifteen Business Days after the date of this Agreement, with the United States Federal Trade Commission and the United States Department of Justice, the notification and report forms required under the HSR Act for the consummation of the Sale; (ii) make or file, as promptly as reasonably practicable, all filings, notices, applications or similar notifications required or advisable under any other Competition Laws for the consummation of the Sale with the relevant Governmental Entity; and (iii) (A) submit, as promptly as practicable, to CFIUS a draft joint voluntary notice under the DPA, and (B) thereafter file, as promptly as reasonably practicable, with CFIUS a joint voluntary notice under the DPA, if required or advisable (as determined by Purchaser Parent in good faith upon the advice of its external legal counsel), for the consummation of the Sale.  The parties shall provide CFIUS with any additional or supplemental information requested by CFIUS or its constituent agencies during the CFIUS review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS.  The parties shall promptly furnish to the other copies of any notices or written communications received by such party or any of its Affiliates from CFIUS or any of its constituent agencies with respect to the transactions contemplated by this Agreement, unless otherwise prohibited by CFIUS or applicable Laws, and each shall permit the other’s counsel to have an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed communications by such party to CFIUS concerning the transactions contemplated by this Agreement.  In the event that the parties receive a request for additional information or request for documentary materials after an initial notification pursuant to the HSR Act or any other Competition Laws, the parties shall use their respective reasonable best efforts to comply with such requests, as applicable, as promptly as reasonably practicable after receipt thereof and produce documents on a rolling basis, and the parties shall cause their respective counsel to closely cooperate during the entirety of any such investigatory or review process.

(d)  Purchaser Parent and the Sellers shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Sale.  In connection therewith, if any Action is instituted challenging the Sale as violative of any Laws, Purchaser Parent and the Sellers shall, and shall cause their respective Affiliates to, jointly (to the extent practicable) use their reasonable best efforts to initiate or participate in any proceedings, whether judicial or administrative, in order to (i) oppose or defend against such Action instituted by any Governmental Entity to prevent or enjoin the consummation of the Sale or (ii) take such action as necessary to overturn such Action instituted by any Governmental Entity to block consummation of the Sale, including by defending any such Action brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Order that makes illegal or prohibits the consummation of the Sale resulting from any such Action.

(e)  Notwithstanding anything to the contrary in this Agreement, Purchaser Parent and the Sellers understand and agree that Purchaser Parent’s and its Affiliates’ reasonable best efforts shall include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement (including any mitigation agreement, letter of assurance, national security agreement, security control agreement, special security arrangement, voting trust agreement or proxy agreement) with any Governmental Entity in connection with the transactions contemplated hereby and (ii) selling, divesting or otherwise holding separate (including by establishing a trust or otherwise) or disposing of (including by way of an exclusive or non-exclusive license), or taking, causing to be taken or refraining from taking any other action, in the case of each of clause (i) and clause (ii), and otherwise agreeing or committing to do any of the foregoing, with respect to any of Purchaser Parent’s or its Affiliates’ businesses, assets or properties or the businesses, assets or properties of the Transferred Entities or the Business, including any conditions, restrictions or actions that after the Closing would limit Purchaser Parent’s or its Affiliates’ freedom of action, ownership, control, influence, management or access over the business of the Transferred Entities or the Business; provided, however, that (A) Parent, Purchaser Parent and their respective Affiliates shall only be required take such actions that are conditioned upon and become effective only from and after the Closing and (B) nothing in this Agreement shall require Purchaser Parent or any of its Affiliates (or permit Parent or the Sellers or their respective Affiliates, without Purchaser Parent’s prior written consent) to take or agree or commit to take any such action, or agree or commit to any settlement, undertaking, consent decree, stipulation, agreement (including any mitigation agreement, letter of assurance, national security agreement, security control agreement, special security arrangement, voting trust agreement or proxy agreement), condition or restriction, involving the Business or the Transferred Entities, or Purchaser Parent or its Affiliates, or their respective businesses, product lines, assets, permits, operations, rights or interest therein, if taking any such action would have, or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect or a material adverse effect on the business, assets, financial condition or results of operations of Purchaser Parent and its Subsidiaries, taken as a whole (but measured on a scale relative to the Business, taken as a whole).

(f)  The parties shall not, and shall cause their Affiliates not to, take any action with the purpose, intent or knowledge that the intended act would reasonably be expected to have the applicable result of causing any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied or with the purpose, intent or knowledge that the intended act would reasonably be expected to have the applicable result of preventing, delaying or impeding the consummation of the Sale or any other transaction contemplated by this Agreement, including (A) acquiring or agreeing to acquire, by merger, consolidation, stock or asset purchase or otherwise, any business or corporation, partnership or other business organization or division thereof, (B) dissolving, merging or consolidating with any other Person, or (C) entering into a joint venture or other material, non-ordinary course business transaction with any other Person, in the case of each of clauses (A) through (C), if such transaction would reasonably be expected to prevent, or materially delay or impede the consummation of the transactions contemplated by this Agreement.

(g)  Whether or not the Sale is consummated, Purchaser Parent shall be responsible for all filing fees and legal, economist and other professional fees payable to any Governmental Entity in order to obtain any consents, approvals or waivers from any

Governmental Entity pursuant to this Section 5.03, other than the fees of and payments to Parent’s and the Sellers’ (including the Transferred Entities) legal and professional advisors.

Section 5.04 Conduct of Business.  (a) From the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except (i) as otherwise expressly contemplated by this Agreement, (ii) as required by Law, (iii) as disclosed in Section 5.04 of the Seller Disclosure Schedule, or (iv) as otherwise consented to in writing by Purchaser Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers shall cause the Transferred Entities and, with respect to the Business, each member of the Parent Group to:

(A)  use reasonable best efforts to conduct the Business in the ordinary course of business in a manner consistent with past practice; provided that no action by the Sellers or the Transferred Entities specifically addressed by any other clause of this Section 5.04(a) shall be deemed a breach of this clause (A) unless such action would constitute a breach of such other clause;

(B)  use reasonable best efforts to preserve intact their respective business organizations, keep available the services of their respective present senior officers and key employees and preserve the goodwill and business relationships with customers and others having business relationships with the Business;

(C)  not (1) amend the Transferred Entities’ certificates of incorporation or by-laws or equivalent organizational documents, (2) split, combine, adjust, repurchase or reclassify their outstanding capital stock, or (3) declare, set aside or pay any non-cash dividend or non-cash distribution to any Person;

(D)  not (1) issue, sell, pledge, transfer or dispose of, or agree to issue, sell, pledge, transfer or dispose of, any shares of capital stock or other equity interest of any Transferred Entity or (2) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, any options, warrants or rights of any kind to acquire any shares of any Transferred Entity’s capital stock of any class or other equity interests in any Transferred Entity or any debt or equity securities of any Transferred Entity that are convertible into or exercisable or exchangeable for such capital stock or other equity interests;

(E)  except in connection with the guarantee of borrowings under the Existing Debt Agreements as of the date hereof, not (1) incur in excess of $5,000,000 of Covered Indebtedness in the aggregate outstanding at any time at or on behalf of any Transferred Entity or for which any Transferred Entity would be responsible, except for Indebtedness owed from one Transferred Entity to another Transferred Entity that is wholly owned by one or more other Transferred Entities and is incurred in the ordinary course of business consistent with past practice, (2) make any acquisitions of any assets, product lines or businesses relating to the Business or any Transferred Entity in excess of $5,000,000 in the aggregate, other than pursuant to a Contract entered into and provided to Purchaser Parent prior to the date hereof, or (3) sell, pledge, dispose of, permit the incurrence of or subject to any Liens (other than Permitted Liens) any material assets, product lines or businesses relating to the Business or any Transferred Entity in excess of $5,000,000 in the aggregate other than pursuant to a Contract entered into and provided to Purchaser Parent prior to the date hereof;

(F)  except as required by applicable Law, any Seller Benefit Plan, Transferred Entity Benefit Plan or any Collective Bargaining Agreement as in effect on the date of this Agreement, not (i) materially increase the compensation or benefits (as applicable) of any Service Provider, or accelerate the timing of payment or funding of any compensation or benefits to any Service Provider, except for base salary or wage rate increases in the ordinary course of business consistent with past practice, (ii) transfer, or modify the terms of employment of, any employee of Parent and its Affiliates in a manner that would affect whether such employee is classified as a Business Employee, (iii) adopt, materially amend or terminate any Transferred Entity Benefit Plan, other than actions which would not result in a material increase in the costs associated with maintaining, sponsoring or administering any such Transferred Entity Benefit Plan, (iv) hire or terminate any employee of a Transferred Entity or any employee of Parent or one of its Affiliates who provides all or substantially all of his or her services to or for the benefit of the Business, other than (x) hires or terminations in the ordinary course of business consistent with past practice of individuals with annual base salaries less than or equal to $300,000 and (y) terminations for cause or (z) enter into, amend, renew or terminate any Collective Bargaining Agreement applicable to any Business Employee;

(G)  not enter into any Contract in relation to the Business for the sale, purchase or lease of material real property, or exercise any option to extend any leases of the Business Leased Real Property;

(H)  not make any material change to its methods of financial accounting except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

(I)  (1) except as set forth in the capital budget of the Transferred Entities made available to Purchaser Parent prior to the date hereof, not commit or authorize any commitment to make any capital expenditures in excess of  $2,500,000 in the aggregate, to the extent not set forth in such capital budget, or (2) fail to make material capital expenditures in accordance with such budget, subject in the case of this clause (2) to permitted deviations in expenditures of up to 10% of such budget, whether individually or in the aggregate;

(J)  not to dissolve, merge or consolidate any Transferred Entity with any other Person or recapitalize or completely or partially liquidate any Transferred Entity;

(K)  not make any loans, advances or capital contributions to or investments in any Person by any Transferred Entity, other than (1) any cash management loans and advances among Parent and its Subsidiaries, on the one hand, and any Transferred Entity, on the other hand, in the ordinary course of business consistent with past practice, (2) cash management loans and advances from one Transferred Entity to another Transferred Entity that is wholly owned by one or more other Transferred Entities in the ordinary course of business consistent with past practice, (3) advances to Business Employees or Service Providers for business expenses incurred in the ordinary course of business consistent with past practice or (4) as required pursuant to the terms and conditions of any Contract provided to Purchaser Parent prior to the date of this Agreement;

(L)  not (1) make, change or revoke any material Tax election, (2) change any annual Tax accounting period or adopt or change any material method of accounting for Tax purposes, (3) file any material amended Tax Return, (4) file any material Tax Return in a manner inconsistent with past practice, (5) enter into any Tax allocation, indemnity, sharing or similar agreement (excluding any commercial agreement the primary purpose of which does not relate to Taxes) or any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law), (6) settle or compromise any material Tax claim or assessment, (7) surrender any right to claim a material refund of Taxes, (8) seek any Tax ruling from any Governmental Entity, (9) grant any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, (10) initiate or enter into any voluntary disclosure agreement or similar agreement with any Governmental Entity, or (11) take any action that would change the classification of any Transferred Entity for U.S. federal (and any applicable state) Tax purposes, in each case, to the extent any such action could reasonably be expected to adversely affect Purchaser Parent, any of its Subsidiaries, or any of the Transferred Entities; provided that, for the avoidance of doubt, nothing in this Section 5.04(a)(L) shall limit actions taken by any member of the Parent Group solely in respect of Taxes reflected on a Tax Return of (x) Parent or a member of the Parent Group or (y) a consolidated, combined or unitary group that includes any member of the Parent Group;

(M)  not (1) amend or modify in any material respect, voluntarily terminate (other than the expiration of a Contract in accordance with its terms) or cancel any Business Material Contract, (2) voluntarily extend any Business Material Contract as defined in, or enter into any Contract that if in effect on the date hereof would be a Business Material Contract as defined in, Section 3.15(a)(iii), Section 3.15(a)(iv), Section 3.15(a)(v), Section 3.15(a)(vi) (other than Contracts with customers of the Business’s Agency practice entered into in the ordinary course of business consistent with past practice that do not bind any affiliates of a Transferred Entity that is a party to the Contract and do not have any restrictions on any business or practice of the Business other than the Agency practice), Section 3.15(a)(vii), Section 3.15(a)(viii) or Section 3.15(a)(xi) of the definition thereof or (3) other than in the ordinary course of business consistent with past practice, voluntarily extend any other Business Material Contract or enter into any contract that if on effect on the date hereof would be any other Business Material Contract;

(N)  other than in the ordinary course of business consistent with past practice, not sell, lease, license or otherwise transfer or dispose of, abandon or permit to lapse, fail to take any action, including payment of any fees, necessary to maintain, prosecute, enforce or protect, or create or incur any Lien (other than Permitted Liens) on, any Owned Intellectual Property;

(O)  not (1) commence any Action that would reasonably be expected to be material to the Transferred Entities and the Business, taken as a whole, without good faith consultation (during which Purchaser Parent’s comments will be considered in good faith) with Purchaser Parent prior to such commencement or (2) settle or compromise any Action against or affecting any of the Transferred Entities or the Business other than settlements or compromises of any Action where the amount paid in settlement or compromise does not exceed $1,000,000 individually or $2,000,000 in the aggregate (or unless Parent otherwise agrees to pay, or cause another member of the Parent Group to pay, any amounts paid in such settlement or compromise) as long as such settlement or compromise does not impose any equitable relief on a Transferred Entity or the Business;

(P)  not enter into any transaction between any member of the Parent Group, on the one hand, and any Transferred Entity, on the other hand, except for transactions (1) in the ordinary course of business consistent with past practice, (2) contemplated by this Agreement or any of the Ancillary Agreements; or (3) solely to facilitate the elimination of intercompany accounts or arrangements as contemplated by Section 5.09;

(Q)  not make any change to any Privacy Policy, other than as required by Law, or fail to use reasonable best efforts to adhere to the Privacy Policies and Privacy Legal Requirements;

(R)  not terminate or materially amend or modify any policies or procedures with respect to the use or distribution by the Transferred Entities or the Business of any Open Source Software; and

(S)  not agree or commit to do or take any action described in this Section 5.04(a).

(b)  Nothing contained in this Agreement shall give Purchaser Parent, directly or indirectly, the right to control or direct the operation of the Business or the Transferred Entities prior to the Closing.

Section 5.05  Consents.  (a) Each of Purchaser Parent and the Sellers shall use their reasonable best efforts to (i) obtain, and cooperate with the other parties’ efforts to obtain, any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement (“Third Party Consents”) under any Contracts to which any Transferred Entity is a party or any Parent Business Contract that exclusively relates to the Business and (ii) assign any Parent Business Contract that exclusively relates to the Business to a Transferred Entity.  With respect to any Parent Primary Business Contract, each of Purchaser Parent and the Sellers shall use their reasonable best efforts to obtain the agreement of the counterparty to such Parent Primary Business Contract to enter into a new contract or amendment splitting or assigning in relevant part such Parent Primary Business Contract (such agreement of such third party also being referred to herein as a “Third Party Consent”), such that a Transferred Entity will receive substantially the same rights, products or services provided under such Parent Primary Business Contract to such Transferred Entity or the Business prior to the Closing on terms and conditions substantially similar to those contained in such Parent Primary Business Contract.  The parties shall reasonably cooperate with each other in connection with obtaining any Third Party Consents in connection with any such transfers, assignments, novations or splitting, as applicable, of the Parent Primary Business Contracts.  Notwithstanding the foregoing, in no event shall any Seller have any further obligation under this Section 5.05(a) with respect to any such Third Party Consent that is not obtained (A) under any Contracts to which any Transferred Entity is a party within 120 days after the Closing Date and (B) under any Parent Business Contract on or prior to the date that is the one year anniversary of the Closing Date.
(b)  With respect to any material Parent Business Contract (it being understood that any Parent Business Contract that is a Business Material Contract shall be a “material Parent Business Contract” for purposes of this Section 5.05) to which a Third Party Consent is required but has not been obtained prior to the Closing as contemplated by Section 5.05(a) (each, a “Holdover Contract”), to the extent not prohibited under the terms of such Holdover Contract, the applicable member of the Parent Group that is party to such Parent Business Contract shall, subject to the assumption of all Liabilities to the extent relating to such Holdover Contract (“Holdover Contract Liabilities”) by Purchaser Parent, reasonably cooperate in a mutually agreeable arrangement under which Purchaser Parent or a Transferred Entity obtains the benefits and assumes the Liabilities thereunder in accordance with this Agreement until the earliest of (i) the time such Third Party Consent has been obtained, (ii) the expiration or termination of such Holdover Contract in accordance with its terms and (iii) one year anniversary of the Closing Date.  Purchaser Parent shall fully indemnify, defend and hold harmless Parent and its Affiliates for any Holdover Contract Liabilities.  Until the one year anniversary of the Closing Date, Parent or the other applicable member of the Parent Group may not voluntarily terminate any Holdover Contract prior to its expiration date for convenience or pursuant to any applicable advance notice period as set forth in such Holdover Contract, if any, in respect of such termination.  Notwithstanding any of the foregoing, neither Parent nor any other member of the Parent Group shall be obligated to renew or otherwise extend for any period any Holdover Contract (and Parent or the other applicable member of the Parent Group shall be permitted to deliver any applicable notice of non-renewal or non-extension).

(c)  To the extent that transfers of, replacements of, or notifications with respect to Transferred Company Permits (including Business Environmental Permits) are required in connection with the consummation of the transactions contemplated by this Agreement, the parties hereto shall use reasonable best efforts to effect such transfers, replacements and notifications, and the parties hereto shall reasonably cooperate in their mutual efforts with respect thereto; provided that in no event shall any Seller have any further obligation under this Section 5.05(c) with respect to any such Transferred Company Permit that is not obtained transferred, replaced or noticed, as applicable, on or prior to the one year anniversary of the Closing Date.

(d)  Notwithstanding anything to the contrary contained herein, none of Parent, Sellers or any of their respective Subsidiaries shall have any obligation to make payments or incur any costs or expenses, grant any concession or accommodation (whether financial or otherwise) or incur any Liability to obtain any Third Party Consents or to effect the transfers, replacements or notifications contemplated by this Section 5.05, and the failure to receive any such Third Party Consents or to effect any such transfers, replacements or notifications shall not, in and of itself, be taken into account with respect to whether any condition to the Closing set forth in Article 8 shall have been satisfied.

Section 5.06  Public Announcements.  No party to this Agreement shall, and each such party shall cause its Affiliates and its and their representatives not to, issue or cause the publication of any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall, to the extent not prohibited by Law, use reasonable best efforts to provide the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication, or (b) as are consistent (as to nature and scope) with any press release or public statement previously issued pursuant to this Section 5.06 for which the prior written consent of the other party has previously been granted.  The parties hereto agree that the initial press release to be issued with respect to the Sale following execution of this Agreement shall be in the form heretofore agreed to by Parent and Purchaser Parent.

Section 5.07  Financing.  Prior to and at the Closing, the Sellers shall, and shall cause each of the Transferred Entities to, and shall use their reasonable best efforts to cause their advisors and representatives (including auditors) to, provide such cooperation as is necessary or customary and reasonably requested by Purchaser Parent to assist Purchaser Parent in the arrangement of any debt financing in connection with the transactions contemplated by this Agreement; provided, that nothing herein shall require such cooperation to the extent it would (i) unreasonably interfere with the conduct of the business or operations of Parent and its Subsidiaries taken as a whole, (ii) require Parent or any of its Subsidiaries to agree to pay any commitment or other fees; reimburse any expenses (except as set out herein); provide any security prior to the Closing Date; provide any legal opinions; enter into any agreements, certificates or other instruments (except for (A) in the case of the Transferred Entities, to the extent such are only made effective at Closing, (B) customary bank authorization letters, and (C) release documentation contemplated by Section 2.03(b)(i)(G)); or otherwise incur any Liability or give any indemnities, or (iii) require Parent or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or constitute (with or without due notice or lapse of time, or both) a default under, any organizational document of Parent or any applicable material Laws or any Business Material Contracts made available to Purchaser Parent prior to the date hereof.  Purchaser Parent shall promptly, upon request by Parent, reimburse Parent or cause Parent to be reimbursed for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented outside attorneys’ fees) incurred by Parent or any of its Subsidiaries (including the Transferred Entities, whose costs and expenses in connection with any such debt financing shall, notwithstanding anything to the contrary herein, be the sole responsibility of Purchaser Parent) or their respective representatives in connection with any such debt financing, including the cooperation contemplated by this Section 5.07, and shall indemnify and hold harmless Parent, its Subsidiaries and their respective representatives from and against any and all Liabilities suffered or incurred by any of them in connection with the arrangement of any such debt financing and any information used in connection therewith, except with respect to any Fraud or intentional misrepresentation or willful misconduct by any such Persons, or to the extent arising directly from a material inaccuracy in any information provided by Parent or its Subsidiaries and included by Purchaser Parent in any offering documents relating to the applicable debt financing.

Section 5.08  R&W Insurance Policy.  Prior to, concurrently with or promptly following the execution of this Agreement, Purchaser Parent shall cause to be bound and incepted a representations and warranties insurance policy (the “R&W Insurance Policy”).  Upon satisfaction of the applicable conditions in the conditional binder, Purchaser Parent shall pay, or cause to be paid, the premium and all other costs required for issuance of the R&W Insurance Policy at or promptly following the Closing.  The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees not to pursue, directly or indirectly, any subrogation rights against Parent or any of its Affiliates, or any former shareholders, managers, members, directors, officers and employees of any of the foregoing with respect to any claim made by any insured thereunder, which waiver Parent may enforce directly against the insurer of the R&W Insurance Policy, other than in the event of Fraud on the part of the Sellers in respect of any of the representations set forth in Article 3.  Purchaser Parent shall not, and shall cause the Purchasing Entities not to, waive, amend, modify or otherwise revise this subrogation provision under the R&W Insurance Policy, or allow such provision to be waived, amended, modified or otherwise revised by any other Person, in each case, without Parent’s prior written consent, which Parent may grant or withhold in its sole discretion.  Parent shall provide such cooperation as is customary and reasonably requested by Purchaser Parent in connection with Purchaser Parent’s efforts to obtain the R&W Insurance Policy.

Section 5.09  Affiliate Services; Intercompany Accounts and Arrangements.  (a) Without limiting Section 3.19, Purchaser Parent acknowledges, on behalf of itself and its Subsidiaries, that (i) the Business as presently conducted by Sellers receives or benefits from Overhead and Shared Services furnished by members of the Parent Group, and (ii) all such Overhead and Shared Services and any benefits derived therefrom shall cease and thereafter the sole obligations of the members of the Parent Group with respect to the provision of any Overhead and Shared Services to the Business shall be as set forth in this Agreement and the Ancillary Agreements.

(b)  At or prior to the Closing, (i) all intercompany accounts, except for those accounts listed on Section 5.09(b) of the Seller Disclosure Schedule, between any member of the Parent Group, on the one hand, and any Transferred Entities, on the other hand, shall be settled or otherwise eliminated and (ii) any or all Cash of the Transferred Entities may be extracted by the Parent Group, in the case of each of clauses (i) and (ii), in such a manner as the Sellers shall determine in their sole discretion; provided, that neither Purchaser Parent nor any of its Affiliates (including the Transferred Entities) shall have any Liability from and after the Closing arising out of or relating to such settlement of intercompany accounts or, if applicable, the extraction of Cash unless such Liability is fully reflected as a payable in Working Capital on the Final Closing Statement and, following the timely payment of such payable, neither Purchaser Parent nor any of its Affiliates (including the Transferred Entities) will have any further Liability with respect to such Liability.  Notwithstanding any other provisions, Parent shall cause the Transferred Entities not to create or increase the balance of, or eliminate or decrease the balance of, any debt between or among any Transferred Entities, transfer any asset to another Transferred Entity or engage in any transaction with another Transferred Entity, in each case, other than (A) in the ordinary course of business consistent with past practice or (B) with Purchaser Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

(c)  Effective at the Closing, other than (i) this Agreement and the Ancillary Agreements, (ii) any intercompany accounts governed by Section 5.09(b) and (iii) any other Contracts listed in Section 5.09(c) of the Seller Disclosure Schedule, all arrangements, understandings or Contracts, including all obligations to provide goods, services or other benefits, by any member of the Parent Group, on the one hand, and any Transferred Entity on the other hand, shall be terminated without any party having any continuing obligations or Liabilities to the other (and in a manner that does not result in any Liability to Parent or its Subsidiaries (including the Transferred Entities) as of or following the Closing, for Taxes or otherwise, unless such Liability, (i) is owed solely by one Transferred Entity to another Transferred Entity or (ii) is fully reflected as a payable in Working Capital on the Final Closing Statement and, following the timely payment of such payable, neither Purchaser Parent nor any of its Affiliates (including the Transferred Entities) will have any further Liability with respect to such Liability).

(d)  For the avoidance of doubt, Parent and its Subsidiaries (excluding the Transferred Entities) shall be solely responsible for, and shall pay and discharge, in the ordinary course of business, any and all Liabilities that are outstanding as of immediately prior to the Closing in respect of accounts relating to accounts payable, payroll and employer match contributions to any defined contribution plan held at a member of the Parent Group for the benefit of the Business or Business Employees.

Section 5.10  Guarantees; Commitments.  (a) From and after the Closing, Purchaser Parent and the Transferred Entities, jointly and severally, shall forever indemnify, defend and hold harmless Parent and its Subsidiaries against any Losses that Parent or any of its Subsidiaries may suffer, incur or be liable for by reason of or arising out of or in consequence of (i) Parent or any of its Subsidiaries issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, letter of comfort or other similar obligation of the Transferred Entities or, to the extent relating to the Business, any member of the Parent Group and listed on Section 5.10(a) of the Seller Disclosure Schedule (collectively, the “Indemnified Guarantees”), (ii) any claim or demand for payment made on Parent or any of its Subsidiaries with respect to any of the Indemnified Guarantees or (iii) any Action by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.

(b)  Without limiting Section 5.10(a) in any respect, Purchaser Parent shall use its reasonable best efforts to cause itself or the Transferred Entities to be substituted in all respects for Parent and any of its Subsidiaries, and for Parent and its Subsidiaries to be released, in each case effective as of the Closing, in respect of all obligations of Parent and any of its Subsidiaries under each of the guarantees, indemnities, letters of credit, letters of comfort and other obligations of such Persons related to the Business listed in Section 5.10(b) of the Seller Disclosure Schedule (which list may be supplemented by Parent in good faith after the date hereof and at least ten Business Days prior to the anticipated Closing Date to include any such guarantee, indemnity, letter of credit, letter of comfort or other similar obligation to the extent relating to the Business entered into in the ordinary course of business consistent with past practice) (collectively, the “Substituted Guarantees”), and Parent shall reasonably cooperate in Purchaser Parent’s efforts relating thereto.  In furtherance and not in limitation of the foregoing, at Parent’s request, Purchaser Parent shall, and shall after the Closing cause each of the Transferred Entities to, use its respective reasonable best efforts to assign or cause to be assigned, any lease underlying a Substituted Guarantee to a Subsidiary of Purchaser Parent meeting the applicable net worth and other requirements in such lease to give effect to the provisions of the preceding sentence.  For any Substituted Guarantees for which Purchaser Parent or any Transferred Entity, as applicable, is not substituted in all respects for Parent and its Subsidiaries or for which Parent and its Subsidiaries (other than the Transferred Entities) are not released, effective as of the Closing, Purchaser Parent shall continue to use its reasonable best efforts, and shall cause the Transferred Entities to use their reasonable best efforts, to effect such substitution and release after the Closing, and Parent shall continue to reasonably cooperate in Purchaser Parent’s efforts.  Neither Parent nor any of its Subsidiaries shall have any obligation to make payments or incur any costs or expenses, grant any concession or accommodation (whether financial or otherwise) or incur any other Liability in connection with such cooperation pursuant to this Section 5.10, except to the extent Purchaser Parent agrees to promptly reimburse the Sellers or any of their respective Subsidiaries or agrees to fully indemnify Parent and its Affiliates for any such Liabilities.  Without limiting the foregoing, neither Purchaser Parent nor any of its Subsidiaries shall extend or renew any Contract containing or underlying a Substituted Guarantee unless, prior to or concurrently with such extension or renewal, the Transferred Entities are substituted in all respects for Parent and any of its Subsidiaries, and Parent and its Subsidiaries are released, in respect of all obligations of Parent and any of its Subsidiaries under such Substituted Guarantee.  In no event shall Purchaser Parent, the Transferred Entities, or any of their Affiliates be obligated to pay any money to any Person to effect the substitutions described in Section 5.10(b).

Section 5.11  Payments; Misallocated Assets.

(a)  Purchaser Parent shall promptly pay or deliver to Parent any monies or checks that have been sent after the Closing Date to Purchaser Parent or any Transferred Entities to the extent they are due to any business of the Parent Group other than the Business, including by customers, suppliers or other contracting parties of the Parent Group (with respect to any such business (other than the Business)) for goods or services provided by such business and otherwise consistent with the terms and conditions of this Agreement and the Ancillary Agreements.

(b)  The Sellers shall promptly pay or deliver to Purchaser Parent any monies or checks that have been sent to a member of the Parent Group after the Closing Date to the extent they are due to the Business, including by customers, suppliers or other contracting parties of Purchaser Parent or its Affiliates (including the Transferred Entities) or the Business for goods or services provided by the Business and otherwise consistent with the terms and conditions of this Agreement and the Ancillary Agreements.

(c)  If, following the Closing, any right, property or asset of the Business is found to have been transferred to or retained by a member of the Parent Group in error, Parent shall promptly transfer, or cause the applicable member of the Parent Group to promptly transfer, such right, property or asset to Purchaser Parent or its applicable Affiliate, as Purchaser Parent shall designate.  If, following the Closing, any right, property or asset of any business of the Parent Group (other than the Business) is found to have been transferred to or retained by the Transferred Entities in error, Purchaser Parent shall cause the applicable Transferred Entity to promptly transfer such right, property or asset to the applicable member of the Parent Group, as Parent shall designate.

Section 5.12  Resignations.  Parent shall cause each director and officer of any Transferred Entity who is not a Business Employee to resign in such capacity effective as of the Closing.

Section 5.13  Use of Marks.

(a)  Except as expressly provided in this Section 5.13(a), neither Parent nor any member of the Parent Group grants Purchaser Parent or any of its Subsidiaries rights to use the trademarks of Parent or the Parent Group after Closing (excluding, for the avoidance of doubt, any trademarks included in the Owned Intellectual Property).  Purchaser Parent shall promptly (and in any case within 30 days after Closing) cause each of the Transferred Entities having a corporate name that includes the terms “Alliance Data”, “ADS”, “Alliance Data FHC”, or “ADI, LLC” or any variations or derivatives thereof or any names, trademarks, service marks or logos that are confusingly similar thereto (collectively, “Alliance Data Marks”) to apply to change its corporate name to a name that does not include any Alliance Data Mark, including making within 30 days after Closing any legal filings necessary to effect such change.  For the avoidance of doubt, nothing in this Agreement shall be construed as restricting or limiting

Purchaser Parent or any of its Subsidiaries (including, after the Closing, the Transferred Entities) from using or referencing the Alliance Data Marks in Tax, legal, employment or other records as required by Law or the rules of any applicable stock exchange or in a manner that would constitute “fair use” under applicable Law if such use were made by another Person.

(b)  The Transferred Entities may, and Parent and its Affiliates, as applicable, hereby grant to the Transferred Entities a limited, non-exclusive, non-transferable, non-sublicensable right to, continue to use the Alliance Data Marks for no more than 30 days after Closing in substantially the same manner the Transferred Entities used such marks before the Closing.  The Transferred Entities’ use of the Alliance Data Marks shall be strictly in accordance with this Section 5.13(b).  Purchaser Parent shall, and shall cause its Subsidiaries (including, after the Closing, the Transferred Entities) to (i) not hold itself out as having any current affiliation with Parent or any member of the Parent Group (except to the extent such affiliation is implied by the use of the Alliance Data Marks as contemplated herein), and (ii) use reasonable best efforts to minimize and eliminate use of the Alliance Data Marks.  In any event, as soon as practicable after the Closing Date, and in any event within 60 days thereafter, Purchaser Parent shall and shall cause each of its Subsidiaries (including, after the Closing, the Transferred Entities) to (A) cease and discontinue use of all Alliance Data Marks and (B) to the extent in the control of Purchaser Parent or its Subsidiaries (including, after the Closing, the Transferred Entities), complete the removal of the Alliance Data Marks from all products, signage, properties, technical information, stationery and promotional or other marketing materials and other assets of the Transferred Entities viewable by third parties.

Section 5.14  Insurance Policies.

(a)  Except as otherwise provided under this Section 5.14, from and after the Closing, (i) the Transferred Entities and the Business shall cease to be in any manner insured by, entitled to any benefits or coverage under or entitled to seek benefits or coverage from or under any insurance policies of Parent or any of its Affiliates or by any of their respective self-insurance programs (“Seller Policies”), (ii) Parent and its applicable Affiliates shall retain all rights to control such insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any such Seller Policies, notwithstanding whether any such Seller Policies apply to any Liabilities of Purchaser Parent or its Affiliates (including the Transferred Entities) and (iii) neither Purchaser Parent nor its Affiliates (including the Transferred Entities) shall have any access, right, title or interest to or in any such Seller Policies (including to any claims or rights to make (or pursue existing) claims or any rights to proceeds).  Notwithstanding the foregoing, the Transferred Entities may make claims against Parent’s and its Affiliates’ occurrence-based third party liability insurance policies issued in the name (including as one of the insureds) or for the benefit of any Transferred Entity or the Business (“Available Insurance Policies”) with respect to any actions or omissions that occurred prior to Closing and are covered by any such Available Insurance Policies solely to the extent that (A) such Available Insurance Policies permit the applicable claims as contemplated by this Section 5.14 and (B) coverage is available thereunder; provided that Purchaser Parent shall reimburse Parent for any fees, costs or expenses (including any retro-premium adjustments) incurred by Parent or any of its Subsidiaries solely and to the extent as a result of, and shall bear the amount of any deductibles or net retentions associated with, any claim by or on behalf of any of the Transferred Entities under such policies (including any unsuccessful claims).  Following the Closing, Parent hereby authorizes the Transferred Entities to notify, make and pursue applicable claims as contemplated by this Section 5.14 under the Available Insurance Policies; provided that the Transferred Entities shall be responsible for notifying any and all insurance companies of such claims and complying with the policy terms and conditions for pursuit and collection of such claims; and provided further, that Parent shall promptly forward to Purchaser Parent or the applicable Transferred Entity any communication from an insurer in respect of such claims and, to the extent applicable, reasonably assist Purchaser Parent’s or the applicable Transferred Entity’s communications with an insurer.  Parent shall use commercially reasonable efforts (at the expense of the Transferred Entities), to the extent permitted by the relevant Available Insurance Policies, to assist Purchaser Parent’s and the Transferred Entities’ efforts to obtain the benefit of such insurance coverage.

(b)  No member of the Parent Group shall terminate, amend, modify or waive any rights under any Available Insurance Policies in a manner that would reduce in any material respect the insurance coverage for Losses as to which any Transferred Entity or the Business has made, or could in the future make, a claim for coverage pursuant to this Section 5.14.  If Parent or any of its Subsidiaries receives insurance proceeds in connection with any Available Insurance Claim made by or on behalf of the Transferred Entities or to the extent relating to the Business, Parent shall cause such proceeds to be promptly delivered to the applicable Transferred Entity or another Person designated by Purchaser Parent.

(c)  No payments due under this Section 5.14 shall affect, be affected by, or be subject to set off against, any adjustment to the Purchase Price.  Whenever this Section 5.14 requires any Transferred Entity to take any action after the Closing, such requirement shall be deemed to constitute an undertaking on the part of Purchaser Parent to take such action or to cause such Transferred Entity to take such action.

Section 5.15  Non-Solicitation; Non-Compete.  (a) For a period of 24 months from the Closing Date, Parent and its Subsidiaries shall not, without the prior consent of Purchaser Parent, directly or indirectly, solicit for employment or hire (whether as an employee, consultant or otherwise) (i) any Business Employee set forth on Section 5.15(a) of the Seller Disclosure Schedule (each of the Persons described in this clause (i), a “Covered Executive”) or (ii) the direct reports of such Covered Executives (each of the Persons described in this clause (ii), a “Covered Employee”); provided that Parent and its Subsidiaries shall not be precluded from (A) engaging in any general advertisement, public solicitation for employment, or similar generalized message (whether through placement agencies of otherwise and whether in print, digital media or otherwise) not specifically targeted at Covered Executives or Covered Employees and soliciting or hiring any Covered Employee who responds to such general advertisement, public solicitation for employment or similar generalized message or (B) soliciting or hiring, or taking any other action with respect to any such Covered Employee whose employment with the Transferred Entities was (1) terminated by the Transferred Entities prior to commencement of employment discussions between Parent or its applicable Subsidiary and such Covered Employee, or (2) terminated voluntarily by the resignation of such Covered Employee more than three months prior to the commencement of employment discussions between Parent or its applicable Subsidiary (or any of their officers, directors or employees) and such Person.

(b)  For a period of 36 months from the Closing Date, Parent and its Subsidiaries shall not, without the prior consent of Purchaser Parent, directly or indirectly, engage in a Competing Business in any jurisdiction where the Business operates as of the date of this Agreement or the Closing Date.  Notwithstanding the foregoing, nothing in this Agreement shall prevent or preclude Parent or any of its Subsidiaries from (i) acquiring or holding, directly or indirectly, passive ownership of up to 5% of the aggregate outstanding indebtedness or equity securities of any publicly traded Person engaged in a Competing Business; (ii) acquiring or investing in any Person engaged in a Competing Business; provided that (A) such Person’s Competing Business accounts for less than 10% of the consolidated annual revenues of such Person during the fiscal year prior to such acquisition or investment being made and (B) neither Parent nor any of its Subsidiaries participates in or directly influences the management decisions of such Person or otherwise assists such Persons in an advisory role, in each case, with respect to the Competing Business; or (iii) acquiring or investing in any Person engaged in a Competing Business that accounts for more than 10% of the consolidated annual revenues of such Person during the fiscal year prior to such acquisition or investment being made; provided that Parent enters into a binding agreement to divest to an unaffiliated third party that portion of the business of such Person that conducts the Competing Business within 12 months of acquiring or investing in such Person.  Notwithstanding anything in this Section 5.15(b) to the contrary, neither Parent nor any of its Subsidiaries shall be prevented, precluded, restricted or otherwise limited from continuing to engage, directly or indirectly, in any Retained Business, including (X) with respect to the Card Services Business, any reasonable extension or development thereof which is in connection with credit, financing or other payment products, platforms or services or the issuance of credit cards, or (Y) with respect to the Loyalty One Business, any reasonable extension or development thereof which is in connection with (1) coalition, loyalty or reward programs or services or (2) the provision of products or services directly to or primarily related to end-user consumers.

(c)  “Competing Business” means the business of providing end-to-end integrated marketing solutions, agency and consulting services, marketing technology services, data services, analytical services, traditional and digital marketing and affiliate marketing services, in each case, which are substantially substitutable for those being provided by the Business to its customers or clients as of the date of this Agreement or the Closing Date.

(d)  “Retained Business” means all businesses (other than the Business) conducted by Parent or its Subsidiaries as of the date of this Agreement, including the business, operations and activities of the LoyaltyOne and Card Services segments of Parent (as such segments are described in Parent’s Form 10-K for the year ended December 31, 2018) (including the audited financial statements and footnotes thereto) (the “LoyaltyOne Business” and “Card Services Business,” respectively).

(e)  The Sellers acknowledge that the restrictions contained in this Section 5.15 are reasonable and necessary, in terms of time, area and line of business, to protect the legitimate interests of Purchaser Parent and constitute a material inducement to Purchaser Parent to enter into this Agreement and consummate the transactions contemplated by this Agreement.  If any covenant contained in this Section 5.15 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 5.15 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 5.16  Notices of Certain Events.  Each of Parent and Purchaser Parent shall promptly notify the other party of any event or circumstance that has resulted, or would reasonably be expected to result, in the conditions set forth in Section 8.02 not being met, in the case of Parent, or in the conditions set forth in Section 8.03 not being met, in the case of Purchaser Parent; provided, however, that the failure to deliver any notice pursuant to this Section 5.16 shall not, in and of itself, (a) be taken into account with respect to whether any condition to the Closing set forth in Article 8 shall have been satisfied, or (b) be deemed a breach or default for purposes of the parties’ termination rights pursuant to Section 9.01 and shall not otherwise delay the Closing hereunder.

ARTICLE 6

EMPLOYEE MATTERS COVENANTS

Section 6.01  Offers of Employment; Transfers of Employment.  (a) No later than 30 days prior to the Closing, Purchaser Parent shall, or shall cause one of its Affiliates to, make offers of employment to each Business Employee who is employed by a member of the Parent Group (collectively, the “Parent Group Employees”), including any such Parent Group Employee who is, as of the Closing, on an approved leave of absence or absent due to short-term or long-term disability (any such employee, a “Parent Group Inactive Employee”).  Such offers (which may be in the form of a general offer of employment to employees or individualized offers) shall be effective as of the Closing, or, for any Parent Group Inactive Employee, on the date on which such Parent Group Inactive Employee returns to work after the Closing (provided that for any such Parent Group Inactive Employee, the offer shall expire if the date on which such Parent Group Inactive Employee returns to work is more than one hundred and eighty (180) days following the Closing Date) (the “Transfer Date”) and shall provide each Parent Group Employee with (i) the same general location of employment as (which, in any event, shall not be more than 20 miles from) such Parent Group Employee’s location of employment as of immediately prior to the Closing; (ii) responsibilities not materially reduced from such Parent Group Employee’s responsibilities as of immediately prior to the Closing; and (iii) compensation and benefits at a level consistent with the requirements of Section 6.02 below.  Parent Group Employees who accept Purchaser Parent’s or its Affiliate’s offer of employment under this Section 6.01(a) and commence employment with Purchaser Parent or its Affiliates on or after the Closing shall be referred to herein as “Transferred Parent Group Employees” (it being understood that whether Purchaser Parent makes (or causes to be made) a general offer of employment to employees or individualized offers, such offers shall be deemed accepted unless expressly rejected by the applicable Parent Group Employee).  Parent shall, or shall cause the appropriate member of the Parent Group to, terminate the employment of each Transferred Parent Group Employee as of the Closing Date or Transfer Date, as applicable.  At the Closing, the employment of each Business Employee employed by any Transferred Entity (each, a “Transferred Entity Employee”) will transfer to Purchaser Parent or an Affiliate thereof or continue with the applicable Transferred Entity, as applicable, in accordance with applicable Law.  The Transferred Parent Group Employees and the Transferred Entity Employees are collectively referred to herein as the “Continuing Employees”.

(b)  If any Transferred Parent Group Employee requires a visa, work permit or pass or other approval for his or her employment to commence or continue, as applicable, with Purchaser Parent or its Affiliates, Purchaser Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to prepare and file any necessary applications to secure such visa, work permit or pass or other approval as promptly as practicable.  Parent shall cooperate with Purchaser Parent in good faith to provide any necessary documentation or information (subject to applicable Law) reasonably requested by Purchaser Parent in order for Purchaser Parent to comply with the preceding sentence.  If an applicable visa, work permit or pass or other approval for any Parent Group Employee is not in place with Purchaser Parent or one of its Affiliates as of the Closing Date, then: (i) Parent’s offer shall become effective not on the Closing Date but on the first date following the Closing Date on which such visa, work permit or pass, or other approval is in place with Purchaser Parent or its Affiliates (such date, the “Secondment End Date”); (ii) to the extent such Parent Group Employee accepts Purchaser Parent’s (or its Affiliate’s) offer of employment prior to the Closing Date, then such Parent Group Employee shall be seconded to Purchaser Parent or one of its Affiliates (each such employee, a “Seconded Employee”) during the period (the “Secondment Period”) commencing on the Closing Date and ending on the earliest of (w) the 45th day following the Closing Date, (x) the applicable Secondment End Date, (y) the date on which such Seconded Employee rescinds his or her acceptance of Purchaser Parent’s offer of employment, or (z) the date on which his or her employment with Parent and its Affiliates terminates for any reason (and, if such secondment ends under the foregoing clauses (x), upon the applicable Secondment End Date, Parent shall, or shall cause an Affiliate thereof to, terminate such Seconded Employee’s employment and such Seconded Employee shall commence employment with Purchaser Parent or an Affiliate thereof and such Seconded Employee and shall become a Continuing Employee hereunder); (iii) during the applicable Secondment Period, Parent shall, to the extent permitted by Law, continue to employ such Seconded Employee; provided that such Seconded Employee shall be subject to termination for cause as determined by Parent in its sole discretion; (iv) during the applicable Secondment Period, such Seconded Employee shall provide services to Purchaser Parent or an Affiliate thereof at the day-to-day direction of Purchaser Parent or its applicable Affiliate; and (v) Purchaser Parent shall pay to Parent the costs of compensation, employee benefits, associated employer taxes, and business expense reimbursements in respect of such Seconded Employees during the Secondment Period, on terms customary for secondment arrangements that will be negotiated between Purchaser Parent and Parent in good faith in the event it becomes apparent that there will be Seconded Employees.  Purchaser Parent shall and shall cause its Affiliates to use commercially reasonable efforts to cause the commencement of any Seconded Employee’s employment with Purchaser Parent or an Affiliate thereof as soon as reasonably practicable following the Closing Date.  For the avoidance of doubt, notwithstanding anything in this Article VI to the contrary, with respect to any Seconded Employee who becomes a Continuing Employee, references to the Closing or Closing Date in this Article VI (except for such references in Section 6.01(b), Section 6.02(a) and Section 6.04) shall refer to the date on which such Seconded Employee becomes a Continuing Employee.

(c)  Effective as of the Closing, Parent or the applicable member of the Parent Group shall terminate the participation of each Continuing Employee and his or her eligible dependents in each Seller Benefit Plan, other than (i) any Seller Benefit Plan listed on Section 6.01(c) of the Seller Disclosure Schedule that will be assumed by Purchaser Parent or its applicable Affiliates (including the Transferred Entities) and (ii) any International Benefit Plan or any Transferred Entity Benefit Plan that will automatically under applicable Law be transferred to or continued by Purchaser Parent or its applicable Affiliates (including the Transferred Entities) (each such Benefit Plan referenced in the foregoing clauses (i) and (ii), an “Assumed Plan”).  Following the Closing, Purchaser Parent shall, and shall cause its applicable Affiliates (including the Transferred Entities) to, honor and comply with the terms and conditions of the Assumed Plans, subject to any amendments or terminations permitted by such terms and conditions.

(d)  The parties hereto intend that the transactions contemplated by this Section 6.01 shall not result in a termination of employment of any Continuing Employee or otherwise trigger severance, termination or similar payments or benefits or any workforce notification or termination requirements, and that the Continuing Employees shall have continuous and uninterrupted employment through the Closing, and the parties shall use their reasonable best efforts to ensure the same.  Notwithstanding the foregoing, in the event that any Business Employee becomes eligible for any such payments or benefits, so long as Purchaser Parent has complied with its requirements under Sections 6.01(a) and 6.02 with respect to such Business Employee, Parent shall be solely responsible for such severance, termination or similar payments or benefits with respect to such Business Employee.

Section 6.02  Compensation and Benefits.  (a) Purchaser Parent shall, and shall cause its applicable Affiliates (including the Transferred Entities) to, provide or cause to be provided to each Continuing Employee, during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (or, for any Parent Group Inactive Employees who become Continuing Employees after the Closing Date, his or her Transfer Date), to the extent applicable, (i) a base salary or wage rate, as applicable, and target cash incentive opportunity that are no less than the base salary or wage rate, as applicable, and target cash incentive opportunity in effect for such Continuing Employee immediately prior to the Closing, and (ii) employee benefits (including, without limitation, health, welfare, retirement, fringe benefits and perquisites, but excluding equity compensation) that in the aggregate are no less favorable than those provided to similarly situated employees of Purchaser Parent.

(b)  Purchaser Parent shall, and shall cause its applicable Affiliates (including the Transferred Entities) to, provide the Continuing Employees with full credit for all service with Parent or any of its Affiliates (including the Transferred Entities) (or any predecessor employer) for all purposes, including for purposes of eligibility to participate, vesting, benefit accruals (other than benefit accruals under defined benefit pension plans or for purposes of retiree medical plans (including any such defined benefit pension or retiree medical plans that are grandfathered plans), it being understood that no Continuing Employee shall be eligible to participate in any grandfathered defined benefit pension or retiree medical plan) and level of benefits, under the employee benefit plans, programs, policies and arrangements of Purchaser Parent and its Affiliates providing benefits to the Continuing Employees after the Closing Date (including the Assumed Plans) (collectively, the “Purchaser Parent Plans”), to the same extent that such Continuing Employees were, or would have been, entitled to recognition of such service by a Seller and its applicable Affiliates (including the Transferred Entities) under Scheduled Benefit Plans immediately prior to the Closing (or, for any Parent Group Inactive Employee who becomes a Continuing Employee after the Closing, immediately prior to his or her Transfer Date), except as would result in a duplication of benefits.

Section 6.03  Health Coverage.  Purchaser Parent shall, and shall cause its applicable Affiliates (including the Transferred Entities) to, use commercially reasonable efforts to cause (a) each Continuing Employee and his or her eligible dependents to be immediately eligible to participate, without any waiting time, in any and all Purchaser Parent Plans; (b) any pre-existing condition or other exclusions, actively at work requirements and waiting periods to be waived for each Continuing Employee and his or her eligible dependents under such Purchaser Parent Plans, except to the extent such exclusions applied to the Continuing Employee or such dependents under the applicable Scheduled Benefit Plan prior to the Closing Date; and (c) if a Continuing Employee becomes eligible to participate in a Purchaser Parent Plan for the first time following the Closing, such Continuing Employee to receive full credit, for the first year of eligibility under such Purchaser Parent Plan for any deductible, coinsurance, co-payment or out-of-pocket expenses already incurred by the Continuing Employee under the applicable Scheduled Benefit Plan during the same plan year, if any, for purposes of satisfying any deductible, coinsurance, co-payment or maximum out-of-pocket expense provisions, as applicable, of such Purchaser Parent Plan to the extent credit would have been given under comparable Scheduled Benefit Plans, as applicable, prior to the Closing.

Section 6.04  Severance.  With respect to any Continuing Employee who, during the period commencing on the Closing Date and ending on the first anniversary thereof, experiences a Qualifying Termination, Purchaser Parent shall provide severance pay and benefits that are no less favorable than the severance pay and benefits described on Section 6.04 of the Seller Disclosure Schedule or that are required pursuant to any Collective Bargaining Agreement.

Section 6.05  WARN.  Purchaser Parent shall be solely responsible for complying with WARN in connection with the Continuing Employees as a result of any action by Purchaser Parent or its Affiliates on or after the Closing Date, and agrees to indemnify, defend and hold harmless the Parent Group from and against any and all Liabilities arising in connection with any failure to comply with the requirements of this Section 6.05.

Section 6.06  Accrued Vacation and Sick Leave.  Effective as of the Closing Date (or, for any Parent Group Inactive Employee who becomes a Continuing Employee after the Closing, as of his or her Transfer Date), to the extent consented to by the applicable Continuing Employee or otherwise permitted by applicable Law, Purchaser Parent shall, and shall cause its applicable Affiliates (including the Transferred Entities) to, recognize, assume the Liability with respect to, and honor each Continuing Employee’s vacation, paid time off and sick leave (including personal leave) accrued but unused through the Closing Date (or such Continuing Employee’s Transfer Date, as applicable) (as assumed by Purchaser Parent and its applicable Affiliates, the “Assumed PTO”).  Continuing Employees shall be permitted to use their Assumed PTO in a manner consistent with Purchaser Parent policies applicable to similarly situated employees of Purchaser Parent and to accrue additional vacation and other paid-time-off in accordance with Purchaser Parent’s policies and procedures, as in effect from time to time.  Except as would result in a duplication of benefits, Purchaser Parent and its Affiliates shall recognize the Continuing Employees’ service with Sellers and their Affiliates (including the Transferred Entities) (and their predecessors) prior to the Closing (or, for any Parent Group Inactive Employee who becomes a Continuing Employee after the Closing, prior to his or her Transfer Date) for the purposes of accruals and usage of vacation and paid-time-off following the Closing.

Section 6.07  COBRA.  Parent and its Affiliates shall be solely responsible for providing continuation coverage to the extent required by Section 4980B of the Code to those individuals who are “M&A qualified beneficiaries” as defined in Treasury Regulations Section 54.4980B-9, Q&A-4(b) with respect to the transactions contemplated by this Agreement.

Section 6.08  401(k) Plan.  Effective no later than the Closing Date, Purchaser Parent shall, or shall cause one of its Affiliates to, establish or designate a defined contribution plan for the benefit of the U.S. Business Employees who become Continuing Employees (the “Purchaser Parent 401(k) Plan”) that is intended to be qualified under Section 401(a) of the Code and have a related trust that is exempt under Section 501(a) of the Code.  The U.S. Business Employees who become Continuing Employees will be eligible to participate in the Purchaser Parent 401(k) Plan immediately following the Closing (or, for any U.S.-based Parent Group Inactive Employee who becomes a Continuing Employee after the Closing, immediately following his or her Transfer Date).  Effective as of the Closing Date (or, for any U.S.-based Parent Group Inactive Employee who becomes a Continuing Employee after the Closing, as of his or her Transfer Date), the Sellers shall cause the accounts balances (including any outstanding loan balances) in the tax-qualified defined contribution plan maintained by the Parent Group (the “Seller 401(k) Plan”) that are attributable to the Continuing Employees who were, as of immediately prior to the Closing (or their respective Transfer Dates, as applicable), participants in the Seller 401(k) Plan to be fully vested and transferred in cash and, for the plan loans, in promissory notes, to the Purchaser Parent 401(k) Plan, and Purchaser Parent shall cause the Purchaser Parent 401(k) Plan to accept the transfer of such amounts, in accordance with Section 414(l) of the Code, Treasury Regulation Section 1.414(1) 1, and Section 208 of ERISA.

Section 6.09  Flexible Spending Accounts.  To the extent any U.S. Business Employee is participating in a Seller Benefit Plan that provides for qualified flexible spending accounts for medical or dependent care expenses as of immediately prior to the Closing (or, for any U.S.-based Parent Group Inactive Employee who becomes a Continuing Employee after the Closing, as of immediately prior to his or her Transfer Date) (any such plan, a “Seller FSA Plans”), Purchaser Parent shall, on the Closing Date (or such Continuing Employee’s Transfer Date), permit each such U.S. Business Employee who becomes a Continuing Employee to be eligible to participate in a Purchaser Parent Plan that provides for qualified flexible spending accounts for medical or dependent care expenses, as applicable (any such plan, a “Purchaser Parent FSA Plan”).  On the Closing Date (or on their respective Transfer Dates, as applicable), Parent shall transfer or cause to be transferred from the Seller FSA Plans to the Purchaser Parent FSA Plans the account balances (whether positive or negative) of such Continuing Employees (it being understood that to the extent an account balance is positive, the cash in such account shall transfer to Purchaser Parent), and Purchaser Parent shall be responsible for the obligations of the Seller FSA Plans to provide benefits to the Continuing Employees with respect to such transferred account balances at or after the Closing Date (or applicable Transfer Date), whether or not claims are incurred prior to, on or after the Closing Date (or at or after their respective

Transfer Dates, as applicable).  Each Continuing Employee shall be permitted to continue to have payroll deductions made as in effect for such Continuing Employee under the applicable Seller FSA Plan as of immediately prior to the Closing Date (or applicable Transfer Date).  As soon as reasonably practicable following the end of the plan year of the applicable Purchaser Parent FSA Plan in which the Closing (or applicable Transfer Date) occurs, Purchaser Parent shall promptly reimburse the applicable Seller for benefits paid by the applicable Seller FSA Plan to any Continuing Employee prior to the Closing Date to the extent in excess of such Continuing Employee’s Seller FSA Plans account balances at the Closing Date (or prior to his or her Transfer Date, as applicable).  This Section 6.09 shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32.

Section 6.10  Allocation of Liabilities.  (a) Except as otherwise expressly provided herein, the Parent Group shall retain all Liabilities and obligations under all Seller Benefit Plans (other than the Assumed Plans) and in respect of Parent Group Employees who do not become Transferred Parent Group Employees.  No assets or Liabilities of any Seller Benefit Plan (other than the Assumed Plans) will be transferred to any Purchaser Parent Plan.  No Continuing Employee shall accrue any benefits under any Seller Benefit Plan (other than the Assumed Plans) in respect of service with Purchaser Parent or any of its Affiliates after the Closing Date.  Without limiting the generality of the foregoing, each Parent equity award that is held by a Business Employee as of immediately prior to the Closing Date and that was granted more than one year prior to the Closing Date will vest in full (to the extent then-unvested) as of the Closing Date (provided, that for any such Parent equity award subject to performance conditions as of immediately prior to the Closing Date, vesting shall be based on actual achievement of the applicable performance goal(s) through the Closing Date (as if the applicable performance period had ended on the Closing Date)).

(b)  From and after the Closing, Purchaser Parent and its Affiliates (including the Transferred Entities) shall be solely responsible for all Liabilities and obligations (i) under any Assumed Plan; (ii) that are otherwise expressly assumed by Purchaser Parent or any of its Affiliates (including the Transferred Entities) pursuant to this Article 6; or (iii) relating to employee benefits or compensation or otherwise relating to the employment of any Transferred Parent Group Employee that becomes a Continuing Employee, arising after the Closing (or, for any Parent Group Inactive Employee who becomes a Continuing Employee after the Closing, arising after such Continuing Employee’s applicable Transfer Date).

Section 6.11  Post-Closing Transaction Bonuses.  Unless otherwise directed in writing by Purchaser Parent, Parent shall, or shall cause one or more of its Affiliates to, pay any earned Post-Closing Transaction Bonuses (including the employer portion of any payroll taxes relating to such payments) to the applicable Continuing Employees through the Seller’s or its applicable Affiliate’s payroll system, subject to any required withholding for applicable Taxes, on the Transaction Bonus Payment Date (which, for clarity, shall be on or within 90 days following the Closing Date).  In order to facilitate the payment of such Post-Closing Transaction Bonuses, no later than five Business Days prior to the Transaction Bonus Payment Date, Purchaser Parent shall, or shall cause one of its Affiliates to, deliver to Parent a list of the Continuing Employees who have remained in employment with Purchaser Parent or an Affiliate thereof through the Transaction Bonus Payment Date and are eligible to receive Post-Closing Transaction Bonuses (to the extent that such Post-Closing Transaction Bonuses otherwise become earned and payable to the Continuing Employees pursuant to their terms).  “Transaction Bonus Payment Date” means Parent’s last regularly-scheduled payroll date to occur on or prior to the 90th day following the Closing Date (it being understood that Parent shall not pay any Post-Closing Transaction Bonuses prior to the Transaction Bonus Payment Date unless the payment timing of the Post-Closing Transaction Bonus is accelerated to an earlier date in accordance with the terms of the award agreement applicable to such Post-Closing Transaction Bonus).

Section 6.12  W-2 Matters.  Pursuant to IRS Revenue Procedure 2004-53, Purchaser Parent and the Sellers shall apply the “standard” method for purposes of employee payroll reporting with respect to Business Employees.

Section 6.13  Treatment of International Business Employees.  Without limiting any other provision of this Article 6, in the case of International Business Employees who become Continuing Employees, from and after the Closing, Purchaser Parent shall, and shall cause its applicable Affiliates (including the Transferred Entities) to, comply with any and all additional obligations or standards arising under applicable Laws governing the terms and conditions of their employment or severance of employment in connection with the Sale or otherwise.  For the avoidance of doubt, any severance benefits or termination pay required to be provided to any such Continuing Employee pursuant to applicable Law solely as a result of Purchaser Parent’s failure to comply with the provisions of Sections 6.01(a) and 6.02, or this Section 6.13, shall be solely an obligation of Purchaser Parent, it being understood that so long as Purchaser Parent complies with such provisions, any such severance benefits or termination pay shall be the sole responsibility of the Parent Group.

Section 6.14  Employee Communications.  As soon as reasonably practicable following the date of this Agreement, Parent and Purchaser Parent shall coordinate in good faith to develop a mutually agreed communications strategy with respect to the Business Employees, which shall require that each party shall provide the other with a reasonable right to review and comment upon (but not to approve) any written communications by the other party intended for mass distribution (it being understood that a distribution to all employees in a single country will be considered a mass distribution) to Business Employees prior to the Closing regarding the transactions contemplated by this Agreement and the terms of employment with Purchaser Parent following the Closing Date.  Without limiting the generality of the foregoing, to the extent that Purchaser Parent (or its Affiliates) convey the offers contemplated by Section 6.01(a) pursuant to a mass communication rather than individualized offers, Parent shall have the right to review and comment upon such mass communication, but not a right of approval with respect thereto.

Section 6.15  No Third-Party Beneficiaries.  This Article 6 is solely for the benefit of the respective parties to this Agreement.  Without limiting the generality of Section 10.06, nothing in this Agreement, express or implied, is intended to or shall (a) confer upon any employee or any dependent or beneficiary thereof, any rights or remedies, including any right to continuance of employment or any other service relationship with Purchaser Parent, Parent, the Sellers, the Transferred Entities or any of their Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement, (b) interfere with the right of Purchaser Parent or its Affiliates, after the Closing Date, to terminate the employment or other service relationship of any Continuing Employee at any time, or (c) be treated as an amendment to any Benefit Plan, Purchaser Parent Plan or other benefit plan, program or arrangement sponsored or maintained by Purchaser Parent, Parent, the Sellers, the Transferred Entities or any of their Affiliates.

Section 6.16  Certain Notifications.  Purchaser Parent shall notify Parent promptly (but in any event within 20 days) of the separation from service with Purchaser Parent and its Affiliates (including the Transferred Entities) of any Continuing Employee who participates as of immediately prior to the Closing (or, for any Parent Group Inactive Employee who becomes a Continuing Employee after the Closing, as of immediately prior to his or her Transfer Date) in a Seller Benefit Plan that is (a) a qualified defined contribution plan or (b) a non-qualified deferred compensation plan.  Purchaser Parent’s obligation under this covenant shall survive until all Continuing Employees described in the preceding sentence have separated from service with Purchaser Parent and its Affiliates (including the Transferred Entities).

ARTICLE 7

TAX MATTERS

Section 7.01  Section 338(h)(10) Elections; Purchase Price Allocation.  (a) Parent and Purchaser Parent shall (or shall cause their relevant Affiliates to) jointly make a timely and irrevocable valid election under Section 338(h)(10) of the Code (and any corresponding elections under any applicable state or local Tax Law) with respect to the acquisition of each of the Section 338(h)(10) Subsidiaries pursuant to this Agreement (collectively, the “Section 338(h)(10) Elections”).  Neither Parent nor Purchaser Parent shall (and each shall cause its Affiliates not to) take or agree to take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the making of any of the Section 338(h)(10) Elections.

(b)  Parent and Purchaser Parent shall, and shall cause their relevant Affiliates to, cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including IRS Forms 8023 and 8883 and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 338(h)(10) Forms”) in a manner consistent with the Allocation.  Parent and Purchaser Parent shall (or shall cause their relevant Affiliates to) timely file such Section 338(h)(10) Forms with the applicable taxing authorities.  Each of Parent and Purchaser Parent agrees that it shall not, and shall not permit any of its Affiliates to, revoke the Section 338(h)(10) Elections following the filing of the Section 338(h)(10) Forms without the prior written consent of Purchaser Parent and Parent, respectively.

(c)  Prior to the Closing, Parent and Purchaser Parent shall agree on the form and content of, and at the Closing, Parent and Purchaser Parent shall each deliver to the other party, one or more duly executed IRS Forms 8023 that reflect the Section 338(h)(10) Elections.

(d)  Purchaser Parent shall make, and shall cause its Affiliates to make, an election under Section 338(g) of the Code, and any corresponding elections under any applicable state or local Tax Law, with respect to the actual or deemed acquisition of the stock of the Section 338(g) Subsidiaries pursuant to this Agreement (such elections, the “Section 338(g)

Elections”).  Parent and Purchaser Parent shall, and shall cause their relevant Affiliates to, cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(g) Elections (the “Section 338(g) Forms”).  Purchaser Parent agrees that it shall not, and shall not permit any of its Affiliates to, revoke the Section 338(g) Elections after the filing of the Section 338(g) Forms without the prior written consent of Parent.  Neither Parent nor Purchaser Parent shall (and each shall cause its Affiliates not to) take or agree to take any action that would prevent or impede, or could reasonably be expected to prevent or impede, the making of any of the Section 338(g) Elections.

(e)  For all U.S. federal (and applicable state and local) Tax purposes, Parent and Purchaser Parent (i) agree to (and agree to cause their respective Affiliates to) treat (A) the sale of the Shares of each of the Disregarded Entities pursuant to this Agreement as a sale of the assets of each such Disregarded Entity (and the assets of any of its relevant disregarded subsidiaries) by the applicable Seller, (B) the sale of the shares of the Section 338(h)(10) Subsidiaries pursuant to this Agreement in accordance with Treasury Regulations Section 1.338(h)(10)-1 and with respect to any subsidiary of any such Section 338(h)(10) Subsidiary that is a Disregarded Entity, as a sale of the assets of such Disregarded Entity, in accordance with Treasury Regulations Section 1.338(h)(10)-1, (C) the sale or deemed sale of the shares of the Section 338(g) Subsidiaries pursuant to this Agreement in accordance with Treasury Regulations Section 1.338-1, and (D) deferred revenue of the Transferred Entities in accordance with the “liability assumption method” (and not, for the avoidance of doubt, pursuant to the “Pierce case method”) (the treatment described in clauses (A), (B) (C) and (D) above, the “Transaction Tax Treatment”) and (ii) shall (and shall cause their Affiliates to) take no position contrary to the Transaction Tax Treatment unless required pursuant to a final determination within the meaning of Section 1313(a) of the Code or any similar provision of applicable state, local or foreign Law.  If any Governmental Entity disputes the Transaction Tax Treatment, the party receiving notice of the dispute shall promptly notify the other parties hereto, and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Transaction Tax Treatment, as the case may be.

(f)  Purchase Price Allocation.

(i)  For Tax purposes, Parent and Purchaser Parent agree to (and agree to cause their respective Affiliates to) allocate the Purchase Price (as adjusted to take into account any payment pursuant to Section 2.07) and any other amounts treated as consideration for such Tax purposes among the assets and shares deemed sold for U.S. federal income tax purposes in accordance with applicable Tax Law, including Sections 1060 and 338 of the Code, and this Section 7.01(f), and, in particular, in a manner that incorporates, reflects and is consistent with the Transaction Tax Treatment and the Allocation Framework (such allocation, the “Allocation”).

(ii)  No later than 60 days after the Purchase Price is finally determined hereunder pursuant to Section 2.07, Purchaser Parent shall deliver to Parent a proposed draft of the Allocation (the “Purchaser Parent’s Draft Allocation”).  If Parent disagrees with Purchaser Parent’s Draft Allocation, Parent may, within 30 days after delivery of Purchaser Parent’s Draft Allocation, deliver a notice (the

“Parent’s Allocation Notice”) to Purchaser Parent to such effect, specifying those items as to which Parent disagrees and setting forth Parent’s proposed Allocation.  If Parent’s Allocation Notice is duly delivered, Parent and Purchaser Parent shall negotiate in good faith to resolve any disputes regarding Parent’s Allocation Notice and Purchaser Parent’s Draft Allocation.  If Parent and Purchaser Parent are unable to resolve any dispute regarding such proposed Allocation within 30 days of Purchaser Parent’s receipt of Parent’s Allocation Notice, the parties shall submit the dispute for resolution to the Independent Accounting Firm, which shall be directed to, within 30 days after such submission, determine and report to the parties upon such remaining disputes with respect to the Allocation in a manner that is consistent with, incorporates, and reflects the Allocation Framework and the Transaction Tax Treatment, and such report shall be final, binding and conclusive on the parties hereto.  The fees and disbursements of the Independent Accounting Firm shall be shared equally by Parent and Purchaser Parent.  The Allocation as determined pursuant to this Section 7.01(f) (the “Final Allocation”) shall be conclusive and binding on all parties.  The Final Allocation, if any, shall be adjusted, as necessary, to reflect any subsequent payments treated as adjustments to the Purchase Price pursuant to Section 7.10 in a manner that is consistent with, incorporates, and reflects the Allocation Framework and the Transaction Tax Treatment.  Any such adjustment shall be allocated, consistent with this Section 7.01(f), to the asset, assets, share or shares (if any) to which such adjustment is attributable.

(iii)  Parent and Purchaser Parent shall, and shall cause their Affiliates to, (A) prepare and file all Tax Returns (including the Section 338(h)(10) Forms), in a manner consistent with the Transaction Tax Treatment, the Section 338(h)(10) Elections, the Section 338(g) Elections, and the Final Allocation and (B) not take any position inconsistent therewith on any Tax Return, in connection with any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or any similar provision of applicable state, local or foreign Law.  If any Governmental Entity disputes the Final Allocation, the party receiving notice of the dispute shall promptly notify the other parties hereto, and the parties shall cooperate in good faith in responding to such dispute in order to preserve the effectiveness of the Final Allocation, as the case may be.

Section 7.02  Tax Indemnification by the Sellers.  Effective as of and after the Closing Date, the Sellers shall pay or cause to be paid, and shall indemnify Purchaser Parent and each of its Subsidiaries (collectively, the “Purchaser Parent Tax Indemnified Parties”) and hold each Purchaser Parent Tax Indemnified Party harmless from and against (a) any Taxes imposed on or payable by the Transferred Entities for any Pre-Closing Period (with respect to any Straddle Period, as determined pursuant to Section 7.04), other than any Transfer Taxes for which Purchaser Parent is responsible under Section 7.12; (b) any Taxes for which any of the Transferred Entities is liable (i) as transferee or successor or by operation of Law (which Taxes result from an event or transaction occurring at or before the Closing) or (ii) under Treasury Regulation Section 1.1502-6 or 1.338(h)(10)-1(d)(2) (or under any similar provision of state, local or foreign Law) or by reason of having been a member of a consolidated, affiliated, combined or other group for Tax purposes at any time before the Closing; (c) any Taxes of any Seller or any of their respective Affiliates (other than any Transferred Entity), other than any Transfer Taxes for which Purchaser Parent is responsible under Section 7.12; (d) any Non-Resident Capital Gain Taxes imposed on the transactions contemplated by this Agreement; (e) any Taxes imposed on Purchaser Parent or any of its Affiliates (including the Transferred Entities) arising out of or resulting from the failure of the representations and warranties made by the Sellers in Section 3.13(p)(ii), Section 3.13(p)(iii) or Section 3.13(s) to be true and correct on the date hereof and at and as of the Closing Date; (f) any Taxes imposed on the deemed sale of assets of any Section 338(h)(10) Subsidiary or any Section 338(g) Subsidiary as a result of a Section 338(h)(10) Election or Section 338(g) Election, as applicable, made with respect to such entity; (g) any Taxes arising by reason of Section 965 of the Code to the extent such Taxes are attributable to earnings and profits of any of the Transferred Entities with respect to a Pre-Closing Period; (h) any Taxes incurred by any of the Transferred Entities in connection with the matters set forth in Section 7.02 of the Seller Disclosure Schedule; and (i) any costs and expenses, including reasonable legal and other professional advisor fees and expenses attributable to any item described in clauses (a) through (h); provided, however, that the Sellers shall not be required to pay or cause to be paid, or to indemnify or hold harmless the Purchaser Parent Tax Indemnified Parties from and against (A) any Taxes to the extent such Taxes were included in Indebtedness or reflected as a Liability in Working Capital and taken into account in the calculation of the Final Closing Statement, (B) any Taxes for which Purchaser Parent is responsible pursuant to Section 7.03(b), or (C) any Taxes to the extent of any third party insurance proceeds that have been actually recovered by the Purchaser Parent Tax Indemnified Parties in respect of such Taxes, less the amount of out-of-pocket costs incurred to obtain, or Taxes imposed on the receipt or accrual of, such proceeds.  Notwithstanding anything to the contrary in this Agreement, in the event any Taxes for which the Sellers otherwise would be responsible pursuant to this Section 7.02 are set off or otherwise reduced by the utilization of any loss, deduction or credit of a Transferred Entity attributable to and arising in a Pre-Closing Period or a carry back of a Subsequent Loss into a Pre-Closing Period that is not permitted under Section 7.06(b), then Sellers shall not be required to pay or cause to be paid to the Purchaser Parent Tax Indemnified Parties the amounts the Sellers would have been required to pay to the Purchaser Parent Tax Indemnified Parties any amounts so set-off or otherwise reduced.

Section 7.03  Tax Indemnification by Purchaser Parent.  Effective as of and after the Closing Date, Purchaser Parent shall pay or cause to be paid, and shall indemnify each member of the Parent Group (collectively, the “Seller Tax Indemnified Parties”) and hold each Seller Tax Indemnified Party harmless from and against (a) any Taxes imposed on the Transferred Entities (other than such Taxes for which Sellers are responsible under Section 7.02); (b) any Taxes arising solely from any action or transaction by Purchaser Parent, its Affiliates or the Transferred Entities outside of the ordinary course of business on the Closing Date after the Closing (other than any action or transaction (i) expressly required by this Agreement or any other agreement entered into between the parties to this Agreement prior to the Closing or (ii) taken at the written direction of Parent); (c) the Transfer Taxes for which Purchaser Parent is responsible under Section 7.12; and (d) any costs and expenses, including reasonable legal or other professional advisor fees and expenses attributable to any item described in this Section 7.03.

Section 7.04  Straddle Periods.  To the extent permitted or required by applicable Law, the taxable year of each of the Transferred Entities that includes the Closing Date shall be treated as closing on (and including) the Closing Date.  To the extent closing on the Closing Date is not permitted or required by applicable Law, for purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes of the Transferred Entities allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) of the Transferred Entities allocable to the Pre-Closing Period shall be computed as if the taxable period of each applicable entity ended as of the end of the day on the Closing Date and in a manner consistent with past practices of the Transferred Entities (or of Parent with respect to the Transferred Entities).

Section 7.05  Tax Returns.  (a) Parent shall prepare or shall cause to be prepared (i) all Tax Returns of the Transferred Entities that are due (taking into account applicable extensions) on or prior to the Closing Date, (ii) any Tax Return that is required to be filed after Closing by or with respect to any of the Transferred Entities for any taxable period that ends on or before the Closing Date, and (iii) all Tax Returns for the Transferred Entities that are required to be included in (or filed with) a Tax Return of an affiliated, consolidated, combined, unitary, or aggregate group of which Parent or any of its Affiliates is part (a “Parent Combined Return”).  All such Tax Returns referred to in this Section 7.05(a) (other than any Parent Combined Return with respect to U.S. federal or state income taxes) shall be prepared in a manner consistent with past practices of the relevant Transferred Entity, except as otherwise required by an applicable change in Law after the date on which the most recent relevant Tax Return was filed or to the extent failure to do so could not reasonably be expected to adversely affect Purchaser Parent or any of its Affiliates (including the Transferred Entities after the Closing).  With respect to any Income Tax Return required to be prepared by Parent pursuant to clause (ii) of this Section 7.05(a) (and with respect to any non-Income Tax Returns required to be prepared by Parent pursuant to clause (ii) of this Section 7.05(a), upon Purchaser Parent’s written request), not later than 30 days (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) prior to the due date for filing any such Tax Return (taking into account applicable extensions), Parent shall provide Purchaser Parent with a copy of the draft of such Tax Return for Purchaser Parent’s review and comment, and Parent shall (x) consider in good faith any reasonable comments received from Purchaser Parent not later than ten days following the date such draft Tax Return was provided to Purchaser Parent by Parent (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) and (y) not unreasonably refuse to reflect any such comments on such Tax Return.  Parent shall timely file or cause to be timely filed such Tax Returns referred to in this Section 7.05(a) and shall pay or cause to be paid any Taxes shown as due on any such Tax Returns.  At Parent’s reasonable request and expense, Purchaser Parent shall file, or cause to be filed, amended Tax Returns of the Transferred Entities for any taxable period that ends on or before the Closing Date, except to the extent such amendment would reasonably be expected to adversely affect Purchaser Parent or any of its Affiliates (including the Transferred Entities after the Closing).

(b)  Subject to Section 7.12, Purchaser Parent shall prepare and timely file or cause to be prepared and timely filed all other Tax Returns with respect to the Transferred

Entities; provided, however, that in the case of any such Tax Return with respect to a Straddle Period, such Tax Returns shall be prepared and filed in a manner consistent with past practices of the relevant Transferred Entities, unless otherwise required by applicable Tax Law; and provided, further, that not later than 30 days (or such shorter period as is reasonable taking into account the Tax period and the nature of the relevant Tax Return or other relevant circumstances) prior to the due date for filing any such Tax Return for a Straddle Period by Purchaser Parent (taking into account applicable extensions), Purchaser Parent shall provide Parent with a copy of relevant portions of the draft of such Tax Return for Parent’s review and comment, and Purchaser Parent shall (x) consider in good faith any reasonable comments received from Parent not later than ten days following the date such draft Tax Return was provided to Parent by Purchaser Parent and (y) not unreasonably refuse to reflect any such comments on such Tax Return.  Sellers shall pay to Purchaser Parent or its designees the amount of Taxes allocable to the portion of the Straddle Period that is deemed to end on the close of business on the Closing Date at least two Business Days before payment of Taxes is due to a taxing authority.

(c)  Notwithstanding anything to the contrary in this Agreement, (x) neither Parent nor the Sellers shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) Parent or a member of the Parent Group or (ii) a consolidated, combined or unitary group that includes any member of the Parent Group; (y) Purchaser Parent shall not be required to provide any Person with any Tax Return or a copy of any Tax Return of (i) Purchaser Parent or any of its Subsidiaries (other than the Transferred Entities) or (ii) a consolidated, combined or unitary group that includes Purchaser Parent or any of its Subsidiaries (other than the Transferred Entities); and (z) in the case of a Transferred Entity that is classified as a partnership for U.S. federal income tax purposes, the party preparing the partnership Tax Returns for such Transferred Entity for the taxable period that includes the Closing Date shall make an election under Section 754 of the Code (and any similar elections available under applicable state or local Law) with respect to such Transferred Entity.

(d)  After the Closing Date, except as required by applicable Law, none of Purchaser Parent, the Transferred Entities or any Affiliate of Purchaser Parent shall, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), file any amended Tax Return with respect to any Transferred Entity for a Pre-Closing Period to the extent such amendment could reasonably be expected to increase any indemnity obligation of Sellers under Section 7.02 or the Tax Liability of Parent, Sellers or any of their respective Affiliates for any Pre-Closing Period.

Section 7.06  Certain Refunds, Credits and Carrybacks.  (a) Parent shall be entitled to any refunds actually received by Purchaser Parent or the Transferred Entities with respect to Taxes for which the Sellers are responsible under Section 7.02 (and refunds with respect to Taxes for which the Sellers are responsible under Section 7.02, which refunds are not received but are instead credited to Purchaser Parent or the Transferred Entities against Taxes otherwise payable for which the Sellers are not responsible under Section 7.02 (“Credited Refunds”)); provided, however, that Parent shall not be entitled to any refunds or Credited Refunds if and to the extent such refunds or Credited Refunds were reflected as an asset in Working Capital on the Final Closing Statement.  To the extent that any such refund or Credited Refund (or portion thereof) to which Parent has been entitled pursuant to this Section 7.06(a) is subsequently disallowed, Parent shall pay Purchaser Parent the amount of such disallowed refund or Credited Refund, together with any interest, penalties, or additional amounts imposed by the relevant Governmental Entity.  Any refunds or Credited Refunds actually received or realized with respect to Taxes of the Transferred Entities for any Straddle Period shall be equitably apportioned between Parent and Purchaser Parent in accordance with the principles set forth in Section 7.04 and the first sentence of this Section 7.06(a).  Purchaser Parent shall pay, or cause its Affiliates to pay, to Parent the amount of any such refund or Credited Refund received by Purchaser Parent or its Affiliates (including any interest paid thereon by a Governmental Entity) to which Parent is entitled pursuant to this Section 7.06(a) in readily available funds within 15 days of the actual receipt of the refund or, in the case of a Credited Refund, the filing of the Tax Return actually applying such Credited Refund against amounts otherwise payable, in each case net of any reasonable out-of-pocket expenses and Taxes incurred in connection therewith.

(b)  Purchaser Parent shall cause the Transferred Entities to carry forward or carry back any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date (a “Subsequent Loss”) solely into taxable periods beginning after the Closing Date and, except to the extent otherwise required by applicable Law, shall not permit or cause any Transferred Entity to carry back any Subsequent Loss into a taxable period ending prior to or including the Closing Date.

Section 7.07  Tax Contests.  (a) If any Governmental Entity asserts a Tax Claim, then the party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties to this Agreement; provided, however, that the failure of such party to give such prompt notice shall not relieve the other party of any of its obligations under this Article 7, except to the extent that the other party is prejudiced by such failure.  Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Entity.

(b)  In the case of a Tax Proceeding of or with respect to (i) any of the Transferred Entities for any taxable period ending on or before the Closing Date (other than a Tax Proceeding described in Section 7.07(d)), for which Sellers may be obligated to indemnify Purchaser Parent under Section 7.02(a) and (ii) any of the matters subject to indemnification by Sellers pursuant to Sections 7.02(c), 7.02(d) and 7.02(f), Parent shall have the exclusive right to control such Tax Proceeding; provided, however, that (A) if the resolution of such Tax Proceeding could reasonably be expected to have an adverse impact on Purchaser Parent or any of its Affiliates (including any Transferred Entity after the Closing), Parent shall keep Purchaser Parent apprised of material developments with respect to, promptly shall respond to any reasonable requests from Purchaser Parent for information relating to, shall consult with Purchaser Parent before taking any significant action in connection with, and shall include Purchaser Parent in all conferences with the relevant taxing authorities relating to, such Tax Proceeding and (B) Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser Parent, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment could have an adverse impact on Purchaser Parent or any of its Affiliates (including the Transferred Entities) after the Closing.  If Purchaser Parent in good faith determines that Parent has failed to defend diligently any Tax Proceeding with respect to any of the Transferred Entities that Parent otherwise is entitled to control pursuant to this Section 7.07(b), then Purchaser Parent may provide Parent notice of such determination and, if Parent does not take reasonable actions to cure such failure within 15 days after any such notice is provided by Purchaser Parent (or such shorter period as is reasonable taking into account the nature of the relevant Tax Proceeding or other relevant circumstances), Purchaser Parent shall have the exclusive right to control such Tax Proceeding, subject to the provisions of Section 7.07(c) below.

(c)  In the case of a Tax Proceeding of or with respect to any of the Transferred Entities for any taxable period (other than a Tax Proceeding described in Sections 7.07(b) or 7.07(d)) for which Sellers may be obligated to indemnify Purchaser Parent under this Article 7, Purchaser Parent shall have the exclusive right to control such Tax Proceeding; provided, however, that, to the extent such Tax Proceeding relates to any such indemnification obligation of Sellers under this Article 7 (i) Purchaser Parent shall keep Parent apprised of material developments with respect to, promptly shall respond to any reasonable requests from Parent for information relating to, shall consult with Parent before taking any significant action in connection with, and shall include Parent in all conferences with the relevant taxing authorities relating to, such Tax Proceeding, and (ii) Purchaser Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed, to the extent such settlement, compromise or abandonment could result in an obligation for which Sellers may be obligated to indemnify Purchaser Parent under this Article 7.

(d)  Notwithstanding anything to the contrary in this Agreement but subject to Section 7.01(f)(iii), (i) Parent shall have the exclusive right to control in all respects, and neither Purchaser Parent nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (A) any Tax Return of Parent or a member of the Parent Group and (B) any Tax Return of a consolidated, combined or unitary group that includes any member of the Parent Group; and (ii) Purchaser Parent shall have the exclusive right to control in all respects, and neither Parent nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (A) any Tax Return of Purchaser Parent or any of its Subsidiaries (other than the Transferred Entities) and (B) any Tax Return of a consolidated, combined or unitary group that includes Purchaser Parent or any of its Subsidiaries (other than the Transferred Entities).

Section 7.08  Cooperation and Exchange of Information.  (a) Each party to this Agreement shall, and shall cause its Affiliates to, provide to the other party to this Agreement such cooperation (including access to personnel), documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article 7 or a right to refund of Taxes or (iii) conducting any Tax Proceeding.

(b)  Each party agrees to retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters of the Transferred Entities for all taxable periods ending on or prior to the Closing Date until the later of (i) six years following the Closing Date or (ii) the expiration of the statutes of limitation (including any extensions thereof) for the taxable period or periods to which such records relate.

(c)  Notwithstanding anything to the contrary in this Agreement, access to and the retention of all Tax Returns, work papers and other documents and records relating to, and cooperation and procedures with respect to, Tax matters with respect to the Transferred Companies and their respective Subsidiaries shall be governed by this Article 7, and the provisions of Section 5.01 shall not apply.

Section 7.09  Tax Sharing Agreements.  Notwithstanding anything in this Agreement to the contrary, on or before the Closing Date, the rights, obligations and liabilities of the Transferred Entities pursuant to all Tax allocation, sharing, indemnification or other similar agreements or arrangements (other than this Agreement), if any, to which any of the Transferred Entities, on the one hand, and any member of the Parent Group or any Affiliate of Parent (other than the Transferred Entities), on the other hand, are parties, shall terminate, and neither any member of the Parent Group or any Affiliate of Parent (other than the Transferred Entities), on the one hand, nor any of the Transferred Entities, on the other hand, shall have any rights, obligations or liabilities thereunder after the Closing.

Section 7.10  Tax Treatment of Payments.  Except to the extent otherwise required under applicable Law, Parent, Purchaser Parent, the Transferred Entities and their respective Affiliates shall treat any and all payments under this Article 7 and Section 2.07 as an adjustment to the Purchase Price for Tax purposes.  The parties hereto agree to cooperate in good faith to structure any indemnification payment hereunder in a manner that minimizes any Taxes imposed on the payment or receipt of such amounts.

Section 7.11  Certain Tax Elections.  Excluding any election described in Section 7.01, Purchaser Parent shall not make, and shall cause its Affiliates (including the Transferred Entities) not to make, any election with respect to any Transferred Entity (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), which election would be effective on or prior to the Closing Date; provided, however, that Purchaser Parent shall have the right to make an election under Section 754 of the Code (and any comparable provision of state or local Law) with respect to any Transferred Entity that is classified as a partnership for U.S. federal income Tax purposes.

Section 7.12  Transfer Taxes.  Purchaser Parent shall bear all sales (including bulk sales), use, transfer, recording, value added, documentary, registration, conveyance, stamp or similar Taxes imposed on the transactions effectuated pursuant to Article 2 of this Agreement (excluding, for the absence of doubt, (a) any such Taxes imposed in connection with the matters set forth in Section 7.02 of the Seller Disclosure Schedule) and (b) any capital gain Taxes and Non-Resident Capital Gain Taxes imposed on the transactions effectuated pursuant to Article 2 of this Agreement, which Taxes, in each case, shall be borne by Parent) (“Transfer Taxes”).  The party responsible under applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other party.  Parent and Purchaser Parent shall, and shall cause their respective Affiliates to, cooperate in timely making all filings, returns, reports and forms as may be required in connection with the application or imposition of Transfer Taxes, including with respect to any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

Section 7.13  Timing of Payments.  Except as expressly provided otherwise in this Article 7, any indemnity payment required to be made pursuant to this Article 7 shall be made within ten days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than five days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable Governmental Entity.

Section 7.14  Survival.  Notwithstanding Section 10.01, the (i) representations and warranties set forth in Section 3.13(p)(ii), Section 3.13(p)(iii) or Section 3.13(s), (ii) the covenants set forth in this Article 7, Section 5.04(a)(L), and Section 5.09(b), and (iii) the indemnification obligations contained in this Article 7 shall survive the Closing Date until 30 days following the expiration of the statutory periods of limitation under applicable Tax Law.  Written notice of a claim for indemnification pursuant to this Article 7 must be given prior to the expiration of the applicable representations, warranties, covenants, or indemnification obligation, as applicable, in which case such claim shall survive the time at which it would otherwise terminate pursuant to the preceding sentence until the resolution thereof.  The parties acknowledge and agree that the indemnification obligations contained in this Article 7 shall not prejudice any party’s right in Law or equity with respect to the covenants set forth in Section 7.14(ii) above.

ARTICLE 8

CONDITIONS TO OBLIGATIONS TO CLOSE

Section 8.01  Conditions to Obligation of Each Party to Close.  The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions (any of which may be waived, in whole or in part, by the mutual written agreement of Parent and Purchaser Parent to the extent permitted by applicable Law):

(a)  Regulatory Approvals.  The waiting periods (and any extensions thereof) applicable to the Sale pursuant to the HSR Act and the consents, authorizations and approvals (including CFIUS Approval) required to be obtained prior to the consummation of the Sale from each applicable Governmental Entity under the other Competition Laws of any Primary Jurisdiction shall have been obtained and any applicable waiting period thereunder shall have expired or been terminated.

(b)  No Injunctions.  No injunction or other Order that prohibits or makes illegal the consummation of the Sale, issued by any court of competent jurisdiction or other Governmental Entity shall have been entered and remain in effect.

(c)  No Illegality.  No Law that prohibits or makes illegal consummation of the Sale shall have been enacted, entered or promulgated after the date hereof and shall remain in effect.

Section 8.02  Conditions to Purchaser Parent’s and the Purchasing Entities’ Obligation to Close.  Purchaser Parent’s and the Purchasing Entities’ obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing

Date of all of the following conditions (any of which may be waived, in whole or in part, by Purchaser Parent to the extent permitted by applicable Law):

(a)  Representations and Warranties.  (i) The representations and warranties of the Sellers set forth in Section 3.01(a) (Organization and Qualification; Subsidiaries), Section 3.02 (Capitalization and Ownership) and Section 3.03 (Authority Relative to this Agreement) and Section 3.22 (Brokers) shall be true and correct in all respects as of the date hereof and as of the Closing Date, as if made on and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct in all material respects as of such earlier date), and (ii) all of the other representations and warranties of the Sellers contained in this Agreement (read without giving effect to any qualification as to materiality or Business Material Adverse Effect set forth in such representations and warranties) shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except, in the case of this clause (ii), where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b)  Covenants and Agreements.  The covenants and agreements of the Sellers to be performed on or before the Closing Date in accordance with this Agreement (other than those contained in Section 5.16) shall have been performed or complied with in all material respects.

(c)  Officer’s Certificate.  Purchaser Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Parent by an executive officer of Parent, stating that the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(e) have been satisfied.

(d)  Ancillary Agreements.  Parent shall have executed and delivered, or caused to be executed and delivered, as applicable, to Purchaser Parent each of the Ancillary Agreements to which any member of the Parent Group is a party.

(e)  Business Material Adverse Effect.  No Business Material Adverse Effect shall have occurred since the date of this Agreement.

Section 8.03  Conditions to Parent’s and the Sellers’ Obligation to Close.  The obligations of the Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions (any of which may be waived, in whole or in part, by Parent to the extent permitted by applicable Law):

(a)  Representations and Warranties.  The representations and warranties of Purchaser Parent shall be true and correct as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (other than such representations and warranties that refer specifically to an earlier date, which representations and warranties shall have been true and correct as of such earlier date), except where the failure of any such representation or warranty to be so true and correct has not had a material adverse effect on the ability of Purchaser Parent to consummate the Sale or the other transactions contemplated by this Agreement.

(b)  Covenants and Agreements.  The covenants and agreements of Purchaser Parent to be performed on or before the Closing Date in accordance with this Agreement (other than those set forth in Section 5.16) shall have been performed or complied with in all material respects.

(c)  Officer’s Certificate.  Parent shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser Parent by an executive officer of Purchaser Parent, stating that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.

(d)  Ancillary Agreements.  Purchaser Parent shall have executed and delivered, or caused to be executed and delivered, as applicable, to the Sellers each of the Ancillary Agreements to which Purchaser Parent or any of its Subsidiaries is a party.

Section 8.04  Frustration of Conditions.  Neither Purchaser Parent nor any of the Sellers may rely on the failure of any condition set forth in this Article 8 to be satisfied if the principal cause of such failure was the failure of Purchaser Parent, on the one hand, or any of the Sellers, on the other hand, to comply with its obligations under this Agreement.

ARTICLE 9

TERMINATION

Section 9.01  Termination.  This Agreement may be terminated at any time prior to the Closing solely:

(a)  by mutual written consent of Parent and Purchaser Parent;

(b)  by either Parent or Purchaser Parent, if:

(i)
the Closing shall not have occurred on or before the date that is nine months after the date of this Agreement (as may be extended pursuant hereto, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach or failure to fulfill any of its obligations under this Agreement shall have been the principal cause of, or shall have principally resulted in, the failure of the Closing to occur on or prior to such date; and provided, further, that if all of the conditions to the Closing, other than the conditions set forth in Section 8.01(a), Section 8.01(b) or Section 8.01(c) (but only, in the case of each of Section 8.01(b) or Section 8.01(c), to the extent resulting from any Competition Laws), shall have been satisfied or waived or shall be capable of being satisfied on such date, the Outside Date may be extended by either Parent or

Purchaser Parent up to a date not beyond twelve months after the date of this Agreement by written notice to the other party;

(ii)
any Governmental Entity that must grant a consent, authorization or approval required by Section 8.01(a) shall have denied such grant and such denial shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall have complied in all material respects with its obligations under Section 5.03 with respect to such consent, authorization or approval; or

(iii)
any Order of the type specified in Section 8.01(b) that permanently restrains, enjoins or prohibits or makes illegal the consummation of the Sale has been issued, and such Order becomes effective, final and nonappealable (except for Orders described in Section 9.01(b)(ii), which shall be governed by Section 9.01(b)(ii)); provided that the party seeking to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall have complied in all material respects with its obligations under Section 5.03 with respect to any such Order;

(c)  by Parent if Purchaser Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b), as applicable, and (ii) (A) is incapable of being cured prior to the Outside Date or (B) has not been cured prior to the date that is 30 days from the date that Purchaser Parent is notified in writing by Parent of such breach or failure to perform and Parent’s intention to terminate this Agreement under this Section 9.01(c) as a result of such breach or failure to perform; provided, however, that the right to terminate this Agreement under this Section 9.01(c) shall not be available to Parent if Parent or any of its Affiliates shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), as applicable; or

(d)  by Purchaser Parent if the Sellers shall have breached or failed to perform in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), as applicable, and (ii) (A) is incapable of being cured prior to the Outside Date or (B) has not been cured prior to the date that is 30 days from the date that Parent is notified in writing by Purchaser Parent of such breach or failure to perform and Purchaser Parent’s intention to terminate this Agreement under this Section 9.01(d) as a result of such breach or failure to perform; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to Purchaser Parent if Purchaser Parent or any its Affiliates shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b), as applicable.

Section 9.02  Notice of Termination.  In the event of termination of this Agreement pursuant to Section 9.01(b) through Section 9.01(d), written notice of such termination shall be given by Purchaser Parent to Parent (in the case of a termination by Purchaser Parent) or by Parent to Purchaser Parent (in the case of a termination by Parent).

Section 9.03  Effect of Termination.  In the event of termination of this Agreement pursuant to Section 9.01, this Agreement shall terminate and become void and have no effect, and there shall be no Liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to this Agreement, except as set forth in the Confidentiality Agreement; provided that termination of this Agreement shall not relieve any party hereto from Liability for any Fraud with respect to any representation or warranty made in Article 3, in the case of the Sellers, or Article 4, in the case of Purchaser Parent, or for any willful and intentional breach by any party.  Notwithstanding anything to the contrary contained herein, the provisions of Section 5.02(a), Section 5.03(g), the last sentence of Section 5.07, Article 10 and this Section 9.03 shall survive any termination of this Agreement and the Confidentiality Agreement shall remain in full force and effect in accordance with the terms thereof.  For purposes of this Agreement, “willful and intentional breach” means a breach of this Agreement that is material, and that is caused by an action or omission that the breaching party had actual knowledge would cause such material breach.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01  Non-Survival of Representations, Warranties and Covenants; Indemnification.

(a)  Except as otherwise provided in Article 7, the representations, warranties, covenants and agreements in this Agreement or in any certificate delivered pursuant to this Agreement shall terminate at the Closing or, except as otherwise provided in Section 9.03, upon the termination of this Agreement pursuant to Section 9.01, as the case may be, other than those covenants and agreements contained herein or therein that by their terms or nature contemplate performance in whole or in part at or after the Closing, and then only to the extent such covenants and agreements have not been fully performed.  Except as otherwise provided in Article 7 and Section 9.03, Purchaser Parent and each of its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims or causes of action such party may have against any other party relating to the representations, warranties, covenants and agreements that terminate at the Closing pursuant to the immediately preceding sentence, other than with respect to Fraud with respect to any representation or warranty made in Article 3, in the case of the Sellers, or Article 4, in the case of Purchaser Parent, or willful and intentional breach by any party.  Each of the parties hereto acknowledges and agrees that the provisions of, and the limitation of remedies provided in, this Section 10.01 were specifically bargained for between the parties hereto and were taken into account in arriving at the Purchase Price, and that such party has voluntarily agreed to define its rights and obligations respecting the Sale and the other transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and the Ancillary Agreements.

(b)  Effective as of and after the Closing Date, the Sellers shall indemnify and hold harmless Purchaser Parent and its Affiliates (including, following the Closing, the Transferred Entities) and their respective members, partners, managers, officers, directors, employees, representatives, controlling Persons, counsel, agents, successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses actually incurred or suffered by any of the Purchaser Indemnified Parties to the extent arising out of or relating to the matter set forth on Section 10.01(b) of the Seller Disclosure Schedule.  For all purposes of this Section 10.01(b), Losses shall be net of any third-party insurance proceeds that have been actually recovered by the Purchaser Indemnified Parties in connection with the facts giving rise to the right of indemnification hereunder, less the amount of out-of-pocket costs incurred to obtain such proceeds.

Section 10.02  Interpretation.  (a) The parties understand and agree that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or Purchaser Parent Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or Purchaser Parent Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or Purchaser Parent Disclosure Schedule is or is not material for purposes of this Agreement.

(b)  For the purposes of this Agreement, except to the extent otherwise provided or the context otherwise requires, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein; (iv) any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein has the meaning ascribed to such terms in this Agreement; (v) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto, and not to any particular provision thereof; (vi) references to “$” means U.S. dollars; (vii) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements means “including without limitation,” unless otherwise specified; (viii) the word “or” is not exclusive; (ix) references to “written” or “in writing” include in e-mail form; (x) provisions apply, when appropriate, to successive events and transactions; (xi) the words “party” or “parties” refer to the parties to this Agreement; (xii) references to any statute are to such statute as amended as well as to any rules or regulations promulgated thereunder as amended; (xiii) a reference to any Person includes such Person’s successors and permitted assigns; (xiv) any reference to “days” means calendar days unless Business Days are expressly specified; (xv) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded and if the last day of such period is not a Business Day, the period will end on the next succeeding Business Day; (xvi) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (xvii) the word “will” means “shall.”  If the Closing shall occur, notwithstanding anything in this Agreement to the contrary, any payment obligation of Purchaser Parent hereunder shall be a joint and several obligation of Purchaser Parent and the Transferred Entities.  Notwithstanding anything in this Agreement to the contrary, any payment obligation of Parent or any of the other Sellers hereunder shall be a joint and several obligation of Parent and the other Sellers.

(c)  The Sellers and Purchaser Parent have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions of this Agreement or the Ancillary Agreements.

Section 10.03  Headings; Definitions.  The Section and Article headings contained in this Agreement and the Ancillary Agreements are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement or the Ancillary Agreements.

Section 10.04  Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.  (a) This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  In addition, each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court (and of the appropriate appellate courts therefrom), (iii) waives any objection to the laying of venue of any Action relating to this Agreement or the transactions contemplated thereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated thereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 10.08.

(b)  EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THEREWITH OR THE ADMINISTRATION THEREOF OR THE TRANSACTION OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN.  NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY ANCILLARY AGREEMENT.  NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.04.  NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.04 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.05  Entire Agreement.  This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and thereto and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede any prior discussion, correspondence, negotiation, term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement.

Section 10.06  No Third Party Beneficiaries.  Except for Section 7.02, which is intended to benefit, and to be enforceable by, the parties specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof; provided that each of Parent and Purchaser Parent may enforce any applicable indemnity or payment or reimbursement obligation set forth in this Agreement on behalf of its Affiliates.

Section 10.07  Expenses.  Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 10.08  Notices.  All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or by e-mail (so long as a receipt of such e-mail is requested and received), and shall be directed to the address set forth below (or at such other address as such party shall designate by like notice):

If to any Seller:

Alliance Data Systems Corporation
7500 Dallas Parkway, Suite 700
Plano, Texas 75024
Attention:  Joseph L. Motes III, Senior VP, General Counsel & Secretary
E-mail:  GeneralCounsel@alliancedata.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention:  Michael Dillard
                                 Luke Bergstrom
                                Chad Rolston
E-mail:  michael.dillard@lw.com
                             luke.bergstrom@lw.com
                             chad.rolston@lw.com

If to Purchaser Parent or any of the Purchasing Entities:

                            Publicis Group S.A.
             133 avenue des Champs Elysées
             75008 Paris
             France
             Attention:  Anne-Gabrielle Heilbronner, Member of the Directoire –
                                Secretary General
                                Céline Fronval, General Counsel
              E-mail:  anne-gabrielle.heilbronner@publicisgroupe.com
                            celine.fronval@publicisgroupe.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:            Adam O. Emmerich, Esq.
 Edward J. Lee, Esq.
 Viktor Sapezhnikov, Esq.
E-mail:  aoemmerich@wlrk.com
                             ejlee@wlrk.com
                             vsapezhnikov@wlrk.com

If to Publicis Holdings BV:

Joop Geesinkweg 209
1114 AB Amsterdam-Duivendrecht,
Netherlands
Attention:  Arco Nobels, Director
E-mail:  arco.nobels@lionresources.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:  Adam O. Emmerich, Esq.
                                 Edward J. Lee, Esq.
                                Viktor Sapezhnikov, Esq.
E-mail:  aoemmerich@wlrk.com
                             ejlee@wlrk.com
                             vsapezhnikov@wlrk.com

If to MMS USA Investments, Inc.:

MMS USA Investments, Inc.
220 West 36th Street
Brooklyn, New York 11232
Attention:  John Spitzig, Secretary
E-mail:  john.spitzig@lionresources.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:  Adam O. Emmerich, Esq.
                                 Edward J. Lee, Esq.
                                Viktor Sapezhnikov, Esq.
E-mail:  aoemmerich@wlrk.com
              ejlee@wlrk.com
              vsapezhnikov@wlrk.com

Section 10.09  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns; provided that no party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party to this Agreement, except that any Seller may transfer or assign, in whole or from time to time in part, its rights under this Agreement to any wholly owned subsidiary of Parent, but any such transfer or assignment will not relieve such Seller, as applicable, of any of its obligations hereunder, and Purchaser Parent may transfer or assign, in whole or from time to time in part, to one or more of its direct or indirect wholly owned Subsidiaries, its rights or obligations under this Agreement, but any such transfer or assignment will not relieve Purchaser Parent of any of its obligations hereunder.  Any attempted assignment in violation of this Section 10.09 shall be null and void ab initio.

Section 10.10  Amendments and Waivers.  (a) This Agreement may not be modified or amended except by an instrument or instruments in writing executed and delivered by the party against whom enforcement of any such modification or amendment is sought.  Any party to this Agreement may, only by an instrument in writing, waive compliance by the other parties to this Agreement with any term or provision of this Agreement on the part of such other parties to this Agreement to be performed or complied with.  The waiver by any party to this Agreement of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

(b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c)  At any time prior to the Closing, either the Sellers, on the one hand, or Purchaser Parent, on the other hand, may (i) extend the time for performance of any of the obligations or other acts of the other Person(s), (ii) waive any inaccuracies in the representations and warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the agreements or conditions of the other contained in this Agreement.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.11  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12  Specific Performance.  The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions.  Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction.  The parties acknowledge and agree that the limitations on remedies of the parties following valid termination of this Agreement set forth in Section 9.03 shall not limit the right of any party to obtain specific performance pursuant to this Section 10.12 solely in respect of the provisions of this Agreement that survive such termination in accordance with Section 9.03.  If, prior to the Outside Date, any party brings any Action in accordance with Section 10.04 to enforce specifically the performance of the terms and provisions hereof by any other party, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus 20 Business Days or (y) such other time period established by the court presiding over such Action.

Section 10.13  Waiver of Conflicts; Nonassertion of Attorney-Client Privilege.  (a) Purchaser Parent hereby acknowledges that Parent and its Subsidiaries (including the Transferred Entities) have retained Latham & Watkins LLP (“Prior Company Counsel”) to act as their counsel in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and that Prior Company Counsel has not acted as counsel for any other Person in connection with the transactions contemplated hereby and thereby.  Purchaser Parent acknowledges and agrees, on behalf of itself and each of its Subsidiaries (including the Transferred Entities), that any attorney-client privilege and expectation of client confidence attaching as a result of Prior Company Counsel’s representation of Parent and its Subsidiaries (including the Transferred Entities) relating to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement and the Ancillary Agreements, including all communications among Prior Company Counsel and Parent or its Subsidiaries (including the Transferred Entities), relating to the same, shall survive the Closing and remain in full force and effect.  Furthermore, effective as of the Closing, (i) all communications (and materials relating thereto) between the Transferred Entities, on the one hand, and Prior Company Counsel, on the other hand, related to the preparation for, and negotiation and consummation of, the transactions contemplated by this Agreement and the Ancillary Agreements shall be retained by Parent and (ii) Purchaser Parent hereby releases, waives and will not assert, and agrees to cause each of its Subsidiaries (including the Transferred Entities after the Closing) to release, waive and not to assert, any rights or interests whatsoever to or in such communications and related materials and to any privilege related to the communications referenced in this Section 10.13.

(b)  Purchaser Parent acknowledges, on behalf of itself and each of its Subsidiaries (including the Transferred Entities after the Closing), that, notwithstanding any current or prior representation of the Transferred Entities by Prior Company Counsel, Prior Company Counsel shall be allowed to represent any member of the Parent Group or any shareholder, officer, employee or director of any member of the Parent Group (any such Person, a “Designated Person”) in any matters or disputes adverse to Purchaser Parent or any of its Subsidiaries (including the Transferred Entities after the Closing), whether existing on the date of this Agreement or arising in the future, relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, and Purchaser Parent hereby waives, and shall cause its Subsidiaries (including the Transferred Entities after the Closing) to waive, any conflicts or claim of privilege that may arise in connection with such representation.  Further, Purchaser Parent hereby agrees, and shall cause each of its Subsidiaries (including the Transferred Entities after the Closing) that, in the event that a dispute arises after the Closing between Purchaser Parent or any of its Subsidiaries (including the Transferred Entities after the Closing), on the one hand, and any Designated Person, on the other hand, relating to this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, Prior Company Counsel may represent such Designated Person in such dispute even though the interests of such Designated Person may be directly adverse to Purchaser Parent and its Subsidiaries (including the Transferred Entities after the Closing).

(c)  Purchaser Parent acknowledges, on behalf of itself and its Subsidiaries (including the Transferred Entities after the Closing), that any advice given to, or communication with, Parent or any of its Subsidiaries (other than the Transferred Entities) by Prior Company Counsel shall not be subject to any joint privilege and shall be owned solely by Parent or such Subsidiary (other than the Transferred Entities).  Purchaser Parent hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions in this Section 10.13.

Section 10.14  No Admission.  Nothing herein shall be deemed an admission by Purchaser Parent, Parent or any of their respective Affiliates, in any Action or proceeding by or on behalf of a third party, that Parent or any of its respective Affiliates, or that such third party or any of its respective Affiliates, is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any contract.

Section 10.15  Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission method (including by facsimile or by e-mail in “pdf” form) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.16  Financing Sources.  Notwithstanding anything in Section 10.04 to the contrary, each of the parties hereto agrees that it will not bring or support any Action (whether at law, in equity, in contract, in tort or otherwise) against the lenders that have committed to provide the debt financing (the “Debt Financing”) to be incurred pursuant to that certain commitment letter (together with the related fee letter), dated April 4, 2019, between Purchaser Parent, Citibank, N.A., London Branch and the other parties thereto, as supplemented by that certain commitment letter joinder, dated April 5, 2019, between Purchaser Parent, BNP Paribas, Citibank, N.A., London Branch and the other parties thereto (together, and as amended, supplemented or replaced, the “Debt Commitment Letter”, and each such lender from time to time a party thereto, a “Debt Financing Source”) in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Commercial Court of Paris (Tribunal de Commerce de Paris).  The provisions of this Section 10.16 shall be enforceable by each Debt Financing Source, its affiliates and their respective successors and permitted assigns.  Subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, neither Parent nor any of its Affiliates (other than, for the avoidance of doubt, Purchaser Parent and its Affiliates) shall have any rights or claims against any Debt Financing Sources in their respective capacities as lenders or arrangers in connection with arranging or providing the Debt Financing.  Notwithstanding anything in this Agreement to the contrary, each of the parties hereto (1) agrees that the Debt Financing Sources are express third party beneficiaries of, and may enforce, any of the provisions of this Section 10.16, and agrees that the provisions of this Section 10.16 and the definition of “Debt Financing Sources” shall not be amended in any manner adverse to the Debt Financing Sources without the prior written consent of the applicable Debt Financing Sources.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

Parent:

ALLIANCE DATA SYSTEMS CORPORATION,
a corporation incorporated under the laws of Delaware

By:     /s/ Edward J. Heffernan
Name:   Edward J. Heffernan
Title:      President and Chief Executive Officer

Other Sellers:

ADS ALLIANCE DATA SYSTEMS, INC.,
a corporation incorporated under the laws of Delaware

By:     /s/ Edward J. Heffernan
Name:   Edward J. Heffernan
Title:      President and Chief Executive Officer

ALLIANCE DATA FOREIGN HOLDINGS, INC.,
a corporation incorporated under the laws of Delaware

By:     /s/ Edward J. Heffernan
Name:   Edward J. Heffernan
Title:      President and Chief Executive Officer

ALLIANCE DATA LUX FINANCING S.À R.L.,
a private limited liability company (société à
responsabilité limitée) incorporated under the laws
of the Grand Duchy of Luxembourg, with registered
office at 11-13, Boulevard de la Foire, L-1528
Luxembourg, Grand Duchy of Luxembourg and
registered with the Luxembourg Trade and
Companies’ Register (Registre de Commerce et des
Sociétés de Luxembourg) under number B 181593

By:     /s/ Jeffrey L. Fair
Name:  Jeffrey L. Fair
Title:     Class A Manager

[Signature Page to Securities Purchase Agreement]

Purchaser Parent:

PUBLICIS GROUPE S.A.

By:  /s/ Arthur Sadoun
Name:   Arthur Sadoun
Title:     Chairman & CEO Publicis Groupe

Purchasing Entities:

MMS USA INVESTMENTS, INC.

By: /s/ John Spitzig
Name:  John Spitzig
Title:    Secretary

PUBLICIS GROUPE HOLDINGS BV

By: /s/ Anne-Gabrielle Heilbronner
Name:  Anne Gabrielle Heilbronner
Title:    Member of the Directoire – Secretary General

By: /s/ Arco Nobels
Name:  Arco Nobels
Title:    Director

[Signature Page to Securities Purchase Agreement]